Exhibit 10.1

COLLABORATION AND OPTION AGREEMENT

BY AND BETWEEN

FATE THERAPEUTICS, INC.

AND

JANSSEN BIOTECH, INC.

DATED

APRIL 2, 2020

[***] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Page

ARTICLE 1	Definitions	1
ARTICLE 2	Governance	26
2.1	Joint Research Committee	26
2.2	Joint Manufacturing Committee	27
2.3	Joint Steering Committee	28
2.4	Meetings and Minutes	28
2.5	Subcommittees	29
2.6	Limitations of Committee Authority	29
2.7	Discontinuation of Committees	29
2.8	Alliance Managers	29
ARTICLE 3	Research	30
3.1	Overview	30
3.2	Janssen Antigens	30
3.3	Research Plans	32
3.4	Research Term Extension	34
3.5	Conduct of Research	34
3.6	Research Cost	34
3.7	IND Enabling Studies	35
3.8	Records; Reports	36
3.9	Subcontracting	37
3.10	Materials	37
3.11	Potential [***]	37
ARTICLE 4	Commercial Option	38
4.1	Commercial Option	38
4.2	Delivery of IND Data Packages; Preparation of Master iPSC Bank	38
4.3	Option Exercise	39
4.4	Effect of Option Exercise	40
4.5	Ongoing Activities	41
4.6	Non-Exercise of Option	41
ARTICLE 5	Grant Of Rights; Exclusivity	42
5.1	Licenses To Janssen	42
5.2	License to Fate	44

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5.3	[***]	45
5.4	Collaboration Intellectual Property	46
5.5	Sublicense	47
5.6	Functional Improvements; Next Generation Candidates	48
5.7	Product Trademarks; Patent Marking	50
5.8	Third Party In-Licenses	50
5.9	No Implied Licenses; Retained Rights; Government Rights	50
5.10	Exclusivity and Other Restrictions	51
ARTICLE 6	Fate Opt-In Option	52
6.1	Grant of Fate Opt-In Option	52
6.2	Delivery of POC Data Packages	53
6.3	Exercise of Fate Opt-In Option	53
6.4	Consequences of Exercise of Fate Opt-In Option	54
ARTICLE 7	Development and Commercialization	54
7.1	General	54
7.2	Restriction on [***]	54
7.3	Standards of Conduct; Records	54
7.4	Development Reports	54
7.5	Commercialization Reports	54
7.6	Diligence	55
7.7	Subcontracting	55
ARTICLE 8	Regulatory	56
8.1	General	56
8.2	Transition of Existing Regulatory Filings and Regulatory Approvals	56
8.3	Right of Reference	58
8.4	Regulatory Assistance	58
8.5	Pharmacovigilance Agreement	59
ARTICLE 9	Manufacture and Supply	59
9.1	CMC Development	59
9.2	Fate Manufacturing Facilities; Facility Manufacturing Schedules	61

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9.3	Manufacture and Supply of Early Stage Clinical Supplies	61
9.4	Manufacture and Supply of Pivotal Clinical Supplies and Initial Commercial Supplies	62
9.5	Manufacture and Supply of Other Commercial Supplies	65
9.6	Cell Banks	66
9.7	Compliance; Safety Issues	67
9.8	Audits	67
9.9	Manufacturing Technology Transfer	67
9.10	Third Party Subcontractors	68
ARTICLE 10	Financial Terms	69
10.1	Upfront Payment	69
10.2	Payments during Research Term	69
10.3	Effect of Commercial Option Exercise	70
10.4	Clinical Development and Regulatory Milestones	70
10.5	Sales Milestones	73
10.6	Royalty Payments	74
10.7	CMC Development Costs	77
10.8	Payments After Fate Exercises the Fate Opt-In Option	77
10.9	Manner of Payment	78
10.10	Records	78
10.11	Audits	78
10.12	Taxes	79
ARTICLE 11	Intellectual Property	80
11.1	Inventions	80
11.2	Patent Prosecution	81
11.3	Patent Enforcement	84
11.4	Patent Term Extension	87
11.5	Regulatory Data Protection	87
11.6	Patent Invalidity Claims	88
11.7	Claimed Infringement	88
11.8	Third Party Licenses	89
11.9	Common Interest Disclosures	90

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ARTICLE 12	Confidentiality	91
12.1	Nondisclosure	91
12.2	Exceptions	91
12.3	Authorized Disclosure	91
12.4	Terms of this Agreement	93
12.5	Securities Filings	93
12.6	Relationship to Confidentiality Agreement	93
12.7	Equitable Relief	93
12.8	Research Program Information and Scientific Publications	93
12.9	Publicity	94
ARTICLE 13	Representations, Warranties, And Covenants; Disclaimers; Limitation of Liability	95
13.1	Mutual Representations and Warranties	95
13.2	Additional Representations and Warranties of Fate	95
13.3	Additional Representations and Warranties of Janssen	96
13.4	Mutual Covenants	97
13.5	Compliance with Anti-Corruption Laws	98
13.6	DISCLAIMERS	101
13.7	LIMITATION OF LIABILITY	101
ARTICLE 14	Indemnity and Insurance	101
14.1	Janssen Indemnity	101
14.2	Fate Indemnity	102
14.3	Indemnification Procedure	102
14.4	Insurance	102
ARTICLE 15	Term and Termination	103
15.1	Term; Expiration	103
15.2	Termination for Material Breach	104
15.3	Janssen Unilateral Termination Rights	104
15.4	Termination for [***]	104
15.5	Termination for Insolvency	105
15.6	Termination for [***]	106
15.7	Consequences of Termination	107

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15.8	Survival	108
ARTICLE 16	Dispute Resolution	109
16.1	Exclusive Dispute Resolution Mechanism	109
16.2	Resolution by Executive Officers	109
16.3	Arbitration	109
16.4	Preliminary Injunctions	111
16.5	Patent Disputes	111
16.6	No Trial by Jury	111
ARTICLE 17	Miscellaneous	111
17.1	Severability	111
17.2	Notices	111
17.3	Force Majeure	112
17.4	Assignment	112
17.5	Further Assurances	113
17.6	Waivers	113
17.7	Governing Law	113
17.8	Relationship of the Parties	113
17.9	Third Party Beneficiary	114
17.10	Entire Agreement; Amendment; Exhibits	114
17.11	Interpretation; Headings	114
17.12	Competition Law Filings	115
17.13	Performance by Affiliates	116
17.14	Effects of Fate Change of Control	116
17.15	Counterparts; Electronic Delivery	117

-v-

COLLABORATION AND OPTION AGREEMENT

This Collaboration and Option Agreement (the “Agreement”) is made and entered into as of April 2, 2020 (the “Effective Date”), by and between Fate Therapeutics, Inc., a Delaware corporation located at 3535 General Atomics Court, Suite 200, San Diego, California 92121, United States of America (“Fate”), and Janssen Biotech, Inc., a Pennsylvania corporation located at 800/850 Ridgeview Drive, Horsham, Pennsylvania 19044, United States of America (“Janssen”). Fate and Janssen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Fate has expertise in induced pluripotent stem cell (iPSC) biology and hematopoietic cell therapeutics, including NK cell and T-cell lymphocytes derived from iPSCs;

Whereas, Janssen has expertise in the research, development and commercialization of pharmaceutical products, including novel oncology target identification and antibody engineering;

Whereas, Janssen and Fate desire to collaborate using Fate’s proprietary iPSC technology to research and preclinically develop allogeneic iPSC-derived NK cell and T-cell lymphocytes expressing a chimeric antigen receptor directed to specific antigens selected by the Parties as further described in this Agreement;

Whereas, Janssen desires to have an option to obtain an exclusive license to develop, manufacture and commercialize certain CAR-T cell and CAR-NK cell therapeutics developed by the Parties under this Agreement, subject to Fate having an option to participate in the commercialization of such cell therapeutics in the United States; and

Whereas, Fate desires to retain certain rights to manufacture the CAR-T cell and CAR-NK cell therapeutics for which Janssen may obtain the rights as described above;

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1
Definitions

The terms in this Agreement (including the Profit Share Product Exhibit) with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement or the Profit Share Product Exhibit.

1.1“Acquirer” means any Third Party that is a counterparty in any Change of Control transaction and any of such Third Party’s Affiliates.

1.2“Affiliate” means, with respect to a Person, any other Person that directly or indirectly is controlled by, controls or is under common control with such first Person at the time the determination of affiliation is being made. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities, capital stock or equity interests of such Person or (b) possession, directly or indirectly, of the power to direct the management and policies of such Person, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.3“Agreement” has the meaning set forth in the Preamble.

1.4“Allogeneic” means the use of cells or tissues derived, directly or indirectly, from any human subject other than the particular human subject to which such cells or tissues are administered or transplanted.

1.5“Annual Net Sales” means the Net Sales generated over any given Calendar Year.

1.6“Antigen Binding Domain” means a protein fragment (such as an scFv) constructed from one (1) or more CDRs of an antibody, which protein fragment is Directed to a specific tumor-associated antigen.

1.7“Antigen Research Term” means, with respect to each Janssen Antigen, the period beginning on the Effective Date (or, with respect to Janssen Antigen 3 and Janssen Antigen 4, the date that such Janssen Antigen is selected pursuant to Section 3.2.2) and ending the last day of the Initial Research Term (or, if the Agreement is terminated with respect to the applicable Janssen Antigen pursuant to Section 15.3 or Section 15.4, the effective date of termination of this Agreement with respect to such Janssen Antigen), as may be extended or reinstated pursuant to Section 3.4.1 or Section 3.4.2 for such Janssen Antigen.

1.8“Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis in the Territory, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise authorized by a Party or its Affiliates or Sublicensees); (b) contains, as an active pharmaceutical ingredient, a CAR-targeted T lymphocyte or CAR-targeted NK lymphocyte therapeutic that is the same as or a substantial equivalent of the active pharmaceutical ingredient contained in the corresponding Licensed Product; and (c) obtained marketing approval in such country by means of an abbreviated procedure that relies (i) in whole or in part on the safety and efficacy data contained in the BLA or MAA for such Licensed Product submitted by a Party in such country, and (ii) on establishing bioequivalence to the Licensed Product.

1.9“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Laws to close.

1.10“Calendar Quarter” means a quarter based on the Janssen Parent Universal Calendar for that quarter (a copy of which is attached hereto as Exhibit 1.10); provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the effective date of the expiration or termination of this Agreement.

1.11“Calendar Year” means a year based on the Janssen Parent Universal Calendar for that year (a copy of which is attached hereto as Exhibit 1.10); provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the last day of Calendar Year 2020 and (b) the last Calendar Year of the Term shall begin on the first day of the Calendar Year in which this Agreement expires or terminates and end on the effective date of expiration or termination of this Agreement.

1.12“CAR Cell Construct” means a CAR-NK Cell or CAR-T Cell, as applicable.

1.13“CAR Cell Type” refers to the cell type distinction between CAR-NK Cells and CAR-T Cells.

1.14“CAR-NK Cells” means Allogeneic NK Cells expressing a CAR that are derived from iPSCs, which iPSCs may be in the form of a clone, a composition of cells, a cell line, a master cell bank or a working cell bank.

1.15“CAR-T Cells” means Allogeneic T Cells expressing a CAR that are derived from iPSCs, which iPSCs may be in the form of a clone, a composition of cells, a cell line, a master cell bank or a working cell bank.

1.16“CD34 Composition” means a CD34 positive hematopoietic cell or a population of CD34 positive hematopoietic cells, which: (a) may be in the form of a clone, a composition of cells, a cell line, a master cell bank or a working cell bank; and (b) are derived from iPSCs, which may be in the form of a clone, a composition of cells, a cell line, a master cell bank or a working cell bank.

1.17“CD34 Composition Process” means any and all processes and protocols developed and used to differentiate iPSCs into CD34 Compositions and to characterize, compare, select, maintain, expand, test, qualify, cryopreserve, store, and thaw such CD34 Compositions, but for clarity does not include iPSC Generation, Cell Bank Process or the processes and protocols developed and used to differentiate CD34 Compositions into CAR-NK Cells and CAR-T Cells and the further expansion and formulation of such CAR-NK Cells and CAR-T Cells.

1.18“CD34 Composition Process Development” means any and all activities undertaken to improve and further develop the CD34 Composition Process.

1.19“CD34 Composition Manufacturing” means the Manufacture of a CD34 Composition using a Master iPSC Bank through the practice of the CD34 Composition Process.

1.20“CDR” means the complementarity determining regions of an antibody.

1.21“Cell Bank Process” means any and all processes and protocols developed and used to create a master cell bank or working cell bank of iPSCs and to characterize, compare, select, maintain, expand, test, qualify, cryopreserve, store, and thaw such master cell bank or working cell bank, but for clarity does not include iPSC Generation or CD34 Composition Process.

1.22“Cell Bank Process Development” means any and all activities undertaken to improve and further develop the Cell Bank Process.

1.23“Change of Control” means, with respect to a Party, the direct or indirect occurrence of any of the following:

(a)completion of a merger, consolidation, stock sale, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination, recapitalization, issuance of securities or other similar transaction or series of transactions involving such Party, a result of which either (i) the stockholders of such Party immediately preceding such transaction hold less, directly or indirectly, than 50% of the outstanding shares, or less than 50% of the outstanding voting power, of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Party or all or substantially all of such Party’s assets, either directly or through one or more subsidiaries), or (ii) any single Third Party Person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds 50% or more, directly or indirectly, of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Party or all or substantially of such Party’s assets, either directly or through one or more subsidiaries); provided, however, solely with respect to clause (a)(i) and without limitation of the remainder of this Section 1.23, excluding a bona fide equity financing transaction or a series of bona fide equity financing transactions in which such Party issues shares of common stock in exchange for cash in one or more public underwritten offering(s);

(b)the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party or Group of beneficial ownership, or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of 50% or more of either the outstanding voting power or the then outstanding shares of such Party, in each case on a fully diluted basis;

(c)individuals who, as of the date hereof, constitute the Board of Directors of a Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such Party (provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such Party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of such Party);

(d)the adoption of a plan relating to the liquidation or dissolution of a Party, other than in connection with a corporate reorganization (without limitation of clause (a) above); or

(e)the sale or disposition to a Third Party of all or substantially all the assets of such Party (determined on a consolidated basis), including such Party’s assets related to the Collaboration Candidates and Licensed Products.

1.24“Chimeric Antigen Receptor” or “CAR” means a recombinant synthetic modular fusion protein receptor that comprises an Antigen Binding Domain, a spacer domain, a transmembrane domain, and an intracellular signaling domain (such as a domain containing immunoreceptor tyrosine-based activation motifs (ITAMs)).

1.25“Clearance Date” means the date on which the following conditions are met with respect to a Competition Law Filing under Section 4.3.2: (a) the waiting period under the HSR Act or other applicable Competition Law shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting effectiveness of exercise of the Commercial Option or the [***], as applicable, shall be in effect; (c) no judicial or administrative proceeding opposing such effectiveness shall be pending; and (d) no requirements or conditions shall have been imposed by the DOJ, FTC or other applicable governmental authority in connection with such Competition Law Filing, other than requirements or conditions that are consented to in writing by the Party on whom such requirements or conditions are imposed.

1.26“Clinical Trials” means Phase I Trials, Phase II Trials, Phase III Trials, Phase IV Trials, or variations of such trials (for example, phase II/III studies).

1.27“Close Homolog” means, with respect to an Antigen Binding Domain, [***].

1.28“CMC Development” means CD34 Composition Process Development and Product Process Development.  For clarity, CMC Development does not include iPSC Generation or Cell Bank Process Development.

1.29“CMC Development Costs” means CMC Development FTE Costs and Out-of-Pocket Expenses incurred by each Party and its Affiliates in conducting activities under a CMC Development Plan.  CMC Development Costs shall exclude (i) Shared Development Costs, (ii) Allowable Expenses, (iii) any payments made pursuant to the Profit Share Product Exhibit, (iv) capital expenditures for facility or equipment; provided, however, that Out-of-Pocket Expenses shall include capital expenditures for equipment used exclusively for the performance of activities under a CMC Development Plan and, then, only to the extent such capital expenditures are depreciable, and (v) costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other general and administrative overhead.

1.30“CMC Development FTE” means work carried out by one or more qualified employees, contractors or consultants of a Party or its Affiliates devoted to or in direct support of the CMC Development Plan activities, where the work of a CMC Development FTE shall be considered full-time based on [***] hours of work and, in the case of work that is less than full-time, will be pro-rated based on the actual number of hours expended by such CMC Development FTE.  CMC Development FTE does not include work performed by personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.31“CMC Development FTE Costs” means the amount calculated by multiplying [***] by [***].

1.32“CMC Development FTE Rate” means a rate of [***] per full-time CMC Development FTE per Calendar Year; provided, however, that such rate shall be increased or decreased annually beginning on January 1, 2021 by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and December 31, 2019, plus [***] or an alternative methodology that is mutually agreed to by both Parties.  The CMC Development FTE Rate is “fully burdened” and will cover employee salaries (excluding stock-based compensation), benefits, utilities, facilities, and travel expenses.

1.33“Collaboration Candidate” means, with respect to a Janssen Antigen, any CAR Cell Construct generated by Fate during the applicable Antigen Research Term, where the CAR expressed by such CAR Cell Construct incorporates [***].

1.34“Combination Product” means a product, pharmaceutical preparation or formulation that contains (a) a Licensed Product and (b) at least one (1) additional therapeutically active pharmaceutical ingredient other than a Licensed Product, where all of the foregoing ingredients are presented, labelled for use together, and sold together, in the same therapeutic preparation or formulation or as part of a co-packaged or label-directed combination therapy, as a single unit for a single price and invoiced as a single unit for a single price. For clarity, drug delivery vehicles, adjuvants and excipients are hereby deemed not to be “therapeutically active pharmaceutical ingredients,” and their presence in itself shall not be deemed to create a Combination Product.

1.35“Commercialization” or “Commercialize” means marketing, promoting, detailing, distributing, importing, exporting, offering for sale or selling a drug or biological product, including Medical Affairs Activities, regulatory activities directed to obtaining pricing and reimbursement approvals, reimbursement/access services, health policy/advocacy activities and price calculations and related reporting to Governmental Authorities, and interacting with Regulatory Authorities with respect to the foregoing.  Commercialization does not include any activities that are Development activities or Manufacturing activities.

1.36“Commercialization Approval” means, with respect to a Licensed Product and any country or regulatory jurisdiction, receipt of both: (i) approval of a Marketing Approval Application for such Licensed Product by the applicable Regulatory Authority in such country or regulatory jurisdiction; and [***]

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

1.37“[***] Efforts” means [***].

1.38“Committee” means (a) each of the JRC and JMC; (b) if Janssen exercises a Commercial Option, each of the JSC and JMC; and (c) if Fate exercises the Fate Opt-In Option, the JSC, JMC, JDC, and USJCC and JFC.

1.39“Competing Product” means, with respect to a Janssen Antigen, [***].

1.40“Confidential Information” means all non-public or proprietary information (a) disclosed orally, visually, in writing or in other form by or on behalf of a Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) pursuant to or in connection with this Agreement, whether prior to, on or after the Effective Date, or (b) otherwise expressly deemed to be “Confidential Information” of a Party under another provision of this Agreement.

1.41“Controlled” or “Control” means, when used in reference to Know-How, Patents, Confidential Information, or intellectual property rights, the legal authority or right (either by ownership or license (other than a license granted pursuant to this Agreement)) of a Party (or any of its Affiliates) to grant a license or sublicense of such Know-How, Patents, Confidential Information, or intellectual property rights to the other Party, or to otherwise disclose such Know-How, Patents, Confidential Information, or intellectual property rights to the other Party, without violating or breaching the terms of any agreement with any Third Party, or misappropriating such Know-How, Patents, Confidential Information, or intellectual property rights of any Third Party, such Third Party agreement existing (a) as of the Effective Date or (b) subsequent to the Effective Date if (in the case of this clause (b)) such Party first acquired rights to such Know-How, Patents, Confidential Information, or intellectual property rights pursuant to such agreement.

1.42“Cooperative Group” means any cooperative group that is funded by the U.S. National Cancer Institute Clinical Trials Cooperative Group Program or any similar cooperative group in any country outside the U.S.

1.43“Cost of Goods” or “COGS” means a Party’s reasonable internal and Third Party costs incurred in manufacturing or acquisition of Collaboration Candidate or Licensed Product, determined in accordance with such Party’s standard cost accounting policies that are in accordance with GAAP and consistently applied across all of such Party’s manufacturing network to other products that the Party manufactures.  COGS does not include any CMC Development Costs.  “COGS” are comprised of Standard Cost of Goods Manufactured, Cost Variances, and Other Costs Not Included in Standard, where:

(a)[***]

(b)[***]

(c)[***]

1.44“Cover” means, with respect to a Licensed Collaboration Candidate or a Licensed Product (including, in each case, its Precursor iPSC, Master iPSC Bank or CD34 Composition), that, in the absence of a license granted under or ownership of such Valid Claim, the making, use, offering for sale, sale, or importation of such Licensed Collaboration Candidate or Licensed Product (including, in each case, its Precursor iPSC, Master iPSC Bank or CD34 Composition) would or is reasonably likely to infringe such Valid Claim (or, for any pending patent claim, infringe such Valid Claim as if it were issued), in each case for the purpose of Royalty Term without regard to the research exemption under the Hatch-Waxman Act.

1.45“Currency Hedge Rate” means the Janssen Parent currency hedge rate, which is the result of the effectively performed currency hedging at Janssen Parent for the upcoming Calendar Year and will be set up once a Calendar Year and will remain constant throughout such Calendar Year.  The Janssen Parent currency hedge rate is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contracts of Janssen Parent with Third Party banks.

1.46“Development” means: (a) all non-clinical, preclinical and clinical drug development activities and processes to support Commercialization Approval of a drug or biological product, including toxicology, pharmacology, and other non-clinical and preclinical efforts, test method development, statistical analysis, Clinical Trials (including post-marketing commitments), and Medical Affairs Studies; (b) CMC Development activities; (c) regulatory activities relating to Clinical Trials and CMC Development activities, including the preparation and submission of IND/CTAs; (d) regulatory activities in support of obtaining Commercialization Approval, including preparation and submission of information and Regulatory Filings to a Regulatory Authority, regulatory affairs, project management, drug safety surveillance and REMS programs as required by the FDA or other Regulatory Authorities; (e) Early Access Programs; and (f) pharmacovigilance activities with respect to a drug or biological product, including establishing, updating and maintaining of a global safety database.  Development excludes all activities directed toward Manufacturing or Commercialization of Collaboration Candidates and Licensed Products. When used as a verb, “Develop” means to engage in Development.

1.47“[***] Efforts” means, with respect to each Party’s obligations to conduct specific activities allocated to such Party under this Agreement, [***].

1.48“Directed to” means, with respect to a particular antigen binding domain and an antigen, [***].

1.49“Discontinued Collaboration Candidate” means (a) each DC Collaboration Candidate that is deemed to be a Discontinued Collaboration Candidate pursuant to Section 3.7.3, provided that, when used in reference to a particular Janssen Antigen, Discontinued Collaboration Candidate shall only encompass such DC Collaboration Candidate incorporating a Janssen Antigen Binding Domain with respect to such Janssen Antigen; and (b) each Pre-IND Collaboration Candidate incorporating a Janssen Antigen Binding Domain that is deemed to be a Discontinued Collaboration Candidate pursuant to Section 3.7.5, 4.3.2 or 4.6.

1.50“Dollar” or “$” means the lawful currency of the United States.

1.51“Early Access Program” or “EAP” means, with respect to any country, any program to provide patients with a drug or biological product before receipt of Marketing Approval and before First Commercial Sale in such country, in which program the use of the drug or biological product is not primarily intended to obtain information about the safety or effectiveness of such drug or biological product, including Treatment INDs / Protocols, Named Patient Programs and Compassionate Use programs.  For clarity, an EAP with respect to a drug or biological product may continue to be performed following receipt of Marketing Approval of such drug or biological product and costs may continue to be incurred in accordance with the performance of such EAP after Marketing Approval.

1.52“Effective Date” has the meaning set forth in the Preamble.

1.53“EMA” means the European Medicines Agency, or any successor agency thereto.

1.54“Equivalent” means: [***].

1.55“European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date;  provided, however, that if the United Kingdom ceases to be a member of the European Union it shall continue to be treated as a country in the European Union for the purposes of this definition.

1.56“Executive Officers” means: (a) with respect to Fate, its Chief Executive Officer (or a senior executive officer of Fate or its Affiliates designated by its Chief Executive Officer); and (b) with respect to Janssen, (i) if a matter pertains to the Development of a Collaboration Candidate, Licensed Collaboration Candidate or a Licensed Product, the Global Therapeutic Head, Oncology (or a senior executive officer of Janssen or its Affiliates designated by such officer), (ii) if a matter pertains to the Commercialization of a Licensed Product, the Global Commercial Strategy Leader, Oncology (or a senior executive officer of Janssen or its Affiliates designated by such officer), or (iii) if a matter pertains to the Manufacturing of a Licensed Collaboration Candidate or Licensed Product, President, Janssen Supply Group, LLC (or a senior executive officer of Janssen or its Affiliates designated by such officer).  In the event that the position of any of the Executive Officers identified in this Section no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer shall be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.57“Existing Functional Elements” means, individually and collectively: [***].

1.58“Fate” has the meaning set forth in the Preamble.

1.59“Fate Platform Technology” means Patents and Know-How Controlled by Fate or its Affiliates as of the Effective Date or at any time during the Term that comprise [***].

1.60“Fate Product Know-How” means all Know-How Controlled by Fate or its Affiliates as of the Effective Date or at any time during the Term that is reasonably necessary or useful for the Development, Manufacture or Commercialization of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank or CD34 Compositions), including any Fate Confidential Methods.

1.61“Fate Product Patents” means all Patents Controlled by Fate or its Affiliates as of the Effective Date or, subject to Section 11.7.2(c), at any time during the Term that claim (a) the compositions of matter of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank and CD34 Compositions), or ingredients, manufacturing components, or intermediates thereof, (b) the use, or methods of manufacture, treatment or administration, of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank and CD34 Compositions) or (c) any Fate Product Know-How.

1.62“Fate Research Know-How” means all Know-How Controlled by Fate or its Affiliates as of the Effective Date or during the Research Term that is reasonably necessary or useful for Janssen to perform its obligations as set forth under the Research Plans.

1.63“Fate Research Patents” means all Patents Controlled by Fate or its Affiliates as of the Effective Date or, subject to Section 11.7.2(c), during the Research Term that are reasonably necessary or useful for a Party to perform its obligations as set forth under the Research Plans.

1.64“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.65“Field” means all uses, including all diagnostic, therapeutic, prognostic and prophylactic applications in humans.

1.66“Filing of a Marketing Approval Application” means: (a) with respect to a BLA or a Supplemental Application to a BLA, the date on which FDA has completed its filing review of such BLA or Supplemental Application and has determined that it is sufficient to permit a substantive review (which shall be deemed to occur [***] days after FDA’s receipt of the application unless the FDA refuses to file the application, or the equivalent thereof in the event the FDA modifies such process after the Effective Date); and (b) with respect to an MAA filed with the EMA or a Supplemental Application to an MAA filed with the EMA, the date on which the CHMP validation period is complete.

1.67“First Commercial Sale” means, with respect to a Licensed Product in a country, the first commercial sale of such Licensed Product to a Third Party in such country after Marketing Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.  Sales for Clinical Trial purposes, Early Access Programs, registration samples or compassionate use shall not constitute a First Commercial Sale.  In addition, sales of a Licensed Product by and between a Party and its Affiliates, licensees and Sublicensees, or between the Parties (or their respective Affiliates, licensees or Sublicensees) for eventual resale to a Third Party shall not constitute a First Commercial Sale.

1.68“Functional Improvement” means [***].

1.69“GAAP” means generally accepted accounting principles in the United States, consistently applied.  Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

1.70“Good Clinical Practices” or “GCP” means the current standards for the conduct of Clinical Trials, as set forth in the applicable regulations and ICH guidance, including ICH E6, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be tested to the extent such standards are not less stringent than U.S. Good Clinical Practice.

1.71“Good Laboratory Practices” or “GLP” means the regulations set forth in 21 C.F.R. Part 58 and the requirements expressed or implied thereunder imposed by the FDA or (as applicable) any equivalent or similar standards in jurisdictions outside the United States, to the extent such standards are not less stringent than U.S. Good Laboratory Practice.

1.72“Good Manufacturing Practices” or “GMP” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. Parts 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable U.S., European Union, Canadian, Japanese and ICH Guidance or regulatory requirements for a drug or biological product.

1.73“Good Tissue Practices” or “GTP” means the part of quality assurance which ensures requirements governing the methods used in, and the facilities and controls used for, the manufacture of HCT/Ps, including all steps in recovery, donor screening, donor testing, processing, storage, labeling, packaging, and distribution as defined in U.S. subparts C and D of 21 CFR part 1271 or (as applicable) any equivalent or similar standards in jurisdictions outside the United States, to the extent such standards are not less stringent than U.S. Good Tissue Practice.

1.74“Governmental Authority” means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.75“Improvement Period” means, with respect to a Licensed Product, the period beginning on the applicable Exercise Effective Date for the Licensed Collaboration Candidate contained in such Licensed Product and ending on the earlier of (a) the [***] anniversary of the Exercise Effective Date for the Licensed Collaboration Candidate contained in such Licensed Product; or (b) the last day of the Exclusivity Period with respect to the applicable Janssen Antigen; provided, however, that if Janssen does not commence a Clinical Trial for any Licensed Product with respect to the applicable Janssen Antigen within [***] years after the date on which the IND becomes effective in the U.S. under 21 C.F.R. 312.40 for the first such Licensed Product with respect to such Janssen Antigen, then the Improvement Period for each Licensed Product with respect to such Janssen Antigen shall end on the last day of such [***] year period, unless Janssen does not commence a Clinical Trial during such [***] year period due to Fate’s failure to perform any of its obligations under this Agreement in a timely manner or due to a circumstance that is outside Janssen’s reasonable control.

1.76“IND/CTA” means (a) any Investigational New Drug Application, as defined in the United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the regulations promulgated thereunder, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto (an “IND”); and (b) any comparable filing(s) outside the United States (such as a CTA in the European Union) necessary to commence Clinical Trials, including any amendments thereto (a “CTA”).

1.77“IND Enabling Studies” means all preclinical and non-clinical activities, conducted under GLP as necessary, the protocol and results of which are necessary to prepare a complete IND for a drug or biological product, including, to the extent necessary, PK/ADME studies, potency studies, pharmacodynamics, safety, toxicology, pharmacology, pre-formulation, and formulation development.

1.78“Indication” means the diagnosis, treatment or prevention of a discrete clinically recognized form of a disease. [***]

1.79“Initial Research Term” means the period commencing on the Effective Date and ending on the date that is the [***] anniversary of the Effective Date.

1.80“iPSC Generation” means any and all processes, protocols and activities developed and used to harvest somatic cells from donors and make, engineer, characterize, compare, select, maintain, expand, test, qualify, cryopreserve, store, and thaw iPSCs from such harvested cells, which iPSCs may be in the form of a clone, a collection of cells, a cell line, a master cell bank (including a Master iPSC Bank), or a working cell bank.

1.81“Janssen” has the meaning set forth in the Preamble.

1.82“Janssen Antigen” means, individually and collectively, Janssen Antigen 1 and Janssen Antigen 2, and, if selected by Janssen, Janssen Antigen 3 and Janssen Antigen 4.

1.83“Janssen Antigen Binding Domain” means, with respect to a Janssen Antigen: (a) up to [***] Antigen Binding Domains, each of which: [***].

1.84“Janssen Parent” means Johnson & Johnson.

1.85“Janssen Product Know-How” means all Know-How Controlled by Janssen or its Affiliates as of the Effective Date or at any time during the Term that is actually used by Janssen (or that Janssen authorizes Fate to use during the course of conducting a Research Plan or the CMC Development Plan) for the CMC Development and/or Manufacture of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank or CD34 Compositions).

1.86“Janssen Product Patents” means all Patents Controlled by Janssen or its Affiliates as of the Effective Date or at any time during the Term that claim (a) the compositions of matter of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank or CD34 Cell Intermediate), or ingredients, manufacturing components, or intermediates thereof, (b) methods of manufacture of any Licensed Collaboration Candidate or Licensed Product (including, in each case, its Master iPSC Bank or CD34 Compositions), or (c) any Janssen Product Know-How.

1.87“Janssen Research Know-How” means all Know-How Controlled by Janssen or its Affiliates as of the Effective Date or during the Research Term that is reasonably necessary or useful for Fate to perform its obligations as set forth under the Research Plans, including any such Know-How relating to a Janssen Antigen Binding Domain.

1.88“Janssen Research Patents” means all Patents Controlled by Janssen or its Affiliates as of the Effective Date or during the Research Term that are reasonably necessary or useful for a Party to perform its obligations as set forth under the Research Plans, including those that claim the compositions of matter of, or the method of making or using, any Janssen Antigen Binding Domain.

1.89“Know-How” means technical, scientific and other information and know-how, including: (a) biological, chemical, pharmacological, toxicological, clinical, nonclinical, preclinical, manufacturing and clinical data; (b) assays; (c) trade secrets; (d) methods; (e) techniques; (f) processes; (g) procedures; (h) specifications; and (i) sourcing information, in each case that is not generally known to the public, but expressly excluding concepts and ideas.

1.90“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements, including any order by any court, regulatory agency or other Governmental Authority, having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, in each case that are applicable to the activity in question and the jurisdiction in which it is conducted.

1.91“Licensed Collaboration Candidate” means a Collaboration Candidate for which Janssen has exercised the Commercial Option in accordance with Section 4.3.  For clarity, such Licensed Collaboration Candidate will remain a Collaboration Candidate (and all terms of this Agreement applicable to Collaboration Candidates will continue to apply to such Licensed Collaboration Candidate).

1.92“Licensed Product” means a product, pharmaceutical preparation or formulation containing, as its active ingredient, a Licensed Collaboration Candidate. For clarity, if one or more product, pharmaceutical preparation or formulation contains, as its active ingredient, the same Licensed Collaboration Candidate for which Janssen has exercised the Commercial Option in accordance with Section 4.3, all such products, pharmaceutical preparations or formulations shall be considered the same Licensed Product so long as such products, pharmaceutical preparations or formulations do not also contain, as an active ingredient, a different Licensed Collaboration Candidate (in which case, such products, pharmaceutical preparations or formulations shall not be considered the same Licensed Product).

1.93“Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.94“Major Markets” means each of the following: United States, United Kingdom, Italy, Germany, France, Spain, People’s Republic of China and Japan.

1.95“Manufacturing” or “Manufacture” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.  For clarity, when used with respect to a Licensed Collaboration Candidate or a Licensed Product, Manufacturing shall include CD34 Composition Manufacturing and Product Manufacturing.

1.96“Marketing Approval” means approval of a Marketing Approval Application by the applicable Regulatory Authority.

1.97“Marketing Approval Application” means: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act and the regulations promulgated thereunder (a “BLA”); (b) an application for authorization to market or sell a biological product submitted to a Regulatory Authority in any country or jurisdiction in the OUS Territory, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (an “MAA”); or (c) with respect to any biological product for which a BLA or MAA (as defined in the preceding clauses (a) and (b)) has previously been approved by the applicable Regulatory Authority, an application to supplement or amend such BLA or MAA to expand the approved label for such biological product to include use of such biological product for an additional indication (a “Supplemental Application”).

1.98“Master iPSC Bank” means, with respect to a particular Licensed Collaboration Candidate and Licensed Product containing such Licensed Collaboration Candidate, a master induced pluripotent stem cell bank corresponding to such Licensed Collaboration Candidate, including any working cell bank corresponding thereto and the iPSC clones contained therein, that is established under this Agreement and is used as the starting material for the Manufacture of such Licensed Collaboration Candidate and Licensed Product containing such Licensed Collaboration Candidate.

1.99“Medical Affairs Activities” means activities directed to interacting with physicians and other healthcare professionals who utilize or conduct research related to a drug or biological product, including: medical and scientific information; responding to external inquiries or complaints; pharmacovigilance activities; medical education; Health Economics and Outcomes Research (HECOR, HEMAR); speaker programs; advisory boards; grants, fellowships and sponsorships; drug safety; local country government affairs; deployment of field-based medical science liaisons (MSLs); MD’s in the field (separate from medical science liaisons); publications; medical communications; field medical education; registries; advocacy support; and slide libraries/kits, reprints and publication planning, but excluding activities directed toward the conduct or support of Medical Affairs Studies.

1.100“Medical Affairs Study” means any of the following:

(a)any Clinical Trial that is sponsored and conducted by a Cooperative Group as sponsor-investigator (a “Cooperative Group Study”) that is supported or enabled by a Party or one of its Affiliates or Sublicensees;

(b)any Clinical Trial that is sponsored and conducted by a Third Party as a sponsor-investigator, other than a Cooperative Group Study (sometimes referred to as an “Investigator Initiated Study” or “IIS”) that is supported or enabled by a Party or one of its Affiliates or Sublicensees; or

(c)any Clinical Trial that: (i) is sponsored and conducted by a Party or one of its Affiliates or Sublicensees as a sponsor; (ii) is not intended for use as a basis for obtaining Marketing Approval (e.g., for a further indication, label expansion or otherwise); and (iii) is not being conducted as a commitment made to or a requirement imposed by a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Marketing Approval, including any Real World Evidence (RWE) study that is intended to support commercial efforts to secure and retain reimbursement, including Phase IV Trials.

1.101“Natural Killer Cells” or “NK Cells” means innate lymphoid cells having the inherent ability to recognize and destroy stressed cells, including virus-infected and tumor cells, without prior sensitization to such transformed cells.

1.102“Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced on sales of such Licensed Product by a Party (it being understood that, for purposes of this definition, any such gross amounts invoiced by a Party’s Affiliate, licensee or Sublicensee shall be deemed to be invoiced by such Party) to a Third Party purchaser in an arms-length transaction, less the following customary deductions, determined in accordance with GAAP and standard internal policies, procedures, and accounting standards consistently applied throughout the Party recording such sales to calculate revenue for financial reporting purposes, including deductions actually taken, paid, accrued, allocated or allowed based on good faith estimates, with respect to such sales (and consistently applied as set forth below):

(a)normal and customary trade, cash or quantity discounts, allowances, wholesaler and pharmacy fees and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b)excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of such Licensed Product (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable);

(c)outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice;

(d)compulsory and negotiated payments and cash rebates imposed on sales of such Licensed Product paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the PPACA;

(e)retroactive price reductions, credits or allowances actually granted upon rejections or returns of such Licensed Product, including for recalls or damaged good and billing errors;

(f)rebates, charge backs and discounts (or equivalent thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalent thereof), federal, state/provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers;

(g)actual bad debt write-off attributable directly to the sale of such Licensed Product (provided that any such amounts subsequently recovered will be included in Net Sales for the Calendar Quarter in which recovered); and

(h)coupons, discount/rebates associated with co-pay cards or the appropriate share of other patient support contributions or investments accounted for in gross to net.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, licensee’s or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable.  All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Licensed Product and other products of the Party and its Affiliates, licensees and Sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions.

Sales of a Licensed Product by and between a Party and its Affiliates, licensees and Sublicensees, or between the Parties (or their respective Affiliates, licensees or Sublicensees) for eventual resale to Third Parties are not sales to Third Parties and shall be excluded from Net Sales calculations.

In the event a Licensed Product is a Combination Product, [***]. Payments related to such Combination Product under this Agreement, including royalty payments, will be calculated, due and payable based only on such allocated Net Sales.

1.103“OUS Territory” means the entire world and all countries, territories and possessions therein, excluding the U.S.

1.104“Out-of-Pocket Expenses” means amounts paid by or on account of a Party to Third Party vendors or contractors for supplies and materials for use, or for services provided by them, directly in the performance of activities relating to the Collaboration Candidates and Licensed Products under this Agreement (or other activities for which sharing of Out-of-Pocket Expenses is otherwise specified in this Agreement).  For clarity, Out-of-Pocket Expenses do not include: (a) payments for the Parties’ or their Affiliates’ salaries or benefits, benefits, utilities, travel expenses, general office supplies, insurance, information technology, capital expenditures (unless such capital expenditures are used exclusively for the performance of activities under a Research Plan and, then, only to the extent such capital expenditures are depreciable by Fate), or the like; or (b) amounts paid relating to activities that were not performed under this Agreement.

1.105“Patents” means patents and patent applications and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations in-part thereof or any other patent application claiming priority directly or indirectly to (i) any such specified patents or patent applications or (ii) any patent or patent application from which such specified patents or patent applications claim direct or indirect priority, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof.

1.106“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.107“Phase 1 Proof-of-Concept Date” means, with respect to a particular Licensed Product, [***].

1.108“Phase I Trial” means a human clinical trial in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as more fully defined in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.109“Phase II Trial” means a human clinical trial in any country that is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in one or more target patient populations, as more fully described in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.110“Phase III Trial” means a human clinical trial in any country in one or more target patient populations that is (a) conducted at a dose and schedule for which evidence suggesting clinical safety and effectiveness of the Licensed Product has been obtained in such patient population(s) pursuant to one or more previous human clinical trials, and (b) conducted to gather additional information about effectiveness and safety of such dose and schedule in such patient population(s) as needed to evaluate the benefit-risk relationship of the drug and to provide an adequate basis for submission of a Marketing Approval Application to the FDA or other Regulatory Authority, as more fully defined in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in a country other than the United States.

1.111“Phase IV Trial” means a human clinical trial commenced after receipt of Marketing Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Marketing Approval for the Licensed Product. Phase IV Trials may include epidemiological studies, modeling and pharmacoeconomic studies of a Licensed Product and post-marketing surveillance studies.

1.112“PPACA” means the U.S. Patient Protection and Affordable Care Act.

1.113“Precursor iPSC” means, with respect to a Collaboration Candidate (including a Licensed Collaboration Candidate), an engineered iPSC clone, which may exist in various stages of expansion (e.g., a clone, in a collection of cells, in a cell line or in a master cell bank) and may be used for the generation of a CD34 Composition and then subsequently into such Collaboration Candidate.

1.114“Prior CDA” means the Confidential Disclosure Agreement between Fate and Janssen’s Affiliate, having an effective date of November 21, 2018, as amended on November 14, 2019.

1.115“Product Domain Names and Websites” means any and all domain names and websites registered for use in association solely with the Licensed Products and the Product Trademarks, excluding website content.

1.116“Product Manufacturing” means the Manufacture of CAR-T Cells and CAR-NK Cells (as applicable), which are made from a CD34 Composition Manufactured using a Master iPSC Bank, through the practice of the Product Process.  For clarity, Product Manufacturing does not include iPSC Generation, Cell Bank Process, or CD34 Composition Manufacturing.

1.117“Product Process” means any and all processes and protocols developed and used to differentiate CD34 Compositions into CAR-NK Cells and CAR-T Cells and the products containing such CAR Cell Types, including the development of differentiation processes and protocols, test methods, stability testing, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.  For clarity, Product Process does not include iPSC Generation, Cell Bank Process or CD34 Composition Process.

1.118“Product Process Development” means any and all activities undertaken to improve and further develop the Product Process.  For clarity, Product Process Development does not include iPSC Generation, Cell Bank Process Development or CD34 Composition Process Development.

1.119“Product Trademarks” means any trademark, trade name or service mark (whether registered or unregistered) used on, with, or to refer to a Licensed Product or used with patient support or other information or services or promotional materials in association with a Licensed Product, and all intellectual property rights residing in the foregoing.

1.120“Profit Share Product” means a Licensed Product for which Fate has exercised the Fate Opt-In Option in accordance with Section 6.3 and for which Fate has not [***]. For clarity, if one or more product, pharmaceutical preparation or formulation contains, as its active ingredient, the same Licensed Collaboration Candidate, all such products, pharmaceutical preparations or formulations shall be considered the same Profit Share Product so long as such products, pharmaceutical preparations or formulations do not also contain, as an active ingredient, a different Licensed Collaboration Candidate (in which case, such products, pharmaceutical preparations or formulations shall not be considered the same Profit Share Product).

1.121“Profit Share Term” means, with respect to a Profit Share Product, the period of time commencing on the Opt-In Exercise Date with respect to such Profit Share Product and ending on the earlier of (a) [***] and (b) the last day of the Term with respect to such Profit Share Product.

1.122“Registration Study” means any Clinical Trial of a Licensed Product for which [***].

1.123“Regulatory Approvals” means, with respect to any Licensed Product in any jurisdiction, any and all approvals (including Marketing Approvals and Commercialization Approvals), licenses (including an import license), registrations and authorization from any Regulatory Authority that are required under applicable Law or reasonably necessary to Develop, Manufacture or Commercialize a drug or biological product in any country or jurisdiction for one or more uses, and all amendments and supplements thereto.

1.124“Regulatory Authority” means any national or supranational governmental authority, including the FDA or EMA, or any successor agency thereto, that has responsibility in countries in the Territory over the Development, Manufacture or Commercialization of a Collaboration Candidate or a Licensed Product.

1.125“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a drug or biological product that prevent (i) such Regulatory Authority from granting any regulatory approval of a Third Party product that has a composition that is the same as or substantially identical to the composition of such biological product; or (ii) a Third Party from making a cross reference to data held by such Regulatory Authority including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under Section 351 of the Public Health Service Act, 42 U.S.C. §262, the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. §355), as amended, the PPACA or in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.  If a Regulatory Authority confers more than one type of exclusivity with respect to a biological product in a country or jurisdiction (e.g., the FDA grants both biologic drug reference product exclusivity and orphan drug exclusivity with respect to such biological product), “Regulatory Exclusivity” will be deemed to apply to such biological product in such country or jurisdiction so long as any exclusivity granted to such biological product prevents such Regulatory Authority from granting any regulatory approval of a Third Party product that is a Biosimilar Product or making any cross reference to data held by such Regulatory Authority.

1.126“Regulatory Filings” means any documentation comprising or relating to or supporting any Regulatory Approval with respect to a drug or biological product, or its use or potential use in humans, including any documents or reports submitted to any Regulatory Authority and all supporting data, including IND/CTAs, Marketing Approval Applications and all correspondence with any Regulatory Authority with respect to any drug or biological product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.127“Related Licensed Products” means, with respect to a Profit Share Product, any other Licensed Products with respect to the same Janssen Antigen as such Profit Share Product.  For example, if the Profit Share Product is a Licensed Product with respect to Janssen Antigen 2, any other Licensed Products with respect to Janssen Antigen 2 are Related Licensed Products.  For clarity, a Related Licensed Product may be of the same CAR Cell Type or different CAR Cell Type from the Profit Share Product.

1.128“Research” means all scientific investigation, preclinical and non-clinical activities relating to identifying, generating, testing and optimizing a Collaboration Candidate. When used as a verb, “Research” means to engage in Research.

1.129“Research Costs” means Research FTE Costs and Out-of-Pocket Expenses incurred by a Party and its Affiliates in conducting activities under the Research Plans.  Research Costs shall exclude [***], and (v) costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other general and administrative overhead.

1.130“Research FTE” means work carried out by one or more qualified employees, contractors or consultants of a Party or its Affiliates devoted to or in direct support of the Research Plan activities, where the work of a Research FTE shall be considered full-time based on [***] hours of work and, in the case of work that is less than full-time, will be pro-rated based on the actual number of hours expended by such Research FTE.  Research FTE does not include work performed by personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.131“Research FTE Costs” means the amount calculated by [***] by [***].

1.132“Research FTE Rate” means a rate of [***] per full-time Research FTE per Calendar Year; provided, however, that such rate shall be increased or decreased annually beginning on [***] by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and [***], plus [***] or an alternative methodology that is mutually agreed to by both Parties.  The Research FTE Rate is “fully burdened” and will cover employee salaries (excluding stock-based compensation), benefits, utilities, facilities, and travel expenses.

1.133“Research Program” means, with respect to a Janssen Antigen, a program to be conducted by the Parties for the research and development of Collaboration Candidate(s) (including any Next Generation Candidate(s)) pursuant to the Research Plan for such Janssen Antigen.

1.134“Segregate” means, with respect to any given product or program, to use [***] Efforts to segregate activities directed to the exploitation of such product or program from activities directed to the exploitation of Collaboration Candidates or Licensed Products under this Agreement, including using [***] Efforts to ensure that: [***].

1.135“Sublicense” means a license or sublicense granted by written agreement pursuant to which a Third Party became a Sublicensee.

1.136“Sublicensee” means (a) any Third Party granted a license or sublicense by Janssen to use, Developed, have Developed, make, have made and otherwise Manufacture, sell, offer to sell, have sold, promote, distribute, import, export and otherwise Commercialize a Licensed Product within a particular country or countries of the Territory, or (b) a Third Party granted a further Sublicense by a Sublicensee, in each case ((a) and (b)), in accordance with Section 5.5 and Section 9.10.

1.137“T Cells” means any cytotoxic T lymphocytes that, through receptors found on their cell surface, inherently have the ability to recognize specific peptide antigens presented by major histocompatibility complex molecules and induce programmed cell death of target cells. For clarity, T Cells exclude regulatory or immunosuppressive T cells that generally suppress or downregulate induction and proliferation of effector T cells and maintain tolerance to self-antigens.

1.138“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.139“Territory” means the world.

1.140“Third Party” means any Person other than Janssen, Fate, and their respective Affiliates.

1.141“United States” or “U.S.” means the United States of America and all its territories and possessions.

1.142“Valid Claim” means, with respect to any country (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court, or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise (in each case other than as a result of any [***] by Janssen for the original unexpired term as if such [***] had not occurred), and (b) a pending claim of a pending patent application that (i) has not been abandoned or finally rejected without the possibility of appeal or refiling (other than as a result of any [***] by Janssen for the original unexpired term as if such [***] had not occurred), and (ii) has not been pending longer than [***] years from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending, after which time such pending claim shall cease to be a Valid Claim unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above.

1.143Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Defined Term	Section
AAA Rules	16.3.1
Acquiring Party	5.10.4
Additional Milestone Payment	10.4.3
Agreement	the Introduction
Alliance Manager	2.8
Allowable Expenses	Exhibit 6.4
Anti-Corruption Laws	13.5.1(a)
Antigen Selection Period	3.2.2

Defined Term	Section
Approved CMO	9.10.1
Background IP	5.4.2(b)
Back-Up Fate Facility	9.2.1
Bankruptcy Code	15.5.2
Biosimilar Application	11.3.4
BLA	1.97
Breaching Party	15.2
Claim Basis	14.3
Clinical Development Milestone Event	10.4.1
CMC Development Budget	9.1.2(c)
CMC Development Cost Report	10.7.2
CMC Development Plan	9.1.2(a)
CMO	9.10.1
COC IP	17.14.1
Co-Chair	2.4
co-exclusive (with Fate)	5.2.5
co-exclusive (with Janssen)	5.2.5
Commercial License	5.1.2(b)
Commercial Option	4.1
Commercial Option Start Date	4.3.1(b)
Commercial Option Term	4.3.1(b)
Commercial Supply Criteria	9.4.1(c)
Committee Matters	2.6
Competition Law Filings	4.3.2
Competition Laws	4.3.2
Compliant Clinical Manufacturing Facility	9.3.2
Compliant Commercial Manufacturing Facility	9.4.1(d)
Cooperative Group Study	1.100
Corresponding Antibody	1.83
CTA	1.76
Cure Period	15.2
DC Collaboration Candidates	3.7.1
DC Data Package	3.7.1
Disclosing Party	12.1
Disputes	16.1
DOJ	17.12(ii)
Early Stage Clinical Supplies	9.3.1
Early Stage Clinical Supply Agreement	9.3.3
Effective Date	the Introduction
Effective Royalty Rate	10.6.3(d)
embodiments	15.5.2
Exclusivity Period	5.10.1(b)
Exercise Effective Date	4.3.1(a)
Exercise Notice	4.3.1(a)

Defined Term	Section
Existing Agreements	11.8.1
Existing Fate Facility	9.2.1
Fate	the Introduction
Fate ABD Patent	11.2.1(d)
Fate Confidential Methods	Error! Reference source not found.
Fate Existing Technology	11.8.2(a)
[***]	[***]
[***]	[***]
Fate Indemnitees	14.1
Fate Licensor Patent	10.6.2
Fate Opt-In Option	6.1
Fate Patents	11.2.1(b)
Fate Product-Specific Patents	11.2.1(c)
[***]	[***]
Force Majeure	17.3
FTC	17.12(ii)
[***]	[***]
Group	1.23(a)
HSR Act	4.3.2
Improved Platform License	11.8.2(b)(i)
Incumbent Board	1.23(c)
IND	1.76
IND Data Package	4.2.1
IND Data Package Delivery Date	4.2.2
IND Selection Criteria	3.3.1(a)
Indemnification Claim	14.3
Indemnitee	14.3
Indemnitor	14.3
Infringement Action	11.3.2(a)
Infringement Claim	11.7
Initial Commercial Supplies	9.4.1(a)
Insolvency Event	15.5.1
Invalidity Claim	11.6
Inventions	11.1.1
Investigator Initiated Study or IIS	1.100
Janssen	the Introduction
Janssen Antigen 1	3.2.1
Janssen Antigen 2	3.2.1
Janssen Antigen 3	3.2.2
Janssen Antigen 4	3.2.2
Janssen Antigen Binding Domains with respect to a Janssen Antigen	3.1.3
[***]	[***]

Defined Term	Section
[***]	[***]
Janssen Indemnitees	14.2
Janssen Manufacturing Standards	9.1.1(a)
Janssen Profit Share Patents	11.2.2
JMC	2.2.1
Joint Inventions	11.1.2(c)
Joint Patent Costs	11.2.3(b)
Joint Patents	11.1.2(c)
Joint Product-Specific Patents	11.2.3(c)
[***]	[***]
JRC	2.1.1
JSC	2.3.1
Licensed Product DMFs	8.3.1
Losses	14.1
MAA	1.97
Manufacturing License	5.1.2(a)(ii)
Materials	3.10
Next Generation Candidate	5.6.2
Non-breaching Party	15.2
Opt-In Exercise Date	6.3
Option Exercise Payment	10.2.4
[***]	[***]
[***]	[***]
Other Income	Exhibit 6.4
Other Janssen ABD Product	11.2.1(d)
Party	the Introduction
patent counsel	11.2.1(b)
[***]	[***]
[***]	[***]
Pharmacovigilance Agreement	8.5.1
Pivotal Clinical and Commercial Supply Agreement	9.4.2(c)
Pivotal Clinical Supplies	9.4.1(a)
Planned Fate Facility	9.2.1
POC Data Package	6.2
POC Data Package Delivery Date	6.2(d)
Pre-IND Collaboration Candidates	3.7.3
Product Claim	10.6.2
Product Infringement	11.3.1
Product License	5.1.2(a)(i)
[***]	[***]
Profit Share Product Exhibit	6.4
Prosecution	11.2.1(b)
Public Official	13.5.4
Purple Book	11.5

Defined Term	Section
Quarterly Net Sales	10.6.3(d)
Receiving Party	12.1
Regulatory Milestone Event	10.4.2
Rejected Candidates	3.7.1
Research Budget	3.3.2
Research Cost Report	10.2.1
Research License	5.1.1
Research Plan	3.3.1
Research Program Information	12.8.1
Research Program Inventions	5.4.2(a)
Research Program Inventions Cross License	5.4.2(a)
Reserved Antigens	3.2.2
[***]	[***]
Right of Reference	8.3.1
Royalty Term	10.6.2
Sales Milestone Event	10.5
Selection Date	3.7.3
Shared Development Costs	Exhibit 6.4
[***]	[***]
Step Down Date	10.6.3(a)
Subcontractor	7.7
Supplemental Application	1.97
Technology Transfer Plan	9.9.2
Term	15.1
[***]	[***]
Third Party Competitive Product	11.3.1
Unadjusted Quarterly Royalties	10.6.3(d)
[***]	[***]
U.S. Commercialization Option	Exhibit 6.4
USJCC	Exhibit 6.4
U.S. Pre-Tax Profits and Losses	Exhibit 6.4
Withholding Tax Action	10.12.2

ARTICLE 2
Governance

2.1Joint Research Committee.

2.1.1JRC Formation; Composition.  The Parties shall establish a joint research committee (the “JRC”) to oversee and direct the Parties’ activities under the Research Programs during the applicable Antigen Research Terms.  The Parties shall establish the JRC, and shall use [***] Efforts to do so within [***] days after the Effective Date.  The JRC shall be composed of at least three (3) employee representatives of each Party, each with scientific and technical capabilities to carry out the responsibilities of the JRC and sufficient seniority within the applicable Party to make decisions arising within the scope of the JRC’s responsibilities.  Each Party may change its JRC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  The JRC shall be disbanded after the end of the last Antigen Research Term (except to the extent it needs to be formed again to perform duties relating to improvements under Section 5.6).

2.1.2JRC Responsibilities.  The JRC shall: (a) oversee the implementation of the Research Plans (other than the CMC Development activities in the Research Plans, which shall be subject to the oversight of the JMC as described below in Section 2.2); (b) serve as a forum for and facilitate communications between the Parties with respect to the activities conducted under each Research Plan during the applicable Antigen Research Term (other than the CMC Development activities); (c) prepare, discuss, and approve any amendments to a Research Plan in accordance with Section 3.3.5, other than amendments to the CMC Development activities; (d) prepare, discuss and approve the initial Research Plans for Janssen Antigens 3 and 4 in accordance with Section 3.3.4, other than the CMC Development activities included in such initial Research Plans; (e) select Collaboration Candidates to further develop in IND Enabling Studies in accordance with Section 3.7; (f) approve the IND submission for a Licensed Product in accordance with Section 4.4.3 (other than the CMC portions thereof); and (g) perform the other functions that are expressly delegated to the JRC in this Agreement.

2.1.3JRC Decision Making.  The JRC shall determine, approve or resolve Committee Matters within the authority of the JRC by unanimous vote, with each Party’s representatives on the JRC collectively having one (1) vote.  If the JRC representatives of the Parties do not reach consensus as to a particular Committee Matter within [***] days after such matter is first presented to the JRC, after reasonable discussion and good faith consideration of each Party’s comments, then:

(a)[***]

(b)[***]

(i)[***]

(ii)[***]

(iii)[***]

[***].

2.2Joint Manufacturing Committee.

2.2.1JMC Formation; Composition.  The Parties shall establish a joint manufacturing committee (the “JMC”).  The Parties shall establish the JMC, and shall use [***] Efforts to do so within [***] days after the Effective Date.  The JMC shall be composed of at least three (3) employee representatives of each Party, each with scientific and technical capabilities to carry out the responsibilities of the JMC and sufficient seniority within the applicable Party to make decisions arising with the scope of the JMC’s responsibilities.  Each Party may change its JMC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.

2.2.2JMC Responsibilities.

(a)During the Antigen Research Term for a Janssen Antigen, the JMC shall: (i) provide high-level oversight of the activities conducted by Fate under the applicable Research Plan pertaining to [***] and activities conducted by Fate pertaining to [***]; (ii) allocate responsibility for, and oversee the implementation of, the [***] in the Research Plan; (iii) serve as a forum for and facilitate communications between the Parties with respect to the CMC Development activities conducted under the Research Plan; (iv) prepare, discuss, and approve any amendments to the CMC Development activities included in the Research Plan in accordance with Section 3.3.5 (including corresponding amendments to the Research Budget), and the CMC Development activities included in the initial Research Plans for Janssen Antigens 3 and 4 in accordance with Section 3.3.4 (including the amounts budgeted for such activities in the applicable Research Budget); (v) approve [***] in accordance with Section 4.4.3; and (vi) perform the other functions that are expressly delegated to the JMC during the Antigen Research Term in this Agreement.

(b)If Janssen exercises the Commercial Option for a Collaboration Candidate, the JMC shall: (i) develop and approve a [***] in accordance with Section 9.1.2; (ii) allocate responsibility for, and oversee the implementation of, the [***]; (iii) serve as a forum for and facilitate communications between the Parties with respect to the CMC Development activities conducted under the CMC Development Plan; (iv) prepare, discuss, and approve any amendments to the CMC Development Plan in accordance with Section 9.1.2; (v) oversee Fate’s Manufacture of Early Stage Clinical Supplies of Licensed Products in accordance with Section 9.3; (vi) allocate responsibility for, and oversee the implementation of, [***] in accordance with Sections 9.4 and 9.5; and (vii) perform the other functions that are expressly delegated to the JMC in this Agreement.

2.2.3JMC Decision Making.  The JMC shall determine, approve or resolve Committee Matters within the authority of the JMC by unanimous vote, with each Party’s representatives on the JMC collectively having one (1) vote.  If the JMC representatives of the Parties do not reach consensus as to a particular Committee Matter within [***] days after such matter is first presented to the JMC, after reasonable discussion and good faith consideration of each Party’s comments, then:

(a)[***]

(b)[***]

(c)[***]

2.3Joint Steering Committee.

2.3.1JSC Formation; Composition.  If Janssen exercises any Commercial Option in accordance with Section 4.3, the Parties shall establish a joint steering committee (the “JSC”) to discuss and communicate regarding Janssen’s global clinical Development and Commercialization of Licensed Products.  The Parties shall use [***] Efforts to establish the JSC within [***] days after Janssen’s first exercise of the Commercial Option with respect to any Collaboration Candidate.  The JSC shall be composed of at least three (3) senior executives from each Party.  Each Party may change its JSC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.

2.3.2JSC Responsibilities.  The JSC shall: (a) serve as a forum for discussions regarding Janssen’s global Development and Commercialization of the Licensed Products as described in this Agreement; and (b) if Fate exercises any Fate Opt-In Option, have the responsibilities set forth in the Profit Share Product Exhibit.

2.3.3JSC Authority.  Except as provided in the Profit Share Product Exhibit, the JSC shall be a forum for information exchange and discussion only with respect to Licensed Products and has no decision-making authority.

2.4Meetings and Minutes.  Each Committee shall hold meetings in accordance with a schedule established by mutual written agreement of the Parties, and each Committee shall meet at least once each Calendar Quarter, unless otherwise agreed by the applicable Committee.  Each Committee may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment, as agreed to by the Parties; provided, however, that, unless otherwise agreed by the Parties, each Committee shall hold at least two (2) in-person meetings per year, with the location for such in-person meetings alternating (on a Committee-by-Committee basis) between Fate’s and Janssen’s facilities in the United States, or such other location as may be mutually agreed upon by the members of the relevant Committee.  For each Committee, each Party shall designate one of its representatives on such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”).  Each Party’s Co-Chair may also call for special meetings to resolve particular matters requested by such Party upon [***] Business Days’ prior written notice to the other Party’s applicable Committee members.  Each Party shall bear its own expenses related to participation in and attendance at such meetings by its Committee representatives.  The Co-Chairs shall, with and through the assistance of the Alliance Managers, coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of each Committee.  The Co-Chairs shall, with and through the assistance of the Alliance Managers, solicit agenda items from Committee members and provide an agenda, along with appropriate information for such agenda, reasonably in advance of any meeting.  Such agenda shall include all items requested by either Co-Chair for inclusion therein.  In the event a Co-Chair or another Committee member from either Party is unable to attend or participate in a meeting of a Committee, the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for such meeting.  Each Party, through its Co-Chair and Alliance Manager, shall alternate responsibility for preparing written minutes of the meetings of each Committee and shall provide such minutes to the Committee members for review no later than [***] Business Days after the date of the meeting to which the minutes pertain, which minutes shall become official if the Parties do not provide any comments to such minutes within [***] Business Days of its receipt (or such additional period of time as mutually agreed by the Parties) after the Party entrusted with such responsibility at such meeting provides such minutes to the Parties for review.  In the event that a Party provides comments to the minutes within such [***] Business Day period (or such additional period of time as mutually agreed by the Parties), the Committee members of each Party will discuss such comments in good faith to resolve any discrepancies within [***] Business Days after receipt of such comments.

2.5Subcommittees.  From time to time, each Committee may establish subcommittees to perform particular tasks and oversee particular projects or activities within the forming Committee’s authority.  Each such subcommittee shall be constituted and shall operate as the forming Committee determines, provided that no subcommittee shall have any decision-making authority, but shall instead make recommendations to the forming Committee with respect to such matters within its authority.

2.6Limitations of Committee Authority. Each Committee shall only have authority to determine, approve or resolve matters that such Committee is expressly authorized to determine, approve or resolve under this Agreement (“Committee Matters”).  No Committee has the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; (d) decide any issue for which this Agreement expressly requires a Party’s approval or consent; or (e) resolve any Dispute under this Agreement, including a Dispute as to whether a Committee Matter is subject to Janssen’s final decision-making authority or a Dispute related to any payments.

2.7Discontinuation of Committees. The activities to be performed by each Committee shall solely relate to governance and information sharing under this Agreement, and are not intended to be, or involve the delivery of, services. Each Committee shall continue to exist for so long as this Agreement provides, unless and until the first to occur of: (a) the Parties mutually agreeing to disband the Committee; or (b) Fate providing written notice to Janssen of its intention to disband and no longer participate in such Committee.  Once the Parties mutually agree or Fate has provided written notice to disband such Committee, such Committee shall have no further authority or duties under this Agreement.  Thereafter, (i) each Party shall designate a contact person for the exchange of information previously exchanged through such Committee, and (ii) any decisions that are designated under this Agreement as being subject to the review or approval of such Committee shall be made by mutual agreement of the Parties directly (other than any matter that was subject to the final decision-making authority of a Party under Section 2.1.3(b) or Section 2.2.3 of this Agreement or Section 2.6.4 of the Profit Share Product Exhibit, which shall be made directly by such Party), subject to the other terms and conditions of this Agreement.

2.8Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”).  The Alliance Managers shall not be members of any Committee, but shall be permitted to attend meetings of any Committee as a nonvoting observer.  The Alliance Managers shall be the primary point of contact for the Parties regarding their collaboration under this Agreement and shall facilitate communication regarding all activities under this Agreement, including relating to decisions made by the Committees.  Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.  The name and contact information for each Alliance Manager and any replacement shall be promptly provided to the other Party.

ARTICLE 3
Research

3.1Overview.  As further described in this ARTICLE 3 and other provisions of this Agreement:

3.1.1During the Antigen Research Term applicable to each Janssen Antigen, the Parties will collaborate, including through Fate’s practice of Fate Platform Technology, to conduct the Research Program for each Janssen Antigen selected by the Parties in accordance with Section 3.2, with the objective of, for each Janssen Antigen, advancing at least one Collaboration Candidate through completion of IND Enabling Studies.

3.1.2For each Janssen Antigen, there will be a single Research Plan, where such Research Plan may incorporate multiple Collaboration Candidates, including Collaboration Candidates that are CAR-NK Cells, CAR-T Cells or both.  If the Parties update a Research Plan to incorporate activities for a Next Generation Candidate in accordance with Section 5.6, such activities shall become part of the original Research Program for the applicable Janssen Antigen.

3.1.3For each Research Program, Janssen will designate and provide no more than [***] Janssen Antigen Binding Domains to Fate for the purpose of generating Collaboration Candidates incorporating such Janssen Antigen Binding Domain.  Janssen may provide a Janssen Antigen Binding Domain to Fate either by providing tangible materials containing the binding domain or by disclosing the amino acid sequence of the binding domain.  References in this Agreement to “Janssen Antigen Binding Domains with respect to a Janssen Antigen” means all Janssen Antigen Binding Domains designated and provided to Fate by Janssen for the particular Research Program, even if none of the resulting Collaboration Candidates contain such Janssen Antigen Binding Domain.  [***].

3.2Janssen Antigens.  There shall be at least two (2) and up to four (4) Janssen Antigens, selected as follows:

3.2.1Janssen Antigens 1 and Janssen Antigen 2. As of the Effective Date, the Parties have agreed on the initial two (2) Janssen Antigens: [***] is referred to as “Janssen Antigen 1” and [***] is referred to as “Janssen Antigen 2”.  The Parties acknowledge that the initial objective of the Research Plan for Janssen Antigen 1 is to Research Collaboration Candidates that could treat [***], and the initial objective of the Research Plan for Janssen Antigen 2 is to Research Collaboration Candidates that could treat [***].  These initial objectives do not limit the potential scope of the Research Plan, and do not create a field limitation on any of the licenses granted to Janssen under ARTICLE 5.

3.2.2Janssen Antigen 3 and Janssen Antigen 4.  As of the Effective Date, the Parties have identified the [***] antigens listed on Exhibit 3.2.2 as the antigens that are reserved for selection by Janssen under this Agreement (the “Reserved Antigens”).  Within [***] months after the Effective Date (the “Antigen Selection Period”), Janssen may select any Reserved Antigen as “Janssen Antigen 3” and as “Janssen Antigen 4” by giving written notice to Fate, [***].  If Janssen has not selected both Janssen Antigen 3 and Janssen Antigen 4 prior to the expiration of the Antigen Selection Period, Janssen will have the right to extend such Antigen Selection Period by an additional [***] months by giving written notice to Fate; provided, however, that such [***]-month extension will be effective only if Janssen removes [***] Reserved Antigens from Exhibit 3.2.2 at the time of such extension (in which case such removed Reserved Antigens will no longer be Reserved Antigens and shall be removed from Exhibit 3.2.2).  For clarity, Janssen may select Janssen Antigen 3 and Janssen Antigen 4 at different times during such period (and, upon each such selection, such selected Reserved Antigen will be a Janssen Antigen and will no longer be a Reserved Antigen and shall be removed from Exhibit 3.2.2).  Fate will not enter into an agreement with a Third Party relating to, or grant any rights to any Third Party with respect to, any CAR-T Cells or CAR-NK Cells expressing a CAR Directed to any antigen that is then-currently a Reserved Antigen.  For clarity, upon expiration of such Antigen Selection Period (or, if extended, such additional [***] month period) after the Effective Date, all Reserved Antigens on Exhibit 3.2.2 will promptly be removed from Exhibit 3.2.2 and no antigens will be Reserved Antigens under this Agreement.

3.2.3Replacement of Janssen Antigen 2 and Substitution of Reserved Antigens.  Janssen may replace Janssen7 Antigen 2 with a Reserved Antigen, or substitute any Reserved Antigen with another antigen, in each case subject to the following provisions of this Section 3.2.3.

(a)[***].

(b)[***].

(c)As of the Effective Date, the antigen [***] is not included as a Reserved Antigen on Exhibit 3.2.2 because [***].  If such antigen becomes available during the Antigen Selection Period, Fate shall promptly notify Janssen.  Janssen may substitute a Reserved Antigen with such antigen by written notice to Fate within [***] days of such notice from Fate.  Such substitution shall not be subject to Fate’s prior written approval.  After any such substitution, such antigen will be a Reserved Antigen and such original Reserved Antigen shall no longer be a Reserved Antigen and shall be removed from Exhibit 3.2.2.

3.3Research Plans.

3.3.1Content. The Parties shall conduct each Research Program for each Janssen Antigen during the Antigen Research Term pursuant to a comprehensive written research plan (each, a “Research Plan”).

(a)The objective of each Research Program shall be to identify, develop and optimize Collaboration Candidate(s), and to further develop at least one (1) such Collaboration Candidate in IND Enabling Studies and, if Janssen exercises a Commercial Option for such Collaboration Candidate in accordance with Section 4.3, submit an IND for at least one (1) Licensed Product.  The Research Plan for a Research Program shall set forth: (i)  all activities to be conducted by each of the Parties with the aim to achieve such objective, including the activities described in Exhibit 3.3.3, and an allocation of activities between the Parties that is consistent with Exhibit 3.3.3; (ii) the resources to be allocated to and the anticipated number and type of FTEs to be dedicated to performing each of such activities; (iii) the projected timeline for completing, and milestone events to be achieved for, such activities; (iv) the criteria for evaluating and selecting Collaboration Candidates when determining which ones will be further developed in IND Enabling Studies (the “IND Selection Criteria”); (v) a description of the DC Data Package for such Research Program; and (vi) a description of the IND Data Package for such Research Program.

(b)Data Packages.  For each Research Program with respect to a Janssen Antigen, the Research Plan shall describe the contents of the DC Data Package and IND Data Package for such Research Program.

3.3.2Research Budget.   Each Research Plan shall include a rolling, [***] year budget for Research Costs to be incurred by each Party and its Affiliates in conducting the activities described in the Research Plan that are scheduled to be commenced or conducted during the [***] (with respect to such Calendar Years, the “Research Budget”).  The Research Budget shall be broken down by Calendar Quarter and, for each Calendar Quarter, shall be broken down by Research FTE Costs and Out-of-Pocket Expenses.  The [***] of each Research Budget shall be [***], and the [***] shall serve as [***].

3.3.3Responsibilities of the Parties.

(a)Janssen shall generate and provide to Fate the Janssen Antigen Binding Domains for use in each Research Program.

(b)Descriptions of the key steps and activities that will be taken to generate Collaboration Candidates of a particular CAR Cell Type Directed to the applicable Janssen Antigen under each Research Plan are set forth on Exhibit 3.3.3.  Unless the JRC determines otherwise, each Party will have the responsibilities under each Research Program that are set forth on Exhibit 3.3.3.

(c)At the request of either Party, the JRC will also consider and determine whether Janssen should conduct itself or transfer assays, models and materials to Fate that are useful for Fate to conduct its Research Plan activities.

3.3.4Initial Research Plans; Janssen Antigens 3 and 4 Research Plans.

(a)As of the Effective Date, the Parties have agreed on the initial Research Plans for Janssen Antigen 1 and Janssen Antigen 2, which are attached hereto as Exhibit 3.3.4.

(b)Within [***] days of the selection of each of Janssen Antigen 3 and Janssen Antigen 4 by Janssen pursuant to Section 3.2.2, the JRC shall prepare, discuss, and approve the Research Plan (including the Research Budget) for such Janssen Antigen, subject to the JMC’s responsibility for the portions relating to CMC Development activities as described in Section 3.3.5(d).  Such Research Plan shall be, in form and substance (including with respect to the activities to be conducted thereunder and the number of FTEs needed to conduct such activities), substantially similar to the form and substance of the Research Plans for Janssen Antigen 1 and Janssen Antigen 2.

(c)In the event that the JRC does not reach consensus on the Research Budget for the initial Research Plan for Janssen Antigen 3 or Janssen Antigen 4 within such [***]-day period, then such Research Budget shall equal [***]; provided, however, that in no event shall a Research Plan require Fate to conduct activities that, taken as a whole, would result in Fate incurring Research Costs in excess of the applicable Research Budget for such Research Plan.  The Research Plans for Janssen Antigen 3 and Janssen Antigen 4 shall, when practicable, stage activities based on the data, results and information generated from the Research Programs for Janssen Antigen 1 and Janssen Antigen 2.

3.3.5Updates and Amendments.

(a)The JRC shall regularly review the Research Plans and the progress of activities being conducted under the Research Plans, subject to the JMC’s responsibility for the portions relating to CMC Development activities as described in Section 3.3.5(d). During the Antigen Research Term for each Janssen Antigen, the JRC and the JMC (with respect to CMC Development activities) shall review the applicable Research Plan annually and prepare any recommended updates.  No later than [***] of the then-current Calendar Year, the JRC shall prepare an updated Research Budget covering the next [***].  After each Party performs its internal budgeting process, the JRC shall use reasonable efforts to approve such updates no later than [***] of each Calendar Year.

(b)Either Party may propose amendments to the Research Plan, including the Research Budget, for any Janssen Antigen from time to time, including (i) amendments that take into account completion, commencement, or cessation of activities contemplated in the then-current Research Plan for, or any newly available information related to, the Janssen Antigen or the Research Program and (ii) amendments that would include Research of a Collaboration Candidate of a different CAR Cell Type for any Janssen Antigen under the Research Program. The JRC shall discuss whether to approve such proposal at its next meeting, subject to the JMC’s responsibility for the portions relating to CMC Development activities as described in Section 3.3.5(d).

(c)Such updates and amendments shall be effective upon JRC approval, subject to the JMC’s responsibility for the portions relating to CMC Development activities as described in Section 3.3.5(d).

(d)The JMC will have authority for [***].

3.4Research Term Extension.

3.4.1Extension for Ongoing Activities.  In the event there are any activities under the then-current Research Plan with respect to a particular Janssen Antigen that have not been completed before the expiration of the Initial Research Term, the Antigen Research Term for such Janssen Antigen shall be extended automatically until such activities are completed; provided, however, that the Research Plan shall not be modified or amended during such extension period without the Parties’ mutual written agreement.

3.4.2Extension or Reinstatement for Functional Improvements.

(a)If, during the Antigen Research Term, the JRC updates or the Parties update the Research Plan for a Janssen Antigen pursuant to Section 5.6 to include activities for a Next Generation Candidate Directed to such Janssen Antigen, the Antigen Research Term will be extended automatically with respect to such Janssen Antigen to take into account such update.

(b)If, during the Improvement Period with respect to a Licensed Product, the JRC updates or the Parties update the Research Plan for the Janssen Antigen that is targeted by such Licensed Product pursuant to Section 5.6 to include activities for a Next Generation Candidate Directed to such Janssen Antigen, the Antigen Research Term will be reinstated with respect to such Janssen Antigen solely as necessary to conduct such activities, and such reinstated Antigen Research Term shall commence on the date the JRC updates such Research Plan and end when the applicable activities are completed.

3.5Conduct of Research.  Each Party shall use [***] Efforts to carry out the activities assigned to it in the Research Plans in accordance with the timelines set forth in such plans.  Each Party shall conduct such activities in good scientific manner, and in compliance with all applicable Laws.  Each Party shall keep the other Party reasonably informed as to the progress of the conduct of the Research Plans through meetings of the JRC.

3.6Research Cost.  Janssen shall be responsible for one hundred percent (100%) of the costs and expenses incurred by Janssen in performing the Research Plans.  Janssen shall reimburse Fate for Research Costs incurred by or on account of Fate in performing the Research Plans pursuant to Section 10.2.

3.7IND Enabling Studies.

3.7.1For each Research Plan, after Fate completes the activities described in Step 5 in Exhibit 3.3.3, Fate shall promptly prepare and deliver to Janssen a complete DC Data Package for the Collaboration Candidates that the JRC is considering for further development (such Collaboration Candidates, the “DC Collaboration Candidates”).  The “DC Data Package” means a collection of all then-available information, data, and results arising from the completion of such activities by Fate for such DC Collaboration Candidates so that a determination may be made as to whether any of such DC Collaboration Candidates should be further developed in IND Enabling Studies.  Any cells (including Collaboration Candidates) that are generated in the course of generating the DC Collaboration Candidates included in a particular DC Data Package, but not included in such DC Data Package, will be deemed to be “Rejected Candidates.”

3.7.2If Fate delivers a DC Data Package and Janssen notifies Fate within [***] days following receipt that such DC Data Package is not complete, and such notice specifies the information, data or results described in the applicable Research Plan with respect to such Collaboration Candidates that was intended to be included and was not included in such DC Data Package, Fate shall generate or provide the missing information, data or results as soon as possible; provided, however, that Fate shall not be required to generate or provide any information, data, or results beyond those specified in the applicable Research Plan.

3.7.3After the complete DC Data Package is delivered, the JRC shall determine within [***] days (as such period may be extended by the JRC) whether any of the applicable DC Collaboration Candidates should be further developed in IND Enabling Studies; provided, however, if the JRC does not reach consensus on such matter during such period, then such period shall be extended by an additional [***] Business Days to [***] to further develop any such DC Collaboration Candidate(s) in IND Enabling Studies shall be deemed the “Selection Date” for such DC Collaboration Candidate(s), and such DC Collaboration Candidate(s) shall be deemed to be “Pre-IND Collaboration Candidates.”  With respect to any such DC Collaboration Candidates that are not selected for further development as a Pre-IND Collaboration Candidate, the JRC will determine whether to maintain such DC Collaboration Candidates (to the extent feasible) or whether to destroy such DC Collaboration Candidates; provided, however, that in no event will Fate be required to maintain any DC Collaboration Candidates for more than [***] days.  A DC Collaboration Candidate will be deemed to be a Discontinued Collaboration Candidate, and will become subject to Section 3.7.6, upon the earlier of: (i) the date on which the JRC decides to destroy such candidate, (ii) the date on which Fate destroys such candidate in accordance with the immediately preceding sentence or (iii) the last day of the Antigen Research Term for the applicable Janssen Antigen if such candidate has not been selected for further development as  a Pre-IND Collaboration Candidate before such day. For clarity, the JRC may select (or, if the JRC does not reach consensus, Janssen may select by exercising its final decision-making authority under Section 2.1.3) a DC Collaboration Candidate as a Pre-IND Collaboration Candidate even if such DC Collaboration Candidate does not satisfy the IND Selection Criteria.

3.7.4Following the Selection Date, the JRC shall update the Research Plan as necessary to set forth the specific IND Enabling Studies for the Pre-IND Collaboration Candidate(s) and related activities to be conducted.  If the JRC or Janssen has not previously selected a Collaboration Candidate as a Pre-IND Collaboration Candidate with respect to the applicable Janssen Antigen, Janssen shall pay to Fate a milestone fee in accordance with Section 10.2.3.  Each Party shall then perform such additional activities allocated to it under the applicable Research Plan with respect to such IND Enabling Studies for each Pre-IND Collaboration Candidate.

3.7.5Any Pre-IND Collaboration Candidate for which Janssen does not exercise its Commercial Option during the applicable Commercial Option Term shall be deemed a Discontinued Collaboration Candidate in accordance with Section 4.3.2 or 4.6, as applicable.

3.7.6Fate shall destroy any Rejected Candidates, and Fate and Janssen shall destroy any Discontinued Collaboration Candidates, including, in each case, all Precursor iPSCs and CD34 Compositions thereof, in the ordinary course.  Neither Party will maintain or use any tangible materials regarding any Rejected Candidates or Discontinued Collaboration Candidates unless otherwise agreed by the Parties in writing.  Any information or data generated with respect to the Rejected Candidates and Discontinued Collaboration Candidates shall be subject to the license under Section 5.4.1.  Given the nature of the Rejected Candidates and Discontinued Collaboration Candidates, and the competitive damage that may result to a Party upon unauthorized maintenance or use of the Rejected Candidates or Discontinued Collaboration Candidates, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 3.7.6.  In addition to all other remedies, each Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 3.7.6 by the other Party.

3.8Records; Reports.

3.8.1Records. Fate (and Janssen, to the extent any activities are assigned to Janssen under a Research Plan) shall maintain, consistent with its then-current internal policies and practices, and cause its employees and Subcontractors to maintain, records and laboratory notebooks of its activities under each Research Plan for each Janssen Antigen in sufficient detail and in a good scientific manner appropriate for regulatory and intellectual property protection purposes.  If requested by Janssen, Fate shall provide Janssen with a copy of any such records of Fate, except that Fate may redact any portion of such records that relate to any Fate Confidential Methods.

3.8.2Reports. Fate (and Janssen, to the extent any activities are assigned to Janssen under a Research Plan) shall report to Janssen (or Fate, if applicable) through the JRC its results in conducting activities under the Research Plan for each Janssen Antigen. For each Research Program, Fate shall provide the JRC with the deliverables set forth in the Research Plan for such Research Program, including summaries of the information, data and results generated under each Research Program, in accordance with any timelines set forth in the Research Plan, and if reasonably requested by Janssen any raw data relating to such activities. In no event will Fate be required to provide Janssen or the JRC any information, data, or results that Fate reasonably determines to be any Fate Confidential Methods.

3.9Subcontracting.  Each Party may fulfill its obligations under the Research Plan through subcontracting to a Third Party contractor or contract service organization; provided, however, that: (a) such Party obtains the other Party’s prior written consent to subcontract the applicable activities to the applicable Third Party, not to be unreasonably withheld or delayed; (b) such subcontracting shall not adversely affect its ability to fulfill its obligations under this Agreement or the other Party’s rights under this Agreement; (c) any such Third Party contractor to whom a Party discloses Confidential Information of the other Party shall enter into an appropriate written agreement obligating such Third Party contractor to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in ARTICLE 12; (d) the Party engaging such Third Party will obligate such Third Party contractor to agree in writing to assign or license (with the right to grant sublicenses) to such Party any inventions (and Patents covering such inventions) made by such Third Party contractor in performing such subcontracted activities; and (e) the Party engaging such subcontractor shall at all times be responsible for the performance of such Third Party contractor and shall remain primarily responsible for the fulfillment of its obligations under this Agreement even after such obligations are subcontracted to such Third Party contractor.

3.10Materials. To facilitate the performance of activities under the Research Programs, either Party may provide to the other Party certain biological materials or chemical compounds owned by or licensed to the supplying Party for use by the other Party (such materials or compounds and any progeny, collectively, “Materials”). All such Materials shall remain the sole property of the supplying Party, shall be used by the receiving Party solely to perform its obligations under the Research Programs, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, unless expressly agreed. The Materials supplied under this Section are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

3.11Potential [***].  In addition to the Research Programs to be conducted pursuant to this Agreement, during the period commencing on the Effective Date and ending on [***], the Parties will discuss whether to enter into an agreement for [***].  During such period, Fate will not grant any rights to any commercial Third Party with respect to [***]. Without limiting the foregoing, during such period, Fate will be permitted to conduct (i) internal research and development, including clinical development and Clinical Trials, of [***], and (ii) sponsored research with academic investigators for the research and development, including clinical development and Clinical Trials (but not commercialization), of [***].

ARTICLE 4
Commercial Option

4.1Commercial Option.  Fate hereby grants to Janssen an exclusive option to obtain the Commercial License under Section 5.1.2 and Section 5.1.3 for each Pre-IND Collaboration Candidate exercisable in accordance with Section 4.3 (each, a “Commercial Option”).  Janssen shall not have the right to, and shall not, Develop (except pursuant to the Research License), Manufacture or Commercialize any Collaboration Candidate, or any product containing such Collaboration Candidate, other than those Pre-IND Collaboration Candidates for which Janssen exercises the Commercial Option with respect to such Pre-IND Collaboration Candidate pursuant to Section 4.3.

4.2Delivery of IND Data Packages; Preparation of Master iPSC Bank.

4.2.1With respect to each Pre-IND Collaboration Candidate, Fate shall promptly prepare and deliver to Janssen a complete IND Data Package within [***] days following the completion of all IND Enabling Studies for such Pre-IND Collaboration Candidate set forth in the Research Plan.  The “IND Data Package” means a collection of all then-available information, data, and results from IND Enabling Studies for such Pre-IND Collaboration Candidate.  Fate will include in the IND Data Package evidence of the early phase CMC Development process for such Pre-IND Collaboration Candidate, with data demonstrating process manufacturability for future adaption into the pivotal and commercial Manufacturing process.

4.2.2If Fate delivers an IND Data Package and Janssen notifies Fate within [***] days following receipt that such IND Data Package is not complete, and such notice specifies the information, data or results described in the applicable Research Plan that was intended to be included and was not included in such IND Data Package, Fate shall generate or provide the missing information, data and results as soon as possible; provided, however, that Fate shall not be required to generate or provide any information, data, or results beyond those specified in the applicable Research Plan.  The date on which Janssen is in receipt of an IND Data Package for a Pre-IND Collaboration Candidate (together with any such missing information as set forth above) shall be deemed the “IND Data Package Delivery Date” with respect to such Collaboration Candidate.

4.2.3Fate shall also make available such other information relating to such Pre-IND Collaboration Candidate as Janssen may reasonably request in order to make an informed decision regarding whether to exercise its Commercial Option with respect to such Pre-IND Collaboration Candidate; provided, however, that Janssen shall not have a right to require that Fate (i) provide any information, data, or results arising outside the scope of the Research Plan or that relates to the Fate Confidential Methods, (ii) perform any further activities with respect to such Pre-IND Collaboration Candidate that are not set forth in the Research Plan, or (iii) generate or prepare information, data or results that would require Fate to incur material additional expenditures (unless such activity is set forth in the Research Plan).  Janssen shall make its request, if any, for such additional information, data or results within [***] days after the receipt of the applicable IND Data Package, and Fate shall provide such additional information, data and results to Janssen no later than [***] days after Janssen’s request.

4.2.4With respect to each Pre-IND Collaboration Candidate, promptly following the completion of all IND Enabling Studies for such Pre-IND Collaboration Candidate set forth in the Research Plan, Fate shall prepare, test, qualify and release a cryopreserved Master iPSC Bank for such Pre-IND Collaboration Candidate for commencement of IND-enabling pilot manufacture of such Pre-IND Collaboration Candidate by Fate under this Agreement, and shall notify Janssen in writing upon completion of such activities.

4.3Option Exercise.

4.3.1Option Exercise.

(a)If Janssen desires to exercise its Commercial Option with respect to a Pre-IND Collaboration Candidate, it may do so at any time during the applicable Commercial Option Term by giving Fate written notice of exercise specifying the applicable Pre-IND Collaboration Candidate (the “Exercise Notice” and, subject to Section 4.3.2, the first Business Day after Fate’s receipt of such notice, the “Exercise Effective Date”).  Each Pre-IND Collaboration Candidate as to which Janssen has exercised a Commercial Option during the applicable Commercial Option Term shall automatically be a Licensed Collaboration Candidate upon the Exercise Effective Date, subject to Section 4.3.2.  For clarity, the Commercial Option is exercisable on a Pre-IND Collaboration Candidate-by-Pre-IND Collaboration Candidate basis during the applicable Commercial Option Term for each such Pre-IND Collaboration Candidate.  Within [***] days after the Exercise Effective Date, Fate will deliver to Janssen non-disturbance agreements (in a form mutually acceptable to the Parties) executed by each secured lender of record of Fate that holds a senior security interest in any of the intellectual property subject to the Commercial License (if any), consenting to the Commercial License and agreeing not to disturb Janssen’s interest in such intellectual property in the event of foreclosure of such security interest for so long as Janssen is in compliance with the terms and conditions of this Agreement.

(b)“Commercial Option Term” means, with respect to a Pre-IND Collaboration Candidate, the time period [***] (the “Commercial Option Start Date”), and (z) ending on the date that is [***] days after the Commercial Option Start Date for such Collaboration Candidate[***].  Notwithstanding the foregoing, if Janssen is stayed from exercising its Commercial Option for a Pre-IND Collaboration Candidate during such [***] day period by the filing of a petition by Fate under the Bankruptcy Code or otherwise under the Bankruptcy Code, the Commercial Option Term for such Pre-IND Collaboration Candidate shall not end before the date that is [***] days after the lifting or expiration of such stay.

4.3.2Clearance Date.  Notwithstanding the foregoing, if Janssen determines a filing or submission with respect to the exercise of a Commercial Option under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any antitrust, competition or merger control Law applicable to such exercise (collectively, “Competition Laws” and, such filing or submission, “Competition Law Filings”) is required or advisable, Janssen shall provide, prior to or concurrently with its exercise of the Commercial Option pursuant to Section 4.3.1, written notice to Fate that the exercise of the Commercial Option will be subject to Competition Law Filings.  If Janssen so notifies Fate, the provisions of Section 17.12 shall apply. Fate shall provide to Janssen any information reasonably requested by Janssen in its assessment of potential notifications under applicable Competition Laws pursuant to this Section 4.3.2.  In such event, the applicable Commercial Option Term will automatically be tolled until the Clearance Date, and the Exercise Effective Date will be deemed to be the date that is the Clearance Date.  Following the earlier occurrence of: (i) the FTC or DOJ obtains a preliminary injunction against the Parties to enjoin the transactions contemplated by the applicable Exercise Notice or (ii) the Clearance Date does not occur within [***] days after the Competition Law Filing, Janssen shall have the right, but not the obligation, to withdraw the applicable Exercise Notice by delivery of written notice to Fate.  Immediately upon such a withdrawal, the applicable Exercise Notice shall become null and void and have no further force or effect, the Commercial Option Term shall expire and the applicable Pre-IND Collaboration Candidate shall be deemed to be a Discontinued Collaboration Candidate.

4.4Effect of Option Exercise.  If Janssen exercises the Commercial Option with respect to a particular Pre-IND Collaboration Candidate in accordance with Section 4.3, then upon and after the occurrence of the Exercise Effective Date, the following provisions of this Section 4.4 shall apply.

4.4.1Commercial License.  Such particular Pre-IND Collaboration Candidate will be deemed a Licensed Collaboration Candidate, and the Commercial License granted to Janssen under Section 5.1.2 shall apply to such Licensed Collaboration Candidate and the corresponding Licensed Products.

4.4.2Option Exercise Payment.  If Janssen has not previously exercised the Commercial Option for any other Pre-IND Collaboration Candidate with respect to the applicable Janssen Antigen, Janssen shall pay to Fate the Option Exercise Payment in accordance with Section 10.2.4.

4.4.3IND Filing.  The Parties shall, in accordance with the applicable Research Plan, commence the preparation of an IND application for a Licensed Product for the applicable Licensed Collaboration Candidate.  If, at the time of the Exercise Effective Date for the Licensed Collaboration Candidate, there are IND Enabling Studies being conducted for other Pre-IND Collaboration Candidates that were included in the same DC Data Package as the Licensed Collaboration Candidate, Janssen may elect [***] Janssen will decide whether to exercise the Commercial Option for any of such other Pre-IND Collaboration Candidate in accordance with Section 4.3 and for which of such candidates IND applications should be prepared.  Janssen shall make the IND application decision no later than [***] days after the IND Data Package Delivery Date for [***].  Fate shall be primarily responsible for the preparation of the IND application for such Licensed Product, except that Janssen shall prepare the clinical trial protocol.  Fate shall provide the IND application to Janssen for review and comment, and to the JRC for review and approval (and to the JMC for review and approval of the CMC portions of such application), prior to submitting such application to the FDA.  Following JRC and JMC approval, Fate shall promptly submit such IND application to the FDA for such Licensed Product. If Janssen notifies Fate that it intends to conduct the first Clinical Trial in a country outside the U.S., the Parties will discuss and agree upon responsibility for preparation and submission of the CTA to the applicable Regulatory Authority in such country.

4.4.4Development Technology Transfer.  During the remainder of the Term with respect to the applicable Licensed Collaboration Candidate, Fate shall reasonably cooperate with Janssen to provide reasonable technical assistance, including the transfer to Janssen of any Fate Product Know-How licensed to Janssen under Section 5.1.2(a)(i) with respect to such Licensed Collaboration Candidate, as reasonably necessary for Janssen to Develop [***], but not to Manufacture, such Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate; provided, however, that any transfer, use and disclosure of any Fate Confidential Methods shall be limited to those set forth under Section 5.3 and subject to Section 5.3.  Fate’s cooperation under this Section 4.4.4 may be carried out by providing Janssen with reasonable access by teleconference or, during the first [***] months after the Exercise Effective Date, in-person at Fate’s facilities to those Fate personnel knowledgeable with respect to Development of such Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate, but such teleconference or in-person assistance shall not extend beyond the scope of technology transfer as set forth above.

4.4.5License to Discontinued Collaboration Candidates and Equivalents.  The license granted to Janssen under Section 5.1.3 shall also apply to: (a) Discontinued Collaboration Candidates of the same CAR Cell Type under the same Research Program as the Licensed Collaboration Candidate; and (b) Equivalents of (i) the Licensed Collaboration Candidate, (ii) the Discontinued Collaboration Candidates described in clause (a) and (iii) any Licensed Product containing either the Licensed Collaboration Candidate or Discontinued Collaboration Candidates described in clause (a).

4.5Ongoing Activities.  If there is more than one (1) Pre-IND Collaboration Candidate for which IND Enabling Studies are being conducted under the Research Plan for a Janssen Antigen, Janssen’s exercise of the Commercial Option (or the expiration of the Commercial Option Term) with respect to one of such Pre-IND Collaboration Candidates will not terminate or modify the work under such Research Plan for other Collaboration Candidate(s) of the same CAR Cell Type, unless the Parties otherwise agree.  In addition, if a Research Program includes Research for both CAR-NK Cells and CAR-T Cells, Janssen’s exercise of the Commercial Option (or the expiration of the Commercial Option Term) with respect to any Collaboration Candidate for one CAR Cell Type will not terminate or modify the work under such Research Plan for Collaboration Candidates of the other CAR Cell Type, unless the Parties otherwise agree.

4.6Non-Exercise of Option. If Janssen fails to give the Exercise Notice on or before the expiration of the applicable Commercial Option Term for a Pre-IND Collaboration Candidate or notifies Fate in writing prior to the expiration of the applicable Commercial Option Term that Janssen will not be exercising its Commercial Option for such Pre-IND Collaboration Candidate, then the Commercial Option with respect to such Pre-IND Collaboration Candidate shall expire upon the earlier of the expiration of the Commercial Option Term or the delivery of such notice, and Section 5.10.2(a) shall apply thereafter with respect to such Pre-IND Collaboration Candidate.  Such Pre-IND Collaboration Candidate shall thereupon be deemed a Discontinued Collaboration Candidate.

ARTICLE 5
Grant Of Rights; Exclusivity

5.1Licenses To Janssen.

5.1.1Research License.  Subject to the terms and conditions of this Agreement, during the Antigen Research Term for each Janssen Antigen, Fate hereby grants to Janssen a non-exclusive, royalty-free, non-transferable (except as permitted under Section 17.4) license in the Territory, with the right to grant sublicenses solely in accordance with Section 5.5.1, under Fate Research Patents and Fate Research Know-How solely as and to the extent necessary to enable Janssen to perform Janssen’s obligations as set forth under the Research Plan for each Janssen Antigen (including through the engagement of subcontractors in accordance with Section 3.9) (the “Research License”).  For the avoidance of doubt, (a) except as otherwise expressly set forth in the Research Plan for the Janssen Antigen, Janssen shall not conduct any Development, Manufacture, or Commercialization of any Collaboration Candidate, or any product containing any Collaboration Candidate, unless and until such time as Janssen exercises its Commercial Option in accordance with Section 4.3 for such Collaboration Candidate and such Collaboration Candidate becomes a Licensed Collaboration Candidate, (b) if Janssen does not exercise its Commercial Option with respect to a Collaboration Candidate during the applicable Commercial Option Term in accordance with Section 4.3, the Research License granted to Janssen under this Section 5.1.1 shall expire with respect to such Collaboration Candidate upon expiration of such Commercial Option Term; and (c) if Janssen terminates this Agreement under Section 15.3 with respect to any particular Janssen Antigen during the Antigen Research Term, then the Research License granted to Janssen under this Section 5.1.1 with respect to such Janssen Antigen shall terminate in accordance with Section 15.7.1(a) and this Agreement shall terminate with respect to such Janssen Antigen in accordance with Section 15.3.  During the Antigen Research Term for each Janssen Antigen, Fate shall not enter into an agreement with a Third Party relating to, or otherwise grant any rights to any Third Party with respect to, any CAR Cell Construct expressing a CAR Directed to such Janssen Antigen.

5.1.2Commercial License.

(a)Subject to the terms and conditions of this Agreement (including ARTICLE 9), upon and as of the Exercise Effective Date for a Licensed Collaboration Candidate and for the remainder of the Term with respect to such Licensed Collaboration Candidate, Fate hereby grants to Janssen:

(i) an exclusive (even as to Fate, except solely to the extent necessary for Fate to exercise its rights and perform its obligations under this Agreement), non-transferable (except as provided in Section 17.4), royalty-bearing license (or sublicense, as applicable), with the right to grant sublicenses solely in accordance with Section 5.5, under the Fate Product Patents and Fate Product Know-How solely to: (x) use, Develop, have Developed, sell, offer to sell, have sold, promote, distribute, import, export and otherwise Commercialize such Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate in the Field in the Territory and (y) [***] (the “Product License”); and

(ii)a co-exclusive (with Fate), non-transferable (except as provided in Section 17.4) license (or sublicense, as applicable), with the right to grant sublicenses solely in accordance with Section 5.5 and Section 9.10, under the Fate Product Patents and Fate Product Know-How solely to: (x) [***] (the “Manufacturing License”).

(b)The Product License and Manufacturing License shall collectively be deemed the “Commercial License” with respect to the applicable Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate.

5.1.3License to Discontinued Collaboration Candidates and Equivalents.  Subject to the terms and conditions of this Agreement, upon and as of the Exercise Effective Date for a Licensed Collaboration Candidate and effective only for the remainder of the Term with respect to such Licensed Collaboration Candidate, Fate hereby also grants to Janssen a Commercial License with respect to:

(a)All Discontinued Collaboration Candidates, then existing or becoming a Discontinued Collaboration Candidate by operation of this Agreement subsequently, of the same CAR Cell Type under the same Research Program as such Licensed Collaboration Candidate; and

(b)Equivalents of (i) such Licensed Collaboration Candidate, (ii) the Discontinued Collaboration Candidates described in clause (a) of this Section 5.1.3 and (iii) any Licensed Product containing either such Licensed Collaboration Candidate or any Discontinued Collaboration Candidate described in clause (a) of this Section 5.1.3.

Notwithstanding the foregoing, Janssen shall not have the right to practice the Commercial License described in Section 5.1.2 for any product described in clause (a) or (b) of this Section 5.1.3 without mutual agreement of the Parties, and provided that Janssen may not practice such license unless and until Fate prepares, tests, qualifies and releases a cryopreserved Master iPSC Bank for the applicable Discontinued Collaboration Candidate or Equivalent in accordance with Section 4.2.4.  If the Parties mutually agree that Janssen may practice the Commercial License for such product, then the applicable Discontinued Collaboration Candidate or Equivalent shall be deemed to be a Licensed Collaboration Candidate for all purposes under this Agreement.

5.1.4Limitation of License; Retained Right of Fate.

(a)For clarity, (i) the licenses granted to Janssen under this Section 5.1 do not include the right for Janssen to practice the Fate Research Patents, Fate Research Know-How, Fate Product Patents or Fate Product Know-How in a manner other than as expressly permitted under this Section 5.1 or Section 5.4 or ARTICLE 9; and (ii) Fate retains all rights to practice the Fate Research Patents, Fate Research Know-How, Fate Product Patents or Fate Product Know-How for any and all purposes, other than those expressly limited by license under Section 5.1, subject only to Section 5.1.4(b) and Section 5.10.

(b)Fate shall not use any of its retained rights in or to the Precursor iPSCs, Master iPSC Banks, or CD34 Compositions corresponding to a Licensed Collaboration Candidate for any purpose other than the performance of its Research and Manufacturing obligations under this Agreement.  Fate shall not grant any license or any right with respect to such Precursor iPSCs, Master iPSC Banks, or CD34 Compositions to any Third Party.  Janssen shall not use any of its licensed rights in or to the Precursor iPSCs, Master iPSC Banks or CD34 Compositions under clause (y) of the Product License or clause (y) of the Manufacturing License other than as expressly permitted under ARTICLE 9.  Given the nature of such Precursor iPSCs, Master iPSC Banks, and CD34 Compositions, and the competitive damage that may result to a Party upon unauthorized use of such Precursor iPSCs, Master iPSC Banks, and CD34 Compositions, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 5.1.4(b).  In addition to all other remedies, each Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 5.1.4(b) by the other Party.

(c)[***].

5.1.5Fate Affiliates.  If any of the Patents or Know-How licensed by Fate to Janssen pursuant to this Section 5.1 or Section 5.4 is Controlled by an Affiliate of Fate (but excluding any Patents and Know-How that are deemed not to be Controlled by Fate or its Affiliates pursuant to Section 17.14.1), Fate shall procure that such Affiliate grants the licenses to Janssen in accordance with this Section 5.1 or Section 5.4.

5.2License to Fate.

5.2.1Research License.  Subject to the terms and conditions of this Agreement, during the Antigen Research Term for each Janssen Antigen, Janssen hereby grants to Fate a non-exclusive, royalty-free, non-transferable (except as permitted under Section 17.4) license in the Territory, with the right to grant sublicenses solely in accordance with Section 5.5.1, under Janssen Research Patents and Janssen Research Know-How solely as and to the extent necessary to enable Fate to perform Fate’s obligations as set forth under the Research Plan for each Janssen Antigen (including through the engagement of subcontractors in accordance with Section 3.9).  For the avoidance of doubt, if Janssen does not exercise its Commercial Option with respect to any Collaboration Candidates under a Research Program during the applicable Commercial Option Term in accordance with Section 4.3, the research license granted to Fate under this Section 5.2 shall expire with respect to all such Collaboration Candidates under such Research Program upon expiration of such last-to-expire Commercial Option Term.

5.2.2Manufacturing License. Subject to the terms and conditions of this Agreement (including ARTICLE 9), upon and as of the Exercise Effective Date for a Licensed Collaboration Candidate and for the remainder of the Term for such Licensed Collaboration Candidate, Janssen hereby grants to Fate a co-exclusive (with Janssen), non-transferable (except as provided in Section 17.4) license (or sublicense, as applicable), with the right to grant sublicenses solely in accordance with Section 5.5 and Section 9.10, under the Janssen Product Patents and Janssen Product Know-How solely to: (x) Manufacture and have Manufactured such Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate in the Field in the Territory and (y) use Master iPSC Banks and CD34 Compositions corresponding to such Licensed Collaboration Candidate for the Manufacture of such Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate in the Field in the Territory.

5.2.3Limitation of License; Retained Rights of Janssen.  For clarity, (a) the licenses granted to Fate under this Section 5.2 do not include the right for Fate to practice the Janssen Research Patents, Janssen Research Know-How, Janssen Product Patents or Janssen Product Know-How in a manner other than as expressly permitted under this Section 5.2 or Section 5.4 or ARTICLE 9; and (b) Janssen retains all rights to practice the Janssen Research Patents, Janssen Research Know-How, Janssen Product Patents or Janssen Product Know-How for any and all purposes, other than those expressly limited by license under Section 5.2, subject only to Section 5.1.4(b) and Section 5.10.

5.2.4Janssen Affiliates.  If any of the Patents or Know-How licensed by Janssen to Fate pursuant to this Section 5.2 or Section 5.4 is Controlled by an Affiliate of Janssen, Janssen shall procure that such Affiliate grants the licenses to Fate in accordance with this Section 5.2 or Section 5.4 .

5.2.5Definition of Co-Exclusive.  For purposes of Section 5.1.2(a)(ii) and Section 5.2.2, “co-exclusive (with Fate)” or “co-exclusive (with Janssen)” means that the granting Party shall retain all of the same rights granted to the other Party under the intellectual property rights licensed thereunder.  The granting Party covenants not to grant to any Third Party, without the prior written consent of the other Party, a license under such retained rights to conduct the activities licensed to the other Party.

5.3[***]

5.3.1[***]

(a)[***]

(i)[***]

(ii)[***]

(iii)[***]

[***]

(b)[***]

(c)[***]

5.3.2[***]

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(i)[***]

(ii)[***]

(iii)[***]

(iv)[***]

5.3.3[***]

(a)[***]

(b)[***]

(i)[***]

(ii)[***]

(iii)[***]

(c)[***]

5.3.4[***]

5.3.5[***]

5.3.6[***]

5.3.7[***]

(a)[***]

(b)[***]

(c)[***]

(d)[***].

5.4Collaboration Intellectual Property.

5.4.1[***]

(a)Subject to obligations of non-disclosure as provided under this Agreement (including under ARTICLE 12), [***].

(b)Subject to obligations of non-disclosure as provided under this Agreement (including under ARTICLE 12), [***].

5.4.2Research Program Inventions Cross License.

(a)Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to freely grant sublicenses through multiple tiers, under such first Party’s rights and interests in any and all Research Program Inventions for all purposes (the “Research Program Inventions Cross License”); provided, however, that such Research Program Inventions Cross License does not include a grant of (i) any rights to either Party for any exploitation of any Collaboration Candidate, Licensed Collaboration Candidate or Licensed Product, or (ii) any rights to practice, other than Research Program Inventions, any Patents or Know-How owned or Controlled by such first Party or any of its Affiliates.  For purposes of this Agreement, “Research Program Inventions” means [***].  The foregoing Research Program Inventions Cross License shall not include the right for Janssen to practice any Fate Confidential Method or for Fate to practice any Janssen Confidential Method.

(b)The Parties acknowledge and agree that the Research Program Invention Cross License under this Section 5.4.2 does not include any Inventions conceived, developed or reduced to practice by or on behalf of either Party or any of its Affiliates either (i) prior to the Effective Date or (ii) after the Effective Date outside the scope of this Agreement (the “Background IP”).  As such, to the extent a Party wishes to incorporate any of its proprietary technology under any Research Program or CMC Development Plan (A) that is Covered by any Patents within such Party’s Background IP and (B) for which a license may be necessary for such other Party to practice Research Program Inventions, such [***].  Janssen acknowledges that the Fate Research Patents set forth on Exhibit 13.2.1 are Background IP of Fate.

5.4.3License for [***].

(a)[***]

(b)[***]

(c)[***]

(d)[***]

5.5Sublicense.

5.5.1Sublicenses to Affiliates.  Each Party shall have the right to grant sublicenses of the licenses granted to such Party pursuant to Section 5.1, 5.2 or 5.4 to any of its Affiliates without the consent of the other Party; provided, however, that a Party shall not grant such a sublicense if such grant would cause adverse tax consequences to the other Party (or such Party’s Affiliates), as reasonably demonstrated by such other Party within [***] Business Days of being notified of a proposed sublicense.  In the event a sublicense would so cause such adverse tax consequences, the Parties agree to cooperate reasonably to enable such sublicense in a manner reasonably satisfactory to the non-sublicensing Party, including, if appropriate, indemnification by the sublicensing Party.

5.5.2Sublicenses to Third Parties.  Janssen shall have the right to grant sublicenses to Third Parties through multiple tiers under the Product License granted to Janssen under Section 5.1.2, solely in accordance with this Section 5.5.2; provided, however, that any sublicense by Janssen (other than to a Third Party distributor on a regional basis) with respect to Commercialization of any Profit Share Product in the U.S. shall require the prior written consent of Fate.  In addition, each Party shall have the right to grant sublicenses to Third Parties under the license granted to such Party under Section 5.1.2(a)(ii) (in the case of Janssen) or 5.2.2 (in the case of Fate) to Third Party CMOs solely in accordance with Section 9.10.  The following terms shall apply to each Sublicense:

(a)Each Sublicense shall refer to this Agreement, shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of the sublicensing Party (individually or through the activities of its Sublicensee) to fully perform all of its obligations under this Agreement or the other Party’s rights under this Agreement.

(b)In such Sublicense, the Sublicensee shall agree to comply with all applicable terms and conditions of this Agreement.

(c)Promptly after execution of the Sublicense agreement, the sublicensing Party shall provide a summary of such Sublicense to the other Party.

(d)The sublicensing Party shall remain responsible for the performance of this Agreement and the performance of its Sublicensees hereunder.

(e)Each Sublicense shall terminate immediately upon the termination of this Agreement (in whole or only with respect to the rights that are subject to such Sublicense).

(f)The sublicensing Party shall obligate each of its Sublicensees to grant licenses to the sublicensing Party under any Patents and Know-How owned or controlled by such Sublicensee to enable the sublicensing Party to grant sublicenses to the other Party under such Patents and Know-How, to the extent that such Patents and Know-How would be licensed by the sublicensing Party to the other Party under the terms of this Agreement if such Patents and Know-How were solely owned by the sublicensing Party.

5.6Functional Improvements; Next Generation Candidates.

5.6.1Notification of Functional Improvements.  If, [***], Fate develops a Functional Improvement, Fate shall promptly disclose such Functional Improvement to Janssen (unless such Functional Improvement was developed jointly by the Parties in conduct of a Research Program).  Janssen shall notify Fate if it desires to incorporate any such Functional Improvement of Fate, or any other Functional Improvement, into a Collaboration Candidate or Licensed Product, subject to the remainder of this Section 5.6, provided that, [***], the Parties shall, prior to Fate’s incorporation of such Functional Improvement into any Collaboration Candidate or Licensed Product, agree on the terms and conditions of such sublicense (e.g., the allocation of any payment obligations between Fate and Janssen such as royalty payment and royalty term, and the obligation for Janssen to comply with upstream obligations such as any [***]).

5.6.2Janssen Right to Incorporate Functional Improvements.  If Janssen notifies Fate that it desires to incorporate one or more Functional Improvement(s) into any one or more Collaboration Candidates from a Research Program [***], subject to and in accordance with the remainder of this Section 5.6, provided that, [***], the Parties shall, prior to Fate’s incorporation of such Functional Improvement into any Collaboration Candidate or Licensed Product, agree on the terms and conditions of such sublicense (e.g., the allocation of any payment obligations between Fate and Janssen such as royalty payment and royalty term, and the obligation for Janssen to comply with upstream obligations such as any [***]).  The JRC shall update the applicable Research Plan(s) to include the activities necessary to incorporate such Functional Improvement into such Collaboration Candidate or Licensed Product, as applicable (such updated candidate, a “Next Generation Candidate”); provided, however, that in no event will a Next Generation Candidate be of a different CAR Cell Type than the original Collaboration Candidate or Licensed Product.  Such amendment to the Research Plan shall in form and substance (including with respect to the activities to be conducted thereunder and the number of FTEs needed to conduct such activities) substantially follow the form and substance of the initial Research Plan for the Collaboration Candidate(s) or Licensed Product to be so updated.  In the event the JRC does not reach consensus on the budget for the applicable Next Generation Candidate activities, then such budget shall equal [***] of the budget set forth in the initial Research Plan for the Collaboration Candidate(s) or Licensed Product to be updated; provided, however, that no such Research Plan shall require Fate to conduct activities that, taken as a whole, would result in Fate incurring Research Costs in excess of the applicable Research Budget for such Research Plan.  Upon such update, the [***] pursuant to Section 3.4.2.

5.6.3Research of Next Generation Candidates.  After the JRC updates the Research Plan to include activities for the Next Generation Candidate, the Parties shall conduct such activities in accordance with the Research Plan and the terms of ARTICLE 3.  If the JRC selects any Next Generation Candidates to further develop in IND Enabling Studies in accordance with Section 3.7, then Janssen shall have the right to exercise the Commercial Option with respect to such Next Generation Candidates in accordance with Section 4.3.  If Janssen exercises the Commercial Option with respect to any such Next Generation Candidate, then such Next Generation Candidate shall become a Licensed Collaboration Candidate (subject to Janssen paying to Fate the Option Exercise Payment in accordance with Section 10.2.4 in the event Janssen has not previously exercised the Commercial Option for any other Collaboration Candidate with respect to the applicable Janssen Antigen).  Janssen shall not be obligated to discontinue the Development of the original Collaboration Candidate or Licensed Product that was the basis of such Next Generation Candidate.

5.6.4Improvement Period.  With respect to any Licensed Product (i.e., after Janssen has exercised its Commercial Option), Janssen may implement Functional Improvements in accordance with and subject to Section 5.6.2 at any time during the Improvement Period for such Licensed Product.  For clarity, if Janssen exercises the Commercial Option for a Next Generation Candidate, then the Improvement Period for the Licensed Product containing such Next Generation Candidate shall begin on the applicable Exercise Effective Date.

5.6.5Research Costs for Next Generation Candidates.  Janssen shall be responsible for all Research Costs incurred to implement any Functional Improvement into Next Generation Candidates, pursuant to Section 10.2.

5.6.6Other Improvements. If either Party develops or identifies a Functional Improvement that could be incorporated into a Collaboration Candidate or Licensed Product and such improvement is not subject to the terms of Section 5.6.1 through Section 5.6.5, either Party may propose the incorporation of such improvement to the JRC (or, if the JRC does not exist then, to the other Party) and the JRC (or the Parties) will determine, without any obligation, whether to incorporate such improvement and the terms for such incorporation, and if the JRC (or the Parties) does not agree to such incorporation by consensus, such improvement shall not be implemented.

5.7Product Trademarks; Patent Marking.

5.7.1Janssen shall be responsible for selection, prosecution, maintenance and enforcement of all Product Trademarks pertaining to the Licensed Products and for registering and maintaining all Product Domain Names and Websites.  Janssen will own all right, title and interest in and to the Product Trademarks for the Licensed Products.

5.7.2The packaging for each Licensed Product Commercialized by Janssen under this Agreement shall be marked with applicable patent notices relating to the Fate Product Patents in such a manner as may be permitted or required by Laws.

5.8Third Party In-Licenses.  The licenses granted by Fate to Janssen under this ARTICLE 5 include sublicenses of rights licensed to Fate under the Existing Agreements.  Janssen acknowledges and agrees that the licenses granted by Fate to Janssen under this ARTICLE 5 shall be non-exclusive with respect to any intellectual property that is non-exclusively licensed to Fate under an Existing Agreement.  Prior to the Effective Date, [***].

5.9No Implied Licenses; Retained Rights; Government Rights.

5.9.1No Implied Licenses, Retained Rights.  No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by either Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose.

5.9.2Government Rights.  This Agreement is expressly subject to the reservation on behalf of the U.S. government under 35 U.S.C. § 200–212 and regulations promulgated thereunder. Each Party shall take all action necessary on its part, including the provision of additional information and supporting documentation to the other Party as reasonably requested by the other Party, to enable each Party to satisfy or to seek waivers with respect to its respective obligations under 35 U.S.C. § 200–212 and regulations promulgated thereunder.  None of the Fate Research Patents, Fate Research Know-How, Fate Product Patents or Fate Product Know-How are or include any invention that was conceived or first actually reduced to practice in the performance of work under a funding agreement between Fate and the U.S. government.

5.10Exclusivity and Other Restrictions.

5.10.1During Exclusivity Period.

(a)During the Exclusivity Period, [***].  Notwithstanding the foregoing, either Party may acquire or maintain an ownership interest in a Third Party that owns or controls a Competing Product (for so long as such Third Party is not an Affiliate of such Party). For clarity, each Party will retain the right (and Fate will retain the right to use the Fate Platform Technology), including during the Exclusivity Period, to research, develop, manufacture and commercialize any product, including a cell product targeting any antigen (including a Janssen Antigen), so long as such product is not a Competing Product.

(b)“Exclusivity Period” means, with respect to a Janssen Antigen, the period beginning on the Effective Date (or, with respect to Janssen Antigen 3 and Janssen Antigen 4, on the date that Janssen selects such antigen pursuant to Section 3.2.2) and, unless the Parties agree otherwise, ending:

(i)[***]

(ii)[***];

provided, however, that if the Research Program or this Agreement is terminated with respect to such Janssen Antigen before the date described in clause (i) or (ii), the Exclusivity Period will end on the effective date of such termination with respect to such Janssen Antigen. [***].

5.10.2Restricted Activities after Expiration of Commercial Option; Restriction on Use of Janssen Antigen Binding Domains.

(a)If Janssen does not exercise the Commercial Option with respect to a particular Pre-IND Collaboration Candidate during the Commercial Option Term, then, following the expiration of the Commercial Option Term for such particular Pre-IND Collaboration Candidate, such Pre-IND Collaboration Candidate will be deemed a [***].

(b)During the Term with respect to a Janssen Antigen, neither Fate nor any of its Affiliates shall use, nor have any right to use, any Janssen Antigen Binding [***], in each case with respect to such Janssen Antigen, except to the extent necessary to perform Fate’s obligations under ARTICLE 3 and ARTICLE 9.  For clarity, this Section 5.10.2(b) will not survive expiration of the Term with respect to a Janssen Antigen.

5.10.3Change of Control.  If, as of the date of consummation of a Change of Control of Fate, the Acquirer of Fate in such Change of Control transaction is conducting on-going activities with respect to a Competing Product that are prohibited under Section 5.10.1, the restrictions in Section 5.10.1 shall not preclude the Acquirer from conducting such activities with respect to such Competing Product after the consummation of the Change of Control transaction, so long as during the applicable Exclusivity Period the Acquirer Segregates the program and activities related to the Competing Product from Fate’s activities under this Agreement in accordance with Section 17.14.2.

5.10.4Acquisition of Competing Products. In the event that either Party or any of its Affiliates acquires rights to any Competing Product as the result of a merger, acquisition, combination or similar transaction with, of or by a Third Party, and as of the date of consummation of such transaction, there are on-going activities with respect to such Competing Product that are prohibited under Section 5.10.1, then the Party who acquired (or whose Affiliate acquired) such rights to such Competing Product (“Acquiring Party”) shall notify the other Party of such transaction within [***] Business Days after the consummation of such transaction and will promptly Segregate the program and activities related to the Competing Product from its activities under this Agreement in accordance with Section 17.14.2 and shall, within [***] months after the date of consummation of such transaction, notify the other Party in writing whether it (or its Affiliate) will:

(a)enter into a definitive agreement with a Third Party to divest such Competing Product within [***] months after the consummation of such transaction; or

(b)discontinue or terminate its activities with respect to such Competing Product no later than [***] months after the closing of such transaction, until the expiration of the then-current Exclusivity Period with respect to the applicable Janssen Antigen.

Failure to provide timely notice will be deemed an election under clause (b).  The Acquiring Party shall be permitted to continue Developing, Manufacturing or Commercializing such Competing Product during the applicable time period set forth in clause (a) or (b) above, and the applicable prohibition under Section 5.10.1 shall not apply during such applicable time period with respect to such Competing Product, provided that the Acquiring Party Segregates the activities with respect to such Competing Product from any activities under this Agreement.

5.10.5Effect of Transfer of Fate Intellectual Property.  Neither Fate nor any of its Affiliates shall sell or otherwise transfer the ownership of any Fate Research Know-How, Fate Research Patents, Fate Product Know-How or Fate Product Patents to any Third Party (including through a sale or ownership transfer by an Affiliate of Fate that Controls such intellectual property) without imposing on such Third Party the restrictions set forth in Section 5.10.1 solely with respect to its use of the Fate Research Know-How, Fate Research Patents, Fate Product Know-How or Fate Product Patents.

ARTICLE 6
Fate Opt-In Option

6.1Grant of Fate Opt-In Option.  For each Licensed Product, Janssen hereby grants to Fate the right to elect, at Fate’s sole discretion, to co-fund Development in the Territory, and to co-Commercialize and share profits and losses in the U.S. with Janssen, with respect to such Licensed Product on the terms set forth in the Profit Share Product Exhibit (each, a “Fate Opt-In Option”), exercisable in accordance with the terms and conditions set forth in this ARTICLE 6.

6.2Delivery of POC Data Packages.  Janssen shall notify Fate promptly [***] for each Licensed Product.  Within [***] days thereafter, Fate shall notify Janssen of whether it desires to have Janssen prepare a data package with respect to such Licensed Product (the “POC Data Package” for such Licensed Product), which POC Data Package shall include:

(a)all available safety and efficacy data (including the raw tables, figures and listings datasets) with respect to such Licensed Product through the [***];

(b)a report of [***];

(c)Janssen’s then-current internal clinical development plan and budget for such Licensed Product (which would include total Shared Development Costs by year by study only) to Develop such Licensed Product in the Territory for the [***]-year period following the [***]; and

(d)Janssen’s then-current internal marketing and commercialization plan and budget for such Licensed Product, which shall include, at a minimum, a [***] for such Licensed Product.

If Fate requests the POC Data Package for such Licensed Product, then Janssen shall provide such POC Data Package to Fate within [***] days after such request.  If Janssen delivers a POC Data Package and Fate notifies Janssen within [***] days following receipt that such POC Data Package is not complete and such notice specifies the information, data or results not included in such POC Data Package, Janssen shall provide the missing information, data or results as soon as possible and no later than [***] days after Fate’s notification.  The date on which Fate is in receipt of a complete POC Data Package for a Licensed Product shall be deemed the “POC Data Package Delivery Date” with respect to such Licensed Product.  Janssen shall promptly make available such other material information, data and results relating to such Licensed Product as Fate may reasonably request in order to make an informed decision regarding whether to exercise its Fate Opt-In Option with respect to such Licensed Product, including documentation supporting the then-current internal clinical development plan and budget and the then-current internal marketing and commercialization plan and budget, for such Licensed Product.

Notwithstanding the foregoing, if Fate requests the POC Data Package for a Licensed Product and Janssen has decided not to conduct any further Development of such Licensed Product, then Janssen shall deliver the POC Data Package, but the Fate Opt-In Option shall not apply to such Licensed Product unless and until Janssen decides to recommence Development of such Licensed Product (in which case Janssen shall provide Fate with prompt written notification thereof and the Fate Opt-In Option shall then apply).

6.3Exercise of Fate Opt-In Option.  Fate may exercise the Fate Opt-In Option for such Licensed Product by providing written notice of exercise to Janssen within [***] days after the POC Data Package Delivery Date (the first Business Day after Fate’s giving of such notice, the “Opt-In Exercise Date”).  The Licensed Product as to which Fate has exercised the Fate Opt-In Option in accordance with this Section 6.3 shall be deemed to be a Profit Share Product as of the Opt-In Exercise Date and for the remainder of the applicable Profit Share Term.

6.4Consequences of Exercise of Fate Opt-In Option.  On and after the Opt-In Exercise Date for a Licensed Product, the terms and conditions set forth on Exhibit 6.4 (the “Profit Share Product Exhibit”) shall apply with respect to such Profit Share Product.    All provisions of this Agreement shall continue to apply to the Profit Share Product, except to the extent expressly set forth in this Agreement or the Profit Share Product Exhibit.

ARTICLE 7
Development and Commercialization

7.1General.   From and after the Exercise Effective Date with respect to a particular Licensed Collaboration Candidate, Janssen (itself or through its Affiliates or its or their Sublicensees), at its sole cost and expense, shall have the sole right and authority to Develop and Commercialize, subject to Section 4.4, in the Territory such Licensed Collaboration Candidate and the Licensed Products containing such Licensed Collaboration Candidate, subject to the Fate Opt-In Option.  Janssen shall conduct such activities in accordance with the terms and conditions of this Agreement.

7.2Restriction on [***].  With respect to any Licensed Product containing a Licensed Collaboration Candidate that incorporates the Existing Functional Element described in Section 1.57(a), Janssen shall not [***].

7.3Standards of Conduct; Records.  Janssen shall conduct all Development of Licensed Products in good scientific manner and in compliance with all applicable Law, including GMP, GLP and GCP, as applicable. Janssen shall maintain, consistent with its then-current internal policies and practices, and cause its employees and Subcontractors to maintain, records and laboratory notebooks of its Development activities under this Agreement in sufficient detail and in a good scientific manner appropriate for regulatory and intellectual property protection purposes. Janssen shall conduct all Commercialization activities under this Agreement in compliance with all applicable Laws.

7.4Development Reports.  In advance of each JSC meeting, unless otherwise agreed between the Parties, Janssen shall provide to the JSC a high-level summary report summarizing its Development activities with respect to each Licensed Product and the results thereof since the previous JSC meeting, and its anticipated Development activities with respect to each Licensed Product for the subsequent calendar quarter.  At each JSC meeting, Janssen shall provide additional information as reasonably requested by Fate’s JSC representatives with respect to the Development activities summarized in such report or otherwise conducted or anticipated to be conducted for Licensed Products.

7.5Commercialization Reports.  On a semi-annual basis after Marketing Approval of any Licensed Product, Janssen shall provide to the JSC a high-level summary report of its Commercialization launch status, activities, and performance with respect to each Licensed Product since the previous JSC summary. At each JSC meeting, Janssen shall provide additional information as reasonably requested by Fate’s JSC representatives with respect to the Commercialization activities summarized in such report or otherwise conducted or anticipated to be conducted for each Licensed Product.

7.6Diligence.  If Janssen exercises the Commercial Option with respect to one or more Collaboration Candidates for a particular Janssen Antigen in accordance with Section 4.3, the following provisions of this Section 7.6 shall apply with respect to such Janssen Antigen:

(a)Janssen shall use [***]Efforts to [***];

(b)Following [***] Janssen shall use [***] Efforts to [***]; and

(c)For clarity, if Janssen [***], Janssen is not obligated under this Section 7.6 to exercise [***] Efforts to [***].

If Fate exercises the Fate Opt-In Option with respect to a Licensed Product pursuant to Section 6.3, then, during the Profit Share Term for such Profit Share Product, the foregoing provisions of Section 7.6 shall not apply to such Profit Share Product, any Related Licensed Products or the applicable Janssen Antigen.  Instead, Section 5.2 of the Profit Share Product Exhibit shall apply.

7.7Subcontracting. Janssen may subcontract the performance of any Development and Commercialization activities for a Licensed Product under this Agreement to one or more Third Parties (each, a “Subcontractor”); provided, however, that: (a) any such Subcontractor (other than a CRO) to whom Janssen discloses Confidential Information of Fate shall enter into an appropriate written agreement obligating such Subcontractor to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in ARTICLE 12; (b) Janssen shall not disclose to such Subcontractor any Fate Confidential Methods without Fate’s express prior written consent, which may be withheld in Fate’s sole discretion on a case-by-case basis; (c) Janssen will obligate such Subcontractor (other than a CRO) to agree in writing to assign or license (with the right to grant sublicenses) to Janssen any inventions (including any Patents and Know-How covering such inventions) made by such Subcontractor in performing such activities, to the extent necessary for Janssen to (i) grant a license to Fate under such inventions as if such inventions were made by Janssen, and (ii) make the assignments to Fate contemplated in Section 11.1.2 with respect to such inventions (as if such inventions were made by Janssen); and (d) Janssen shall at all times be responsible for the performance of such Subcontractor and shall remain primarily responsible to Fate for the fulfillment of its obligations under this Agreement even after such activities are subcontracted to such Subcontractor.

ARTICLE 8
Regulatory

8.1General. From and after the Exercise Effective Date with respect to a particular Licensed Collaboration Candidate or Licensed Products containing such Licensed Collaboration Candidate, subject to Sections 4.4.3 and 8.2, Janssen (itself or through its Affiliates or its or their Sublicensees), at its sole cost and expense, shall have the sole right to prepare and submit all Regulatory Filings (including BLAs, MAAs and Supplemental Applications), to obtain and maintain all Regulatory Approvals (including Marketing Approvals and Commercialization Approvals), and to conduct communications with Regulatory Authorities in the Territory.  With respect to each Licensed Collaboration Candidate, [***], (a) (i) Fate shall have the right to have one (1) representative attend all meetings (including by telephone), conferences and discussions between Janssen or its Affiliate and the FDA pertaining to such Licensed Product; and (ii) Janssen shall, to the extent feasible, provide Fate with reasonable advance notice of all such meetings and other contacts and advance copies of all related documents and other relevant information relating to such meetings or other contacts; and (b) Janssen shall provide Fate with each such Regulatory Filing [***] sufficiently in advance for Fate’s review and comment.  Janssen shall [***] any such comment from Fate [***] (unless Janssen reasonably determines that such comment is not in compliance with applicable Law).

8.2Transition of Existing Regulatory Filings and Regulatory Approvals.

8.2.1If Janssen exercises the Commercial Option with respect to a Licensed Collaboration Candidate in accordance with Section 4.3, Fate shall promptly provide Janssen with advance drafts of any documents or other correspondence pertaining to the IND application that Fate plans to submit to the applicable Regulatory Authority for the Licensed Product containing such Licensed Collaboration Candidate, and Fate shall promptly submit such IND application to the FDA, in accordance with and subject to Section 4.4.3.  Fate shall provide Janssen with copies of all material submissions it makes to, and all material correspondence (including written summaries of material oral correspondence) it receives from, the applicable Regulatory Authority with respect to such IND application in accordance with this Section 8.2.  Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 8.2 shall be provided to Janssen in a timely manner as to allow Janssen a reasonable amount of time to review such notices, copies of submission and correspondence and materials before their submission to the applicable Regulatory Authority, and in any event at least [***] Business Days in advance, unless circumstances necessitate a shorter time period.  Correspondence and other documents received from a Regulatory Authority with respect to such IND application must be provided to Janssen as soon as practicable, and in any event within [***] Business Days.

8.2.2Prior to the transfer of the IND application for a particular Licensed Product as further described in Section 8.2.3 but after Janssen exercises the Commercial Option with respect to a Licensed Collaboration Candidate in accordance with Section 4.3, subject to applicable Law, (a) Janssen shall have the right to have one (1) representative attend all meetings (including by telephone), conferences and discussions between Fate or its Affiliate and the FDA pertaining to such Licensed Product; (b) Fate shall, to the extent feasible, provide Janssen with reasonable advance notice of all such meetings and other contacts and advance copies of all related documents and other relevant information relating to such meetings or other contacts; and (c) in advance of submission to the FDA, Fate shall provide Janssen, for Janssen’s review and comment, any information or communications relating to the clinical protocol included in such IND or any other portion of the IND prepared by Janssen, and Fate shall reasonably consider any such comments from Janssen.

8.2.3As soon as practicable after the date on which the IND submitted to the FDA by Fate for a particular Licensed Product pursuant to Section 4.4.3 becomes effective in the U.S. under 21 C.F.R. 312.40, Fate shall transfer to Janssen electronic copies (unless otherwise required by applicable Law) of all Regulatory Filings relating to such Licensed Product, including [***].

8.2.4The Parties acknowledge that any [***].

8.2.5Upon the completion of such transfer, Fate shall, and hereby does, assign to Janssen all such Regulatory Filings, and shall promptly (and in any case within [***] days) take all steps reasonably necessary to effectuate the assignment of all IND/CTAs included in such Regulatory Filings, including submitting to any applicable Regulatory Authority a letter or other necessary documentation (with copy to Janssen) notifying the Regulatory Authority of the assignment, for such Licensed Product.  In the event that any such IND/CTA cannot be transferred within such [***]-day period, Fate shall [***] with respect to the maintenance or transfer of such IND/CTA.  Fate shall have the right to retain ownership of any and all Regulatory Filings referenced by the IND prepared in accordance with Section 4.4.3 (but not including the IND itself, which shall be owned by Janssen) that are not specific to the applicable Licensed Product; provided, however,[***].  In the event that any such IND/CTA includes any referenced Regulatory Filings, Fate will maintain compliance with all relevant U.S. Drug Master File (DMF) regulations or the equivalent as required in any country or region outside the U.S., and Fate will respond in a timely manner to all DMF Regulatory Authority audits/questions/findings.  It is understood that DMF data is Fate Confidential Information.  However, Fate will provide Janssen notice of DMF submissions and correspondence, and other materials as appropriate as soon as practicable, and in any event within [***] days, unless circumstances necessitate a shorter time period to allow Janssen advance notice to address implications to Janssen’s regulatory filings.

8.2.6For clarity, any Fate Confidential Method disclosed to Janssen as a result of Fate’s performance of its obligations under this ARTICLE 8 shall remain Fate Confidential Method, and such Fate Confidential Method shall remain subject to the terms and conditions of Section Error! Reference source not found..

8.3Right of Reference.

8.3.1Janssen shall have the right to cross-reference Fate’s Regulatory Filings to the extent reasonably necessary to comply with a request from a Regulatory Authority in connection with the Development, Manufacture or Commercialization of Licensed Products by Janssen under this Agreement, including to any DMF or master files within the possession and control of Fate or its Affiliates, to the extent such DMF or master files specifically relate to the Licensed Products (the “Licensed Product DMFs”).  [***], subject to Sections 5.3.2(b) and 9.9.1. Fate hereby grants, and will cause its Affiliates to grant, to Janssen and its Affiliates and Sublicensee a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any such Regulatory Filings for use by Janssen to Develop, Manufacture and Commercialize Licensed Products pursuant to this Agreement. Fate shall provide a signed statement to this effect, if requested by Janssen, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of Janssen to the applicable Regulatory Authority and shall cause its Affiliates to provide such signed statement. Fate will provide, and will cause its Affiliates to provide, cooperation to Janssen to effect the foregoing.

8.3.2Fate shall have the right to cross-reference Janssen’s Regulatory Filings for Licensed Products to the extent reasonably necessary to comply with a request from a Regulatory Authority in connection with the development or commercialization of products by Fate and its Affiliates (other than Collaboration Candidates and Licensed Products) [***].  Janssen hereby grants, and will cause its Affiliates to grant, to Fate and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any such Regulatory Filings for use by Fate and its Affiliates to develop and commercialize such products.  Janssen shall provide a signed statement to this effect, if requested by Fate, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of Fate to the applicable Regulatory Authority and shall cause its Affiliates to provide such signed statement. Janssen will provide, and will cause its Affiliates to provide, cooperation to Fate to effect the foregoing.

8.4Regulatory Assistance.  As soon as practicable after the date on which the IND submitted to the FDA by Fate for a particular Licensed Product pursuant to Section 4.4.3 becomes effective in the U.S. under 21 C.F.R. 312.40, Fate shall reasonably cooperate with Janssen to provide regulatory assistance with respect to such Licensed Product, as reasonably requested by Janssen, to facilitate Regulatory Filings and communications with Regulatory Authorities in the Territory for such Licensed Product; provided, however, that the foregoing shall not be construed as requiring Fate to transfer or disclose to Janssen any Fate Confidential Methods except as expressly set forth under and subject to the terms and conditions of Section Error! Reference source not found..  Fate’s reasonable cooperation as set forth above may be conducted by providing Janssen with reasonable access by teleconference or, during a period of [***] months after the submission of such IND, in-person at Fate’s facilities to those Fate personnel knowledgeable with respect to such regulatory matters, if any.

8.5Pharmacovigilance Agreement.

8.5.1Prior to the commencement of a Clinical Trial for a Licensed Product which incorporates an Existing Functional Element or Functional Improvement, should either Party reasonably believe there is a need to enter into a pharmacovigilance agreement setting forth the responsibilities and procedures for collecting, sharing and reporting to the applicable Regulatory Authorities safety information associated with such Licensed Product, so as to permit each Party to comply with applicable Laws and the requirements of Regulatory Authorities in relation to safety (a “Pharmacovigilance Agreement”), the Parties shall discuss in good faith and, if reasonably necessary, shall enter into a Pharmacovigilance Agreement.

8.5.2If the Parties have not entered into a Pharmacovigilance Agreement pursuant to Section 8.5.1 with respect to a Licensed Product, then following the exercise of the Fate Opt-In Option for such Licensed Product, the Parties shall enter into a Pharmacovigilance Agreement with respect to such Licensed Product.  Any Pharmacovigilance Agreement entered into pursuant to this Section 8.5 shall provide that Janssen shall be responsible for establishing and maintaining, and shall be the holder of, the global safety database for each Licensed Product.

ARTICLE 9
Manufacture and Supply

9.1CMC Development.

9.1.1During the Antigen Research Term.  For each Research Program with respect to a Janssen Antigen, during the applicable Antigen Research Term and prior to Janssen’s exercise of the Commercial Option for a particular Collaboration Candidate, as between Fate and Janssen:

(a)Fate will be exclusively responsible for the conduct of, and shall use [***] Efforts to conduct, for Collaboration Candidates, (i) the Cell Bank Process and Cell Bank Process Development; and (ii) the CD34 Composition Process and CD34 Composition Process Development, in each case, in accordance with the applicable Research Plan.  Fate shall report its progress in conducting, and the results of such activities, at each meeting of the JMC.  The JMC shall discuss and provide high-level oversight over such activities, but shall have no decision-making authority over such activities, other than [***].  Within [***] days of the Effective Date of the Agreement, Janssen shall provide the JMC with its customary safety and regulatory requirements, and its quality standards, for Manufacture of Collaboration Candidates, Licensed Collaboration Candidates and Licensed Products (the “Janssen Manufacturing Standards”); and shall provide any updates thereto promptly to Fate in writing, including through the JMC, during the Term.

(b)[***] conduct the Product Process and Product Process Development for Pre-IND Collaboration Candidates, including optimization of the existing, and development of improved, Product Processes for GMP Manufacturing, in accordance with the applicable Research Plan.  [***].  Fate will be responsible for conducting such activities in consultation with Janssen.  [***] shall report its progress in conducting, and the results of such activities, at each meeting of the JMC.  The JMC shall oversee and make decisions with respect to such activities.

(c)All of the activities described in this Section 9.1.1 will be set forth in the Research Plan and the JRC and JMC will coordinate as appropriate with respect to such activities, including periodic process data review.

9.1.2After Option Exercise.

(a)Following Janssen’s exercise of the Commercial Option for a Pre-IND Collaboration Candidate, Fate shall continue to be exclusively responsible for the Cell Bank Process Development, if any.  Fate shall report its progress in conducting, and the results of such activities, at each meeting of the JMC.  In addition, the JMC shall develop and approve a plan that sets forth the CMC Development activities to be undertaken with respect to the Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate (the “CMC Development Plan”).

(b)The JMC shall allocate responsibility for activities in the CMC Development Plan between the Parties; provided, however, that Fate shall be exclusively responsible for [***].  Each Party shall use [***] Efforts to conduct the activities allocated to it under the CMC Development Plan.

(c)Each CMC Development Plan shall include a rolling, [***] year budget for CMC Development Costs to be incurred by each Party and its Affiliates in conducting the activities described in the CMC Development Plan that are scheduled to be commenced or conducted during the [***] (with respect to such Calendar Years, the “CMC Development Budget”).  The CMC Development Budget shall be broken down by Calendar Quarter and, for each Calendar Quarter, shall be broken down by CMC Development FTE Costs and Out-of-Pocket Expenses.  The [***] of the then-current CMC Development Budget [***], and the [***] shall serve as [***].

(d)The JMC shall review the applicable CMC Development Plan annually and prepare any recommended updates.  No later than [***] of the then-current Calendar Year, the JMC shall prepare an updated CMC Development Budget covering the [***].  After each Party performs its internal budgeting process, the JMC shall use reasonable efforts to approve such updates no later than [***] of each Calendar Year.

(e)Either Party may propose amendments to the CMC Development Plan from time to time. The JMC shall discuss whether to approve such proposal at its next meeting.  Such updates and amendments shall be effective upon JMC approval.

(f)Following Janssen’s exercise of the Commercial Option for a Pre-IND Collaboration Candidate, periodic process data review will occur at the JMC throughout the development of Licensed Products containing such Licensed Collaboration Candidate.

9.2Fate Manufacturing Facilities; Facility Manufacturing Schedules.

9.2.1As of the Effective Date, Fate has established a manufacturing facility in San Diego, California for the Manufacturing of CAR-NK Cells and CAR-T Cells (the “Existing Fate Facility”).  The Existing Fate Facility may be used for certain Research Plan activities; and, in the event Fate is then-currently using the Existing Fate Facility to manufacture CAR-NK Cells or CAR-T Cells for use in a Phase II Trial conducted by Fate or any of its other licensees, such Existing Facility may be used to Manufacture Early Stage Clinical Supplies of Licensed Products, subject to completion of an audit of such facility pursuant to Section 9.3.2.  In addition, Fate is planning to establish a separate manufacturing facility for the Manufacturing of CAR-NK Cells and CAR-T Cells (the “Planned Fate Facility”).  Fate may also engage a Third Party manufacturer for the Manufacturing of CAR-NK Cells and CAR-T Cells on behalf of Fate at such Third Party’s manufacturing facility (the “Back-Up Fate Facility”) in accordance with Section 9.10.

9.2.2At each meeting of the JMC, Fate shall provide an update on the status of its manufacturing facilities, including the operation of its Existing Fate Facility, and its progress toward establishing, validating and qualifying the Planned Fate Facility and, if applicable, the Back-Up Fate Facility.  If Janssen identifies an issue with any of the facilities that could affect its status as a Compliant Clinical Manufacturing Facility or Compliant Commercial Manufacturing Facility, Janssen will promptly notify Fate.  The JMC will then meet and develop a plan to correct such issues.  For clarity, the JMC shall have no decision-making authority over Fate’s manufacturing facilities.

9.2.3[***] for all costs of establishing, maintaining and operating the Existing Fate Facility, the Planned Fate Facility and, if applicable, the Back-Up Fate Facility, except to the extent such costs are expressly included in Research Costs, CMC Development Costs, or Cost of Goods for Licensed Product supplied to Janssen under this ARTICLE 9.

9.2.4The JMC will review and align on the production schedule for all Licensed Products at all facilities on a rolling [***] month basis.

9.3Manufacture and Supply of Early Stage Clinical Supplies.

9.3.1Within [***] days following Janssen’s exercise of the Commercial Option for a Pre-IND Collaboration Candidate, Janssen shall provide the JMC with a forecast of its requirements of clinical supplies of Licensed Products containing the Licensed Collaboration Candidate for use in non-Registration Studies (the “Early Stage Clinical Supplies”).

9.3.2Fate shall be solely responsible for Manufacturing all of Janssen’s requirements of Early Stage Clinical Supplies of the Licensed Product.  Such Manufacture by Fate may be conducted at either the Existing Fate Facility (subject to the requirements set forth in Section 9.2.1), the Planned Fate Facility, or the Back-Up Fate Facility (subject to Section 9.10), as selected by Fate; provided, however, that [***], under Section 9.1.1(a) (a “Compliant Clinical Manufacturing Facility”).  As soon as reasonably practicable following the Effective Date of this Agreement, if Fate selects the Existing Fate Facility to Manufacture Early Stage Clinical Supplies, Janssen shall conduct an initial audit of the Existing Fate Facility in accordance with Section 9.8.  If Fate selects the Planned Fate Facility or the Back-Up Fate Facility to Manufacture Early Stage Clinical Supplies, Janssen shall also conduct an initial audit of such facility in accordance with Section 9.8 as soon as practicable after Fate establishes such facility.  The results of such internal audit by Janssen will be shared with the JMC with the intent of assisting Fate in its efforts to comply with GMP (including FDA, EMA and Japanese GMP), all regulatory requirements, and the then-current Janssen Manufacturing Standards.

9.3.3Within [***] days following Janssen’s exercise of the Commercial Option for a Pre-IND Collaboration Candidate, the Parties shall enter into a supply agreement setting forth the terms and conditions applicable to the Manufacture and supply of the Early Stage Clinical Supplies of the Licensed Products containing the Licensed Collaboration Candidate (the “Early Stage Clinical Supply Agreement”) and a related quality agreement; provided, however, [***].  The Early Stage Clinical Supply Agreement shall be consistent with the terms of this Agreement, and shall contain reasonable and customary terms for agreements of its type and for this type of product (including forecasting and ordering requirements, delivery, process development, technology transfer, termination, procedures for non-conformance with specifications and non-compliance with Laws, audit and inspection (including of books of accounts and records by Janssen for the determination of the Cost of Goods) and indemnification), as well as the following terms:

(a)Fate shall Manufacture and supply to Janssen, and Janssen shall obtain from Fate, all of Janssen’s requirements of Early Stage Clinical Supplies of such Licensed Products;

(b)Fate shall Manufacture all Early Stage Clinical Supplies of Licensed Products, and all CD34 Composition and drug substance used to Manufacture such Licensed Products, in a Compliant Clinical Manufacturing Facility, and Janssen shall have the right to audit such facilities to the extent provided in Section 9.8;

(c)the JMC shall oversee the operational aspects of the Manufacture and supply of Early Stage Clinical Supplies;

(d)supply shortage and failure to supply provisions, including [***]; and

(e)Early Stage Clinical Supplies of Licensed Product shall be supplied by Fate to Janssen at a supply price equal to [***].

Until the Early Stage Clinical Supply Agreement is executed, the terms set forth in clauses (a) through (e) of this Section shall apply.

9.4Manufacture and Supply of Pivotal Clinical Supplies and Initial Commercial Supplies.

9.4.1Commercial Supply Criteria.  Promptly following the date on which the first IND of a Licensed Product becomes effective in the U.S. under 21 C.F.R. 312.40, the JMC will determine whether the Planned Fate Facility or the Back-Up Fate Facility complies with the Commercial Supply Criteria as follows:

(a)Janssen shall provide the JMC with a forecast of its requirements of clinical supplies of the Licensed Product for use in Registration Studies (the “Pivotal Clinical Supplies”), and for commercial supplies for launch and for each of the [***] years following launch, of such Licensed Product (the “Initial Commercial Supplies”).

(b)Following receipt of Janssen’s forecast, Fate shall notify Janssen whether it will use the Planned Fate Facility or the Back-Up Fate Facility (subject to Section 9.10) for Manufacture of the Pivotal Clinical Supplies or Initial Commercial Supplies.  After Fate so notifies Janssen, subject to Section 9.4.1(f), Janssen shall conduct an audit of the facility selected by Fate (i.e., the Planned Fate Facility or the Back-Up Fate Facility) in accordance with Section 9.8 and shall submit its audit findings to the JMC.  The JMC shall review the audit findings and determine whether the audited facility is in compliance with the Commercial Supply Criteria.

(c)The “Commercial Supply Criteria” for determination of compliance will consist of: [***].  The JMC may update the Commercial Supply Criteria from time to time.

(d)[***] (a “Compliant Commercial Manufacturing Facility”), then Fate (at the Planned Fate Facility or the Back-Up Fate Facility, as applicable) shall have the obligation to Manufacture and supply to Janssen, and Janssen shall have the obligation to obtain from Fate, all of Janssen’s requirements of Pivotal Clinical Supplies and Initial Commercial Supplies at such Compliant Commercial Manufacturing Facility and Section 9.4.2 shall apply.

(e)[***].

(f)If Fate notifies Janssen that it will use the Planned Fate Facility to Manufacture Pivotal Clinical Supplies and Initial Commercial Supplies in accordance with Section 9.4.1(b) but, on the date on which the first IND of such Licensed Product becomes effective in the U.S. under 21 C.F.R. 312.40, [***], then the following terms shall apply:

(i)Fate will provide Janssen with its plan for completing the establishment of the Planned Fate Facility, which plan shall include key milestone events and reasonable deadlines for achievement of such milestone events.  Janssen will reasonably determine, in consultation with Fate, [***].  If Janssen identifies any issues with the plan, the Parties shall meet, discuss and make appropriate modifications to such plan.

(ii)[***]

(iii)[***]

(iv)[***].

(g)If, pursuant to Section 9.4.1(e), 9.4.1(f) or 9.4.2(b), Janssen Manufactures any Pivotal Clinical Supplies or Initial Commercial Supplies:

(i)the Parties shall enter into a supply agreement for the supply by Fate to Janssen of sufficient quantities of CD34 Composition for the Manufacture of Pivotal Clinical Supplies or Initial Commercial Supplies, under which Fate shall supply such CD34 Composition to Janssen, and Janssen shall obtain its requirements of such CD34 Composition from Fate, at a supply price equal to [***] for Pivotal Clinical Supplies and at a supply price equal to [***], for Initial Commercial Supplies; and

(ii)such supply agreement shall contain reasonable and customary terms for, pursuant to which Fate shall conduct, [***], technology transfer of the Product Process pursuant to Section 9.9 to the Janssen facility [***] for Manufacture of Pivotal Clinical Supplies or Initial Commercial Supplies using such CD34 Composition.

9.4.2Fate Manufacture of Pivotal Clinical and Commercial Supplies.  [***], then the following provisions shall apply.

(a)The JMC shall develop and approve a plan for Fate to qualify and validate the Compliant Commercial Manufacturing Facility for the Manufacture of the Pivotal Clinical Supplies and Initial Commercial Supplies of the Licensed Product, which plan shall include key milestone events and deadlines for achievement of such milestone events.  Fate shall report on its progress under such plan at each meeting of the JMC in accordance with Section 9.2.

(b)[***], then Janssen shall have the right to Manufacture its requirements of Pivotal Clinical Supplies and Initial Commercial Supplies and the terms of Section 9.4.1(g) shall apply to such Manufacture.

(c)Subject to Section 9.4.2(b) and Section Error! Reference source not found., Fate shall be solely responsible for Manufacturing and supply to Janssen, and Janssen shall obtain from Fate, all of Janssen’s requirements of Pivotal Clinical Supplies and the Initial Commercial Supplies of the Licensed Product at the Compliant Commercial Manufacturing Facility.   Within [***] days following the JMC’s determination, the Parties shall enter into a supply agreement setting forth the terms and conditions applicable to the Manufacture and supply of the Pivotal Clinical Supplies and Initial Commercial Supplies of the Licensed Product (the “Pivotal Clinical and Commercial Supply Agreement”) and a related quality agreement; provided, however, [***].  The Pivotal Clinical and Commercial Supply Agreement shall be consistent with the terms of this Agreement, and shall contain reasonable and customary terms for agreements of its type and for this type of product (including forecasting and ordering requirements, delivery, process development, technology transfer, termination, procedures for non-conformance with specifications and non-compliance with Laws, audit and inspection (including of books of accounts and records by Janssen for the determination of the Cost of Goods) and indemnification), as well as the following terms:

(i)Fate shall Manufacture and supply to Janssen, and Janssen shall purchase from Fate, all units of Licensed Product that are forecasted and ordered by Janssen in accordance with the forecasting and ordering requirements set forth in the Pivotal Clinical and Commercial Supply Agreement;

(ii)Fate shall Manufacture and supply to Janssen, and Janssen shall purchase from Fate, all Pivotal Clinical Supplies and Initial Commercial Supplies of Licensed Product, and all CD34 Composition and drug substance used to Manufacture such Licensed Product, in the Compliant Commercial Manufacturing Facility, and Janssen shall have the right to audit such facilities to the extent provided in Section 9.8;

(iii)Fate shall use [***] Efforts to ensure uninterrupted supply of any Licensed Product ordered by Janssen in accordance with the applicable forecasting and ordering requirements;

(iv)the JMC shall oversee the operational aspects of the Manufacture and supply of Licensed Product, and all CD34 Composition and drug substance used to Manufacture such Licensed Product, including forecasting, ordering and planning to ensure business continuity with respect to the Manufacture and supply of Licensed Product;

(v)supply shortage and failure to supply provisions, [***];

(vi)Pivotal Clinical Supplies of Licensed Product shall be supplied by Fate to Janssen at a supply price equal to [***]; and

(vii)Initial Commercial Supplies of Licensed Product shall be supplied by Fate to Janssen at a supply price equal to [***].

Until the Pivotal Clinical and Commercial Supply Agreement is executed, the terms set forth in clauses (i) through (vii) of this Section shall apply.

9.5Manufacture and Supply of Other Commercial Supplies.

9.5.1Responsibility for Manufacture of Other Commercial Supplies.  Janssen shall have the right to Manufacture all of its requirements of commercial supplies of Licensed Products beyond the Initial Commercial Supplies at a Janssen facility or the facility of an Approved CMO.

9.5.2Transition of Manufacture to Janssen.

(a)If Fate is Manufacturing the Pivotal Clinical Supplies and Initial Commercial Supplies of a Licensed Product under Section 9.4.2, then promptly following BLA submission for such Licensed Product, the JMC shall meet to discuss [***].  After the JMC discusses the allocation of responsibility for future commercial supplies of a Licensed Product, the JMC shall develop and approve a plan to transition the Manufacture of commercial supplies of such Licensed Product to Janssen.  If the JMC does not approve such transition plan within [***] days following BLA submission for such Licensed Product, then Janssen shall have final decision-making authority with respect to such transition plan.  Such transition plan shall include activities necessary to complete a technology transfer of the Product Process pursuant to Section 9.9 to the facility(ies) of Janssen or an Approved CMO that will be used by Janssen to Manufacture such commercial supplies and activities necessary to validate and qualify such facility(ies).  Each Party shall conduct the activities set forth in the transition plan.  Unless and until Janssen’s facilities are qualified, validated and approved by the applicable Regulatory Authority for the Manufacture of such supplies, Fate will continue to Manufacture commercial supplies at a Compliant Commercial Manufacturing Facility on the same terms and conditions that apply to the Initial Commercial Supplies.

(b)Promptly following BLA submission for such Licensed Product, the Parties shall enter into a supply agreement for the supply by Fate to Janssen of sufficient quantities of CD34 Composition for Manufacture of such commercial supplies of the Licensed Product, under which Fate shall supply such CD34 Composition to Janssen at a supply price equal to [***].

(c)If Janssen has the right to Manufacture its requirements of Pivotal Clinical Supplies and Initial Commercial Supplies under Section 9.4.1(e), 9.4.1(f) or 9.4.2(b), then Fate shall have no right to Manufacture any of Janssen’s requirements of future commercial supplies beyond the Initial Commercial Supplies, and Janssen shall Manufacture its requirements of future commercial supplies beyond the Initial Commercial Supplies at a Janssen facility or the facility of an Approved CMO.  The terms of Section 9.4.1(g) shall apply to such supplies.

9.6Cell Banks.

9.6.1Fate shall be responsible for generating the Master iPSC Bank for each Licensed Product.  The JMC shall oversee the progress of the generation of the Master iPSC Bank and determine whether to generate working cell banks.

9.6.2Upon Janssen’s exercise of the Commercial Option for a Pre-IND Collaboration Candidate, [***].  Unless the JMC determines otherwise, during the Term, the Master iPSC Bank shall be stored in at least two locations selected by the JMC, one of which will be a Fate manufacturing facility and one of which will be a location controlled by Janssen.

9.6.3Each Party shall hold the Master iPSC Bank at a facility approved by the JMC.  Fate shall use the Master iPSC Bank, and the Parties shall use CD34 Compositions, only to Manufacture Licensed Products as permitted under this Agreement. Neither Party shall permit any Third Party to access such Master iPSC Bank, except a Third Party manufacturer is permitted to receive vials from such Master iPSC Bank solely for the Manufacture of Licensed Products.  With respect to any portion of the Master iPSC Bank stored by a Party, each Party acknowledges and agrees that:

(a)the Master iPSC Bank shall be, and shall at all times during the Term remain, subject to Janssen’s exclusive rights under Section 9.6.2;

(b)each Party will use a control system to ensure the Master iPSC Bank is properly secured and has limited authorized access;

(c)each Party will maintain the Master iPSC Bank under validated storage conditions designed to maintain viability, prevent contamination and otherwise maintain GMP compliance, and such storage conditions will be actively monitored and documented;

(d)each Party will provide documentation upon request regarding the use of the vials from the Master iPSC Bank and monitored storage conditions, the foregoing shall not be construed to expand a Party’s right to access or use of such Master iPSC Bank; and

(e)each Party shall conspicuously mark the Master iPSC Bank as subject to the terms of this Section 9.6.3.

9.6.4[***]; provided, however, that the Parties agree that Fate shall be the Party responsible for the re-generation of the Master iPSC Bank unless Fate is unable to carry out such responsibility.  Except as set forth above, Fate shall have the exclusive right to conduct the Cell Bank Process and Cell Bank Process Development under this Agreement.

9.7Compliance; Safety Issues.

9.7.1Each Party shall conduct all CMC Development, Manufacturing and supply activities, including the manufacture, handling, storage and shipment of all applicable Collaboration Candidates and Licensed Products in compliance with all Laws (including all current governmental regulatory requirements concerning GMP and GMP requirements concerning documentation, reports and record keeping and relating to the protection of the environment and occupational health and safety), all Regulatory Filings, and its applicable internal specifications and quality control procedures.  Fate shall conduct all Cell Bank Process Development in compliance with all Laws (including all current governmental regulatory requirements concerning GMP and GMP requirements concerning documentation, reports and record keeping and relating to the protection of the environment and occupational health and safety), all Regulatory Filings, and its applicable internal specifications and quality control procedures.

9.7.2If Fate is Manufacturing any supplies of Licensed Products pursuant to this ARTICLE 9, and Janssen reasonably determines that there is a safety or quality issue with respect to any such supplies or the facility in which such supplies are Manufactured, [***].

9.8Audits.  Each Party shall have the right to audit any facility where (a) the Master iPSC Bank or the CD34 Composition, or any working cell bank thereof, of a Licensed Collaboration Candidate is stored by the other Party or (b) CD34 Composition, drug substance or Licensed Products are Manufactured by the other Party (or any of its Affiliates or permitted CMOs) to ensure compliance with this ARTICLE 9.  Any such audit shall be arranged on mutually convenient dates, shall involve no more than two (2) auditors, take no longer than [***] Business Days and occur no more than once in any Calendar Year, except in circumstances in which an audit reveals issues requiring follow up visits.  Any such audit visit will be subject to the Parties establishing appropriate confidentiality protections regarding the audited Party’s manufacturing technology and any other products which may be made at the applicable facility.  In the event of any inconsistency between this Section 9.8 and the audit provisions contained in any quality agreement entered into pursuant to this ARTICLE 9, the terms of such quality agreement shall prevail and govern.

9.9Manufacturing Technology Transfer.

9.9.1[***]  Any Fate Confidential Methods disclosed to Janssen under this Section shall continue to be Fate Confidential Methods and shall continue to be subject to Section 5.3.

9.9.2In the event Janssen is or becomes responsible for the conduct of any Cell Bank Process, CD34 Composition Manufacturing, or Product Manufacturing for a Licensed Product in accordance with this ARTICLE 9, Fate shall reasonably cooperate with Janssen to provide technical assistance, and to transfer to Janssen, any applicable Fate Product Know-How, including any Fate Confidential Methods, licensed to Janssen under Section 5.1.2(a)(ii), used by Fate to conduct the applicable activity, at Janssen’s cost and expense.  The Parties acknowledge that any such transfer by Fate to Janssen will contain Fate Confidential Methods and therefore shall be subject to Section 5.3.  Any Fate Confidential Methods transferred to Janssen under this Section shall continue to be Fate Confidential Methods and continue to be subject to Section 5.3.

9.10Third Party Subcontractors.

9.10.1Each Party (or its Affiliate) may subcontract the performance of any of its Manufacturing activities under this ARTICLE 9 to a Third Party (a “CMO”) subject to the prior written consent of the other Party, which shall not be unreasonably withheld (such a CMO, an “Approved CMO”).   In addition, if any activities to be conducted by a CMO reasonably requires the disclosure of any Fate Confidential Methods, the Parties will reasonably cooperate to identify a mutually acceptable CMO before engaging such CMO.

9.10.2If Janssen desires to use a CMO to perform any of its Manufacturing responsibilities and Fate has previously engaged a CMO under this Section 9.10, then Janssen will engage Fate’s CMO for such Manufacturing unless the Parties agree otherwise.

9.10.3[***]

9.10.4Each CMO must satisfy and comply with at all times GMP (including FDA, EMA and Japanese GMP), all regulatory requirements, and the then-current Janssen Manufacturing Standards; and must satisfy and comply with at all times any additional subcontractor criteria established by the JMC, which shall include the following requirements: (a) any such CMO to whom a Party discloses Confidential Information of the other Party shall enter into an appropriate written agreement obligating such CMO to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in ARTICLE 12; (b) [***]; (c) the subcontracting Party shall at all times be responsible for the performance of such CMO and shall remain primarily responsible to the non-subcontracting Party for the fulfillment of its obligations under this Agreement even after such activities are subcontracted to such CMO.

ARTICLE 10
Financial Terms

10.1Upfront Payment. In partial consideration for the rights granted to Janssen under this Agreement, Janssen shall pay to Fate a one-time-only, non-refundable, non-creditable upfront payment of Fifty Million Dollars ($50,000,000) within ten (10) Business Days after the Effective Date.

10.2Payments during Research Term.

10.2.1Fate Research Costs.  As consideration for Fate’s conduct of the Research Plan activities, Janssen shall reimburse Fate for all Research Costs incurred by Fate and its Affiliates on the terms set forth in this Section.  Within [***] days  after the end of each [***], Fate shall submit to Janssen a report, in a format established by the Parties, of all Research Costs incurred by Fate and its Affiliates to conduct activities under each Research Plan during such Calendar Quarter (the “Research Cost Report”).  Within [***] days following the receipt of the Research Cost Report, Janssen shall have the right to request reasonable additional information, including documentation of Out-of-Pocket Expenses, related to Fate’s and its Affiliates’ Research Costs during such Calendar Quarter.  Janssen shall pay Fate an amount equal to the Research Costs reported in the Research Cost Report within [***] days after the end of the applicable [***]; provided, however, that Research Costs incurred in performing activities under a Research Plan that exceed the total amount set forth in the applicable Research Budget in the applicable Calendar Year-to-date period shall be included in the calculation of Research Costs to be reimbursed by Janssen only to the extent such excess Research Costs do not exceed [***] of the total amount set forth in such Research Budget in the applicable Calendar Year-to-date period in accordance with such Research Budget for such Calendar Year.

10.2.2Janssen Research Costs. Janssen shall bear, and shall be fully and solely responsible for, all costs incurred by Janssen and its Affiliates under each Research Plan.

10.2.3Research Milestone Payments.  On a Janssen Antigen-by-Janssen Antigen basis, Janssen shall pay to Fate a milestone payment of [***] Dollars ($[***]) within [***] days after the Selection Date of the first Collaboration Candidate with respect to a particular Janssen Antigen that the JRC determines (or Janssen determines) to further develop in IND Enabling Studies pursuant to Section 3.7.  The milestone payment set forth in this Section 10.2.3 shall be non-refundable and non-creditable and shall be payable no more than once for each Janssen Antigen, regardless of the number of Collaboration Candidates with respect to such Janssen Antigen that the JRC determines (or Janssen determines) to further develop in IND Enabling Studies.  For clarity, if the JRC or Janssen does not determine to further develop in IND Enabling Studies any DC Collaboration Candidates with respect to a particular Janssen Antigen, all such DC Collaboration Candidates with respect to such Janssen Antigen shall become Discontinued Collaboration Candidates, this Agreement shall be deemed terminated with respect to such Janssen Antigen and such Janssen Antigen shall cease to be a Janssen Antigen, and no milestone payment under this Section 10.2.3 shall be payable with respect to such Janssen Antigen.

10.2.4Option Exercise Payments.  On a Janssen Antigen-by-Janssen Antigen basis, Janssen shall pay to Fate an option exercise fee of [***] Dollars ($[***]) (the “Option Exercise Payment”) the first time Janssen exercises the Commercial Option for a Collaboration Candidate with respect to a particular Janssen Antigen in accordance with Section 4.3. For clarity, if Janssen has previously exercised the Commercial Option for a different Collaboration Candidate with respect to the same Janssen Antigen as such Collaboration Candidate, then no payment shall be due for the exercise of the Commercial Option for any subsequent Collaboration Candidates with respect to the same Janssen Antigen. The Option Exercise Payment shall be paid within [***] days after the applicable Exercise Effective Date.

10.3Effect of Commercial Option Exercise.  The provisions of Section 10.4 through Section 10.8 shall apply to Licensed Products that contain Collaboration Candidates for which Janssen exercised the Commercial Option in accordance with Section 4.3.

10.4Clinical Development and Regulatory Milestones.

10.4.1Clinical Development Milestone Events and Payments.  Subject to Sections 10.4.4 and Section 10.8, in consideration of Fate’s performance in achieving the following milestone events, Janssen shall pay to Fate the milestone payments set forth in the table below not later than [***] days after Fate delivers an invoice to Janssen upon the first occurrence of the corresponding milestone event set forth below with respect to each Janssen Antigen (each, a “Clinical Development Milestone Event”).  For clarity, with respect to each Janssen Antigen, the milestone payments set forth in this Section 10.4.1 shall be payable no more than once for each Janssen Antigen.  Janssen shall provide notice to Fate within [***] days after the occurrence of any of the Clinical Development Milestone Events:

Clinical Development Milestone Event	Milestone Payment
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
Clinical Development Milestones
1. [***]	$[***]	$[***]	$[***]	$[***]
2. [***]	$[***]	$[***]	$[***]	$[***]
3. [***]	$[***]	$[***]	$[***]	$[***]

10.4.2Regulatory Milestones and Payments. Subject to Section 10.4.4 and Section 10.8, in consideration of Fate’s performance in achieving the following milestone events, Janssen shall pay to Fate the milestone payments set forth in the table below not later than [***] days after Fate delivers an invoice to Janssen upon the first occurrence of the corresponding milestone event set forth below with respect to a Licensed Product (each, a “Regulatory Milestone Event”).  For clarity, the milestone payments set forth in this Section 10.4.2 shall be payable for each Licensed Product.  Janssen shall provide notice to Fate within [***] days after the occurrence of any of the Regulatory Milestone Events:

Regulatory Milestone Event	Milestone Payment
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
1. [***]	$[***]	$[***]	$[***]	$[***]
2. [***]	$[***]	$[***]	$[***]	$[***]
3. [***]	$[***]	$[***]	$[***]	$[***]
4. [***]	$[***]	$[***]	$[***]	$[***]
5. [***]	$[***]	$[***]	$[***]	$[***]
6. [***]	$[***]	$[***]	$[***]	$[***]
7. [***]	$[***]	$[***]	$[***]	$[***]
8. [***]	$[***]	$[***]	$[***]	$[***]
9. [***]	$[***]	$[***]	$[***]	$[***]
10. [***]	$[***]	$[***]	$[***]	$[***]
11. [***]	$[***]	$[***]	$[***]	$[***]
12. [***]	$[***]	$[***]	$[***]	$[***]
13. [***]	$[***]	$[***]	$[***]	$[***]
14. [***]	$[***]	$[***]	$[***]	$[***]
15. [***]	$[***]	$[***]	$[***]	$[***]
16. [***]	$[***]	$[***]	$[***]	$[***]
17. [***]	$[***]	$[***]	$[***]	$[***]
18. [***]	$[***]	$[***]	$[***]	$[***]

10.4.3Additional Milestone Payment.  For each Janssen Antigen, in consideration of Fate’s performance in achieving the following events, Janssen shall pay to Fate the corresponding amount set forth in the table below (for each Janssen Antigen, the “Additional Milestone Payment”) if [***]

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)[***].

If each of the events described in clause [***] above occurs with respect to a Janssen Antigen, then (i) Janssen shall pay to Fate the Additional Milestone Payment corresponding to such Janssen Antigen not later than [***] days after Fate delivers an invoice to Janssen after the occurrence of all such events and (ii) ARTICLE 6 shall no longer apply with respect to any Licensed Products with respect to such Janssen Antigen.

[***]

Each Additional Milestone Payment under this Section 10.4.3 shall be non-refundable and non-creditable, and shall be payable [***].

	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
Additional Milestone Payment	$[***]	$[***]	$[***]	$[***]

10.4.4Milestone Conditions.

(a)The milestone payments under this Section 10.4 shall be non-refundable and non-creditable.  Payments for Clinical Development Milestone Events (i.e., milestones #1, #2 and #3) shall be payable [***].  Payments for Regulatory Milestone Events (i.e., milestones #4 to #21) shall be payable no more than once for each Licensed Product that achieves such milestone event, regardless of the number of times such Licensed Product achieves such milestone event, but shall be payable for each Licensed Product.

(b)If Clinical Development Milestone Event #3 ([***]) for a particular Janssen Antigen has not occurred before Regulatory Milestone Event #4 ([***]) occurs for such Janssen Antigen, then Clinical Development Milestone Event #3 will be deemed to have occurred on the same date as the occurrence of Regulatory Milestone Event #4.

(c)With respect to Regulatory Milestone Events #14 through #21, [***].

(d)If any of Regulatory Milestone Events [***] occurs for a particular Licensed Product and Indication, and payment has not been made for Regulatory Milestone Events [***], respectively, or for [***], in each case for the same Licensed Product and Indication, then such applicable payment for [***].

10.5Sales Milestones.  Subject to Section 10.8, as part of the royalty report delivered pursuant to Section 10.6.5, Janssen shall notify Fate, with respect to each Janssen Antigen, the first time the Annual Net Sales of Licensed Products with respect to such Janssen Antigen in a Calendar Year by Janssen, its Affiliates and its Sublicensees exceed, in the aggregate, any of the threshold amounts set forth in the applicable column of the table below (each, a “Sales Milestone Event”).  Net Sales of a particular Licensed Product in a particular country occurring after the expiration of the Royalty Term (but during the Term) for such Licensed Product in such country shall be included in the calculation of Annual Net Sales for purposes of calculating the amount in the first column of the table below in this Section 10.5.  Subject to the remainder of this Section 10.5, Janssen shall pay to Fate the corresponding milestone payment in the table set forth below within [***] days after the end of the [***] during which such Sales Milestone Event is achieved.

Annual Net Sales of all Licensed Products with respect to the applicable Janssen Antigen in the Territory first exceed:	Milestone Payments
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
1. $[***]	$[***]	$[***]	$[***]	$[***]
2. $[***]	$[***]	$[***]	$[***]	$[***]
3. $[***]	$[***]	$[***]	$[***]	$[***]
4. $[***]	$[***]	$[***]	$[***]	$[***]

The milestone payments under this Section 10.5 shall be non-refundable and non-creditable.  Each milestone payment under this Section 10.5 shall be payable [***].  The Annual Net Sales of all Licensed Products with respect to the same Janssen Antigen shall be aggregated together in the calculation of Annual Net Sales for purposes of this Section 10.5.  For clarity, if two or more Sales Milestone Events occur in one Calendar Year, then the milestone payments for all such Sales Milestone Events shall be payable.

10.6Royalty Payments.

10.6.1Royalty Rate.  Subject to the remainder of this Section 10.6 and Section 10.8, in partial consideration of the licenses granted by Fate to Janssen in accordance with Section 5.1.2 of this Agreement, Janssen shall pay to Fate royalties on the aggregate Annual Net Sales of Licensed Products (excluding Profit Share Products) during the applicable Royalty Term by Janssen, its Affiliates and Sublicensees in the Territory during each Calendar Year at the rates set forth in the table below. Annual Net Sales of all Licensed Products (excluding Profit Share Products) that target the same Janssen Antigen shall be aggregated for purposes of calculation of royalties pursuant to this Section 10.6.  Net Sales of a particular Licensed Product in a particular country occurring after the expiration of the Royalty Term for such Licensed Product in such country shall be disregarded in the calculation of Annual Net Sales for purposes of calculating the amount in the first column of the table below in this Section 10.6.1.

Aggregate Annual Net Sales of all Licensed Products with respect to the applicable Janssen Antigen in the Territory (excluding Profit Share Products)	Royalty Rate
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
For that portion of Annual Net Sales of such Licensed Products (excluding Profit Share Products) in the Territory in a Calendar Year less than or equal to $[***]	[***]%	[***]%	[***]%	[***]%
For that portion of Annual Net Sales of such Licensed Products (excluding Profit Share Products) in the Territory in a Calendar Year greater than $[***] and less than or equal to $[***]	[***]%	[***]%	[***]%	[***]%
For that portion of Annual Net Sales of such Licensed Products (excluding Profit Share Products) in the Territory in a Calendar Year greater than $[***] and less than or equal to $[***]	[***]%	[***]%	[***]%	[***]%
For that portion of Annual Net Sales of such Licensed Products (excluding Profit Share Products) in the Territory in a Calendar Year greater than $[***]	[***]%	[***]%	[***]%	[***]%

10.6.2Royalty Term.  For purposes of this Agreement, “Royalty Term” means, with respect to a Licensed Product in a particular country, the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest of: (i) the expiration of the last-to-expire Product Claim with respect to such Licensed Product in such country; (ii) the [***] anniversary of such First Commercial Sale in such country; or (iii) the expiration of Regulatory Exclusivity for such Licensed Product in such country, if any.  After the expiration of the Royalty Term for a Licensed Product in a country, the last paragraph of Section 15.1 shall apply.  For the purposes of the definition of Royalty Term, “Product Claim” means [***]

(a)[***]

(b)[***]

(c)[***]

[***]

[***].

10.6.3Royalty Reductions.

(a)If, following the [***] anniversary of First Commercial Sale of a Licensed Product in a country, such Licensed Product is sold in such country during the Royalty Term at a time when: [***], the royalties payable on Net Sales of such Licensed Product in such country in any Calendar Quarter during the applicable Royalty Term shall be reduced to an amount equal to [***] of the royalties that would otherwise be payable on Net Sales of such Licensed Product in such country in such Calendar Quarter under Section 10.6.1, as calculated in accordance with Section 10.6.3(d) and subject to the application of the royalty floor under Section 10.6.3(c).

(b)If a Licensed Product is sold in a country during the applicable Royalty Term at a time when [***], the royalties payable on Net Sales of such Licensed Product in such country in any Calendar Quarter during the applicable Royalty Term shall be reduced to an amount equal to [***] of the royalties that would otherwise be payable on Net Sales of such Licensed Product in such country in such Calendar Quarter under Section 10.6.1, as calculated in accordance with Section 10.6.3(d) and subject to the application of the royalty floor under Section 10.6.3(c).

(c)Notwithstanding the foregoing, in no event shall the operation of Section 10.6.3(a) and 10.6.3(b), individually or in combination, with respect to a Licensed Product reduce the royalties owed to Fate for Net Sales of such Licensed Product in any country in a given Calendar Quarter during the applicable Royalty Term to less than [***] of the amount that would otherwise have been payable pursuant to Section 10.6.1 with respect to such Net Sales of such Licensed Product.

(d)If the royalties payable with respect to Net Sales of a Licensed Product in a country in a Calendar Quarter are subject to reduction under Section 10.6.3(a) or Section 10.6.3(b), the royalties payable with respect to such Net Sales shall be calculated as follows:

(i)First, determine the aggregate Net Sales of such Licensed Product in such country during such Calendar Quarter that occurred during the applicable Royalty Term (the “Quarterly Net Sales”).

(ii)Second, determine the Effective Royalty Rate for the applicable Janssen Antigen and applicable Calendar Quarter.  The “Effective Royalty Rate” means, with respect to a particular Janssen Antigen and a particular Calendar Quarter, the amount (expressed as a percentage) equal to A ÷ B (i.e. A divided by B), where:

(1)A = Aggregate amount of royalties payable under Section 10.6.1 applying the relevant royalty tiers, on aggregate Annual Net Sales of Licensed Products with respect to the applicable Janssen Antigen in the Territory during such Calendar Quarter before applying any reductions under Section 10.6.3(a) or 10.6.3(b); and

(2)B = Aggregate Annual Net Sales of Licensed Products with respect to the applicable Janssen Antigen in the Territory during such Calendar Quarter (excluding any Net Sales of such Licensed Products that occurred after the expiration of the applicable Royalty Term).

(iii)Third, multiply [***] by [***] to determine the royalties that would have been payable on the Quarterly Net Sales pursuant to Section 10.6.1 if no reduction applied under Section 10.6.3(a) or Section 10.6.3(b) (the “Unadjusted Quarterly Royalties”).

(iv)Last, reduce the Unadjusted Quarterly Royalties to the amount specified in Section 10.6.3(a) or Section 10.6.3(b), as applicable.

10.6.4Third Party License Payments.

(a)[***]

(b)[***]

(c)[***]

10.6.5Royalty Payment Reports.  Commencing with the First Commercial Sale of a Licensed Product by Janssen or its Affiliates or Sublicensees in the Territory, Janssen shall, within [***] days after the end of each [***], deliver a final written report to Fate [***]. Simultaneously with the delivery of each such final report, Janssen shall pay to Fate the total royalties, if any, due to Fate for the period of such report.  If no royalties or payments for Sales Milestone Events are due, Janssen shall so report.  All reports delivered by Janssen under this Section shall be Confidential Information of Janssen.

10.7CMC Development Costs.

10.7.1As consideration for Fate’s conduct of the CMC Development Plan activities for a Licensed Collaboration Candidate and Licensed Products containing such Licensed Collaboration Candidate, Janssen shall reimburse Fate for all CMC Development Costs incurred by Fate and its Affiliates on the terms set forth in this Section.

10.7.2Within [***] days after the end of each [***] after the JMC approves a CMC Development Plan for a Licensed Collaboration Candidate under Section 9.1.2, Fate shall submit to Janssen a report, in a format established by the Parties, of all CMC Development Costs incurred by Fate and its Affiliates to conduct activities under such CMC Development Plan during such [***] (the “CMC Development Cost Report”).  Within [***] days following the receipt of the CMC Development Cost Report, Janssen shall have the right to request reasonable additional information, including documentation of Out-of-Pocket Expenses, related to Fate’s and its Affiliates’ CMC Development Costs during such [***].  Janssen shall pay Fate an amount equal to the CMC Development Costs reported in the CMC Development Cost Report within [***] days after the end of the applicable [***]; provided, however, that CMC Development Costs incurred in performing activities under such CMC Development Plan that exceed the total amount set forth in the applicable CMC Development Budget in the applicable Calendar Year-to-date period shall be included in the calculation of CMC Development Costs to be reimbursed by Janssen only to the extent such excess CMC Development Costs do not exceed [***] of the total amount set forth in such CMC Development Budget in the applicable Calendar Year-to-date period in accordance with such CMC Development Budget for such Calendar Year.

10.7.3Janssen shall bear, and shall be fully and solely responsible for, all costs incurred by Janssen and its Affiliates under each CMC Development Plan.

10.8Payments After Fate Exercises the Fate Opt-In Option.  In the event Fate exercises the Fate Opt-In Option with respect to a Profit Share Product pursuant to Section 6.3, ARTICLE VI  of the Profit Share Product Exhibit shall apply as follows during the Profit Share Term:

10.8.1Regulatory Milestone Payments and Events. Section 10.4.2 shall not apply to the Profit Share Product, and instead Section 6.1 of the Profit Share Product Exhibit shall apply.

10.8.2Sales Milestone Payments. Section 10.5 shall not apply to the Profit Share Product or, following the date of First Commercial Sale of such Profit Share Product, any Related Licensed Products, and instead Section 6.2 of the Profit Share Product Exhibit shall apply.

10.8.3Shared Development Costs, U.S. Pre-Tax Profits and Losses. Janssen shall not be solely responsible for the costs and expenses of Developing and Commercializing the Profit Share Product, and instead Sections 6.3 and 6.4 of the Profit Share Product Exhibit shall apply.

10.8.4Territory Royalties. Section 10.6.1 shall not apply to the Profit Share Product, and instead Section 6.5 of the Profit Share Product Exhibit shall apply.

10.8.5CMC Development Costs.  Section 10.7 shall not apply to the Profit Share Product, and instead Section 6.3 of the Profit Share Product Exhibit shall apply.

10.8.6Other Financial Provisions. The other provisions of ARTICLE VI of the Profit Share Product Exhibit shall apply.

10.9Manner of Payment.

10.9.1Payment Instruction.  All payments to be made by a Party hereunder shall be made in Dollars by wire transfer to the bank account as shall be designated by the Party receiving the payment.

10.9.2Exchange Rate. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are received or paid or initially reported in a currency other than U.S. Dollars, then such amounts shall be converted to their U.S. Dollar equivalent as follows:

(a)[***]

(b)[***].

10.9.3Late Payment.  If either Janssen or Fate shall fail to make a timely payment pursuant to this ARTICLE 10 or any other provision of this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest at a rate per annum equal to [***] or the maximum rate allowable by applicable Law, whichever is lower.

10.10Records. Each Party shall keep, and cause its Affiliates and Sublicensees to keep, complete and accurate records of the items underlying Research Costs, CMC Development Costs and Net Sales, and with respect to each Profit Share Product, Shared Development Costs, Allowable Expenses and Other Income, and any other elements required to prepare the reports or calculate payments required by under this Agreement or, with respect to each Profit Share Product, the Profit Share Product Exhibit.  Such records must be retained for a period of [***] months following the relevant reporting period.

10.11Audits.

10.11.1Each Party will have the right at its own expense to have an independent, certified public accountant of nationally recognized standing, selected by such Party and reasonably acceptable to the other Party, review any records of the other Party and its Affiliates that are required to be kept pursuant to Section 10.10 in the location(s) where such records are maintained by the other Party or its Affiliates upon [***] days prior written notice and during normal business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement or the Profit Share Product Exhibit, within the prior [***]-month period.  Audits may not be conducted by a Party under this Section more than once every [***], and an audit of the records relating to a particular Calendar Year may be conducted not more than once.

10.11.2The report of the independent certified public accountant shall be shared with the audited Party before distribution to the auditing Party so that the audited Party can provide the independent public accountant with justifying remarks for inclusion in the report before sharing the conclusions of such independent public audit with the auditing Party.  The final audit report will be shared with the auditing and audited Party at the same time and shall specify whether the amounts paid to the auditing Party during the audited period were correct or, if incorrect, the amount of any underpayment or overpayment.  The audit report shall only contain the information relevant to support the statement as to whether the amounts due under this Agreement were calculated and paid accurately and shall not include any confidential information (or additional information that is ordinarily not included in the reports to the auditing Party) disclosed to the auditor during the course of the audit.

10.11.3If the review of such records reveals that the audited Party has failed to accurately report information pursuant to the relevant provisions of this Agreement or the Profit Share Product Exhibit or make any payment (or portion thereof) required under this Agreement, then the audited Party shall pay, within [***] days after receipt of the final audit report by the audited Party, to the auditing Party any underpaid amounts due under this Agreement, together with interest calculated in the manner provided in Section 10.9.3.  If any such discrepancies resulted in an underpayment or overpayment, as the case may be, of amounts due under this Agreement greater than [***] of the amounts actually due for the applicable Calendar Year, the audited Party shall pay all reasonable costs incurred in conducting such review.    If the audited Party disagrees with the findings of the audit report, the Parties will first seek to resolve the matter between themselves, and in the event they fail to reach agreement, the dispute resolution provisions set forth in ARTICLE 16 shall apply.

10.12Taxes.

10.12.1Except as otherwise provided in this Agreement, each Party will make all payments to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

10.12.2Any Tax required to be withheld on amounts payable under this Agreement will be paid by the paying Party on behalf of the recipient Party to the appropriate governmental authority, and the paying Party will furnish the recipient Party with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the recipient Party.  If any such Tax is assessed against and paid by the paying Party then the recipient Party will indemnify and hold harmless the paying Party from and against such Tax.  Notwithstanding the foregoing, the Parties acknowledge and agree that if the paying Party (or its assignee pursuant to Section 17.4) is required by applicable Law to withhold Taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises solely as a result of a Withholding Tax Action and such withholding Taxes exceed the amount of withholding Taxes that would have been applicable if such Withholding Tax Action had not occurred, then notwithstanding anything to the contrary herein, any such amount payable shall be increased to take into account such increased withholding Taxes as may be necessary so that, after making all required withholdings the recipient Party receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred.   [***].

10.12.3The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.

ARTICLE 11
Intellectual Property

11.1Inventions.

11.1.1Inventorship. The Parties agree that ownership of inventions conceived, developed or reduced to practice in the course of activities performed under this Agreement, together with all intellectual property rights therein (collectively, “Inventions”) shall be consistent in the Territory with ownership as determined by application of U.S. patent Laws pertaining to inventorship. In no event shall either Party be liable to the other Party for compensation to any inventors for Inventions conceived, developed or reduced to practice by director(s), officer(s) or employee(s) of the other Party regardless of which Party has ownership rights to such Inventions pursuant to this Section 11.1.

11.1.2Ownership.

(a)Subject to Section 11.1.2(b), all Inventions conceived, developed or reduced to practice solely by or on behalf of Janssen shall be solely owned by Janssen, all Inventions conceived, developed or reduced to practice solely by or on behalf of Fate shall be solely owned by Fate, and all Inventions conceived, developed or reduced to practice jointly by or on behalf of Janssen and Fate shall be jointly owned by Janssen and Fate.

(b)Notwithstanding Section 11.1.2(a), the ownership of the following Inventions shall be as follows, regardless of the inventorship of such Inventions between the Parties:

(i)Fate shall solely own any Invention that is [***]; and

(ii)Janssen shall solely own any Invention that is [***].

(c)In the case of Inventions jointly owned by Janssen and Fate (“Joint Inventions”), and any Patents that claim or disclose such Joint Inventions (“Joint Patents”), each Party shall own an equal and undivided interest in the Joint Inventions and Joint Patents, with the right to practice, license and exploit the Joint Inventions and Joint Patents, without the duty or accounting or seeking consent from the other Party, subject to any exclusive licenses granted herein and in a manner not inconsistent with this Agreement.

11.1.3Disclosure.  Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates to so disclose, the conception, development or reduction to practice of any Invention during the Term of this Agreement. Each Party shall cause its Affiliates, employees, directors and officers to so assign to such Party, such person’s or entity’s right, title and interest in and to any such Inventions, and intellectual property rights therein, as is necessary to enable such Party to fully effect the ownership of such Inventions, and intellectual property rights therein, as provided for in Section 11.1.2. Each Party shall include provisions in its relevant agreements with Third Party contractors performing obligations on its behalf pursuant to this Agreement and with Sublicensees, that effect the intent of this ARTICLE 11.  Each Party shall, and shall cause its Affiliates, employees, directors, and officers, Sublicensees and Third Party contractors, in each case to cooperate with such other Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such other Party’s right, title and interest in and to Inventions, and intellectual property rights therein, as set forth in this Section 11.1.  Regardless of the foregoing and any provision of this Section 11.1, a Party engaging a CRO (or clinical trial site) for the conduct of Clinical Trials or a CMO may agree to such terms as to the ownership of intellectual property, including Patents, as is reasonable under the circumstances and/or customary.

11.2Patent Prosecution.

11.2.1Fate Patents.

(a)The Parties recognize that it is their shared goal to obtain the broadest patent coverage available with regard to the Fate Product Patents, consistent with the goal of obtaining patents that are valid and enforceable as against Third Parties.  The Parties recognize the value and importance of Fate’s knowledge, prior experience and expertise with the patent prosecution of the Fate Product Patents.  Janssen acknowledges that there will be multiple licensees of certain Fate Product Patents and that Fate has the responsibility to determine how best to conduct patent prosecution of the Fate Product Patents for the benefit of all licensees, including Janssen and Fate’s Third Party licensees.  Fate acknowledges that coordination of prosecution of patents and patent applications within the Fate Research Patents and Fate Product Patents is consistent with the foregoing goals and responsibilities.

(b)Subject to the terms and conditions of the Existing Agreements, Fate shall be responsible, using patent counsel used by Fate as of the Effective Date or selected by Fate after the Effective Date and reasonably acceptable to Janssen (for clarity, [***] for the preparation, filing, prosecution (including any interferences, oppositions, reissue proceedings, reexaminations and similar proceedings) and maintenance (collectively, “Prosecution”) of Fate Research Patents and Fate Product Patents (collectively, “Fate Patents”), including those claiming Inventions to be solely owned by Fate under this Agreement.  Fate shall keep Janssen reasonably informed with respect to such Prosecution activities, but Fate shall have the right to take such reasonable acts in connection therewith as Fate, in its sole discretion, deems appropriate, provided Fate is acting in good faith to obtain and maintain Fate Product-Specific Patents effective for market exclusivity of Licensed Products.

(c)With respect to those Fate Patents that are owned solely by Fate and that [***] (“Fate Product-Specific Patents”), Fate shall promptly provide Janssen with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to such Fate Product-Specific Patents.  Fate shall take into account and consider in good faith Janssen and its interests and requests regarding the filing, prosecution and maintenance of Fate Product-Specific Patents under this Section; provided, however, that Fate shall have the right to take such reasonable acts in connection therewith as Fate, in its sole discretion, deems appropriate, provided Fate is acting in good faith to obtain and maintain Fate Product-Specific Patents effective for market exclusivity of Licensed Product.

(d)If Fate, prior or subsequent to filing any Patent that would constitute Fate Product-Specific Patents, elects not to file, prosecute or maintain such Patent, Fate shall give Janssen notice thereof within a reasonable period prior to allowing such Patent to lapse or become abandoned or unenforceable, and [***] Fate shall (and shall cause its outside counsel to) prepare and file Fate Product-Specific Patents as instructed by Janssen, including in countries requested by Janssen to the extent permitted by applicable Law.  The Parties understand that [***].  In such case, Fate and Janssen shall reasonably cooperate to [***]; provided, however, that, [***], or (B) if a claim of a Patent owned by Janssen which claims [***].  In the circumstance where [***].  Notwithstanding such [***] for all purposes of this Agreement, including rights of enforcement and licenses [***].

(e)As between the Parties, Fate shall be solely responsible for all costs and expenses Fate incurs in connection with the Prosecution of the Fate Patents that are not Fate Product-Specific Patents.  Janssen shall reimburse Fate for all reasonable out-of-pocket costs incurred by Fate in connection with the Prosecution of the Fate Product-Specific Patents; provided, however, that (i) at any time Janssen may elect not to be responsible for such costs, in which case such applicable Fate Product-Specific Patent will no longer be included in any licenses granted to Janssen hereunder and (ii) such costs will be included in Allowable Expenses to the extent related to Profit Share Products in the U.S.

11.2.2Janssen Patents.  Janssen shall be solely responsible for the Prosecution of any Patent that is solely owned by Janssen, including those filed by Janssen covering its solely-owned Inventions; provided, however, that Janssen shall not file any Patent disclosing or claiming specifically any Collaboration Candidate or corresponding Precursor iPSC, Master iPSC Bank, CD34 Composition, CD34 Composition, CAR-T Cells or CAR-NK Cells unless such Collaboration Candidate is a Licensed Collaboration Candidate (or a Discontinued Collaboration Candidate or Equivalent licensed to Janssen pursuant to Section 5.1.3).  With respect to any such Patents solely owned by Janssen that claim a Profit Share Product (or any precursor or component thereof) or its manufacture or use (“Janssen Profit Share Patents”), Janssen shall keep Fate reasonably informed with respect to its Prosecution activities, and Fate may consult with Janssen and provide advice to Janssen regarding such Prosecution activities, but Janssen shall have the right to take such reasonable acts in connection therewith as Janssen deems appropriate, in its sole discretion, provided Janssen is acting in good faith to obtain and maintain Janssen Profit Share Patents effective for market exclusivity of Profit Share Products.  Janssen shall promptly provide Fate with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to such Janssen Profit Share Patents.  Janssen shall take into account and consider in good faith Fate and its interests and requests regarding the filing, prosecution and maintenance of Janssen Profit Share Patents under this Section.  If Janssen, prior or subsequent to filing any Patent that would constitute any Janssen Profit Share Patents, elects not to file, prosecute or maintain such Patent in any of the Major Markets, Janssen shall give Fate notice thereof within a reasonable period prior to allowing such Patent to lapse or become abandoned or unenforceable, and Fate shall thereafter have the right, but not the obligation, to prepare, file, prosecute and maintain such Janssen Profit Share Patents.  In the event that Fate assumes responsibility for such Janssen Profit Share Patents pursuant to this Section, Janssen shall reasonably cooperate with Fate in maintaining and prosecuting such patent rights.  The reasonable out-of-pocket costs incurred by Janssen in connection with Prosecuting the Janssen Profit Share Patents in the U.S. will be included in Allowable Expenses.

11.2.3Joint Patents.

(a)Upon receiving notice of the creation of Joint Inventions, Fate shall have the first right, but not the obligation, to be responsible for Prosecuting any Joint Patents using outside legal counsel selected by Fate and reasonably approved by Janssen.  If Fate elects to be responsible for such activities, Fate shall Prosecute any Joint Patents filed in the Territory, in the names of both Fate and Janssen. Fate shall provide Janssen an opportunity to review and comment on material documents related to such Prosecution in accordance with this Section 11.2.3, which comments Fate shall consider in good faith. If Fate decides not to be responsible for Prosecuting any particular Joint Patent in any particular country, Fate shall notify Janssen in writing and Janssen shall have the right, but not the obligation, to be responsible for such activities in such country. In this case, Janssen may Prosecute such Joint Patents in such country in the names of both Fate and Janssen, and Janssen shall provide Fate an opportunity to review and comment on material documents related to such Prosecution in accordance with this Section 11.2.3, which comments Janssen shall consider in good faith. Each Party shall at its own cost, sign, or use [***] Efforts to have signed, all legal documents necessary to Prosecute Joint Patents. Each Party shall fully cooperate with the other Party in providing the other Party with necessary information in its possession for such Prosecution.

(b)The Parties shall share equally (50/50) the reasonable out-of-pocket costs incurred for Prosecution of Joint Patents (“Joint Patent Costs”). The Party who is responsible for the Prosecution of the Joint Patent shall, through its patent counsel, if applicable, invoice the other Party for its share of such Joint Patent Costs within [***] days after the end of the month during which such Joint Patent Costs were incurred and the other Party shall pay its share of such Joint Patent Costs to the applicable Party or its patent counsel within [***] days after receipt of such invoice. Notwithstanding this Section 11.2.3, if a Party does not wish to bear Joint Patent Costs with respect to a Joint Patent in a country, such Party may, by providing [***] days prior written notice to the other Party, terminate its obligation to pay such Joint Patent Costs.  In this case, such Party shall promptly assign all of its right, title and interest in and to such Joint Patent in such country to the other Party upon such other Party’s written request at such other Party’s cost; provided, however, that such Joint Patent shall cease being a Joint Patent (but remain a Research Program Inventions and, as such, subject to the Research Program Inventions Cross License) and shall be deemed either a Fate Patent solely owned by Fate if Janssen is the assigning Party or a Patent solely owned by Janssen if Fate is the assigning Party.

(c)Subsection (a) above notwithstanding, with respect to those Joint Patents that (i) Cover the composition of matter of the Licensed Collaboration Candidate or the Licensed Product containing the Licensed Collaboration Candidate, or of the Precursor iPSC, Master iPSC Bank or CD34 Composition corresponding to such Licensed Collaboration Candidate, and (ii) definitively recite (in the claims) a Janssen Antigen Binding Domain or any Close Homolog thereof (“Joint Product-Specific Patents”), the Parties will treat a Joint Product-Specific Patent under this Section 11.2.3 as if it were in all respects a Fate Product-Specific Patent.

11.2.4Cooperation. Each Party agrees to reasonably cooperate with the other with respect to the preparation, filing, prosecution, validation, extension and maintenance of Patents pursuant to this Section 11.2.  At the request of the other Party, the Party responsible for preparing, filing, prosecuting, validating, maintaining and extending a Patent shall make reasonable efforts to separately prosecute subject matter solely related to Fate Product-Specific Patents, Joint Product-Specific Patents, and Janssen Profit Share Patents separate from other subject matter which may be disclosed or claimed in any Patent hereunder, to the extent it may reasonably do so without jeopardizing or impairing any such patent rights.  Each Party’s rights to Prosecute a Patent pursuant to this Section 11.2 shall be subject to the applicable provisions of any agreements between the Party Controlling such Patents and its licensor.  All information exchanged between the Parties under this Section 11.2 pertaining to any Fate Patent shall be deemed Confidential Information of Fate, all information exchanged between the Parties under this Section 11.2 pertaining to any Janssen Patent shall be deemed Confidential Information of Janssen, and all information exchanged between the Parties under this Section 11.2 pertaining to any Joint Patents shall be deemed Confidential Information of both Parties.

11.3Patent Enforcement.

11.3.1Notice.  In the event that, following the Exercise Effective Date with respect to any Licensed Collaboration Candidate, Fate or Janssen becomes aware of any actual infringement or threat of infringement of any Fate Product Patent, Janssen Profit Share Patent or Joint Patent by means of the sale, including the manufacture for sale, by a Third Party of a Third Party Competitive Product or a Biosimilar Product with respect to any Licensed Collaboration Candidate or any Licensed Product containing a Licensed Collaboration Candidate, or of the Precursor iPSC Bank, Master iPSC Bank or the CD34 Composition corresponding to a Licensed Collaboration Candidate, or if any Fate Product Patent, Janssen Profit Share Patent or Joint Patent is challenged in any action or proceeding (other than any oppositions, cancellations, interferences, reissue proceedings or reexaminations, which are addressed above) as invalid or unenforceable (such infringements and challenges collectively, “Product Infringement” with respect to such Licensed Collaboration Candidate or Licensed Product containing such Licensed Collaboration Candidate, or the Precursor iPSC, Master iPSC Bank or the CD34 Composition corresponding to such Licensed Collaboration Candidate), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  As used in this Section 11.3.1, a “Third Party Competitive Product” means [***], in each case expressing a CAR that is Directed to [***].

11.3.2Enforcement of Fate Product-Specific Patents, Janssen Profit Share Patents, and certain Joint Patents.

(a)Janssen shall have the first right to institute infringement suits or take other action under the Fate Product-Specific Patents and Joint Product-Specific Patents, and under the Janssen Profit Share Patents, in each case to the extent the same is directed to a Product Infringement, including defense of a declaratory judgment action with respect to a potential Product Infringement (whether prior to or after the First Commercial Sale of such Licensed Product) (each, an “Infringement Action”), and in each case Janssen shall have the right to institute such suit or other appropriate action in the name of Fate or of Janssen, or in the names of both of them.  For clarity, Janssen shall have the right to institute infringement suits or take other action under Patents owned or controlled by Janssen (not Joint Patents) covering Inventions, Collaboration Candidates, a Licensed Collaboration Candidate or a Licensed Product containing such Licensed Collaboration Candidate, or the Precursor iPSC, Master iPSC Bank or the CD34 Composition corresponding to such Licensed Collaboration Candidate that are not Janssen Profit Share Patents, provided that Janssen shall keep Fate reasonably updated on the progress of any such suits or actions.

(b)In the event that Janssen institutes or undertakes an Infringement Action in accordance with Section 11.3.2(a) Fate shall cooperate fully with Janssen in its efforts to protect such patent rights and shall agree to be a party in any suit, if required, in each case with respect to such Infringement Action, in each case at Janssen’s sole expense.  Further, Fate shall have a right, in Fate’s sole discretion and at Fate’s expense, to join or otherwise participate in such Infringement Action with legal counsel selected by Fate.  Janssen shall notify and keep Fate apprised in writing of such Infringement Action and shall consider and take into account Fate’s reasonable interests and requests regarding such Infringement Action.

(c)In the event that Janssen does not institute or undertake an Infringement Action in accordance with Section 11.3.2(a) for a period of [***] days after being requested by Fate to do so, or (if sooner) at least [***] days prior to the last date such Infringement Action may be brought, Fate may institute or undertake and thereafter control such Infringement Action.  In such event, Fate shall have the right, but not the obligation, to institute or undertake such suit or other appropriate Infringement Action in the name of Fate or of Janssen or in the names of both of them.  Janssen shall cooperate fully with Fate in its efforts to protect such patent rights and shall agree to be a party in any suit, if required, in each case with respect to such Infringement Action, in each case at Fate’s sole expense.

11.3.3Enforcement of Fate Patents other than Fate Product-Specific Patents and certain Joint Patents.

(a)Fate shall have the first right to institute infringement suits or take other actions directed to a Product Infringement of (i) those Fate Patents that are not Fate Product-Specific Patents and (ii) Joint Patents other than Joint Product-Specific Patents, including defense of a declaratory judgment action with respect to a potential Product Infringement, and in each case Fate shall have the right to institute such suit or other appropriate action in the name of Fate or of Janssen, or in the names of both of them.  Janssen shall cooperate fully with Fate in its efforts to protect such patent rights and shall agree to be a party in any suit, if required, at Fate’s sole expense.  Fate shall notify and keep Janssen apprised in writing of such action and shall consider and take into account Janssen’s reasonable interests and requests regarding such action.

(b)In the event that Fate does not institute or undertake an action in accordance with Section 11.3.3(a) for a period of [***] days after being requested by Janssen to do so, or (if sooner) at least [***] days prior to the last date such action may be brought, then upon Fate’s written consent, which may be granted or withheld in Fate’s sole discretion, Janssen may institute or undertake and thereafter control such action, in the name of Fate or of Janssen or in the names of both of them.  If Fate consents to such action, Janssen shall cooperate fully with Fate in its efforts to protect such patent rights and shall agree to be a party in any suit, if required, at Janssen’s sole expense.

11.3.4Conduct of Patent Litigation Under the Biologics Price Competition and Innovation Act.  If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA or equivalent in any other jurisdiction pertaining to and naming a Licensed Product as a reference product (a “Biosimilar Application”) or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), such Party shall, within [***] Business Days, notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA or equivalent in any other jurisdiction.  If either Party receives any equivalent or similar certification or notice in any other jurisdiction, such Party shall, within [***] Business Days, notify and provide the other Party with copies of such communication.  Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application, [***] shall have the sole right, but not the obligation, to initiate an Infringement Action against the filer of the Biosimilar Application to enforce any [***] Product-Specific Patent or any Joint Product-Specific Patent, including whether or not to utilize, in whole or in part, the procedures provided in Section 351 of the PHSA or equivalent in any other jurisdiction.  If [***] institutes any such Infringement Action, then [***] shall join as a party to such claim, suit or proceeding requiring it as a party at [***] sole cost and expense.  With respect to a [***] Patent that is not a [***] Product-Specific Patent or Joint Patents other than Joint Product-Specific Patents and to the extent the action is under this Section, [***] shall determine whether any infringement suit or other action shall be initiated, and if so, which Party shall have the right to initiate and undertake such action and other matters pertaining to such action.

11.3.5Cooperation. In any Infringement Action brought under this Section 11.3 in any jurisdiction, each Party shall reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the patent rights and shall agree to be a party to such Infringement Action, if necessary.  Notwithstanding anything to the contrary in this Section 11.3, neither Party shall settle or compromise any related defense or infringement suit brought under the Fate Product-Specific Patents, Janssen Profit Share Patents or Joint Patents pursuant to this Section 11.3 without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Furthermore, each Party shall provide the other Party with reasonable prior notice and opportunity to review and comment and shall consider in good faith all reasonable comments from the other Party on any proposed arguments asserted or to be asserted in any enforcement action under this Section 11.3.

11.3.6Recoveries.  With respect to any Infringement Action or other action against a Product Infringement initiated pursuant to this Section 11.3, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(a)[***]

(b)[***]

11.3.7Product Infringement with respect to Profit Share Product.  Notwithstanding anything to the contrary in this Section 11.3, in the case of any Product Infringement with respect to any Profit Share Product in the U.S., the Out-of-Pocket Expenses incurred in connection with any action against such Profit Share Product in accordance with this Section 11.3, and any recoveries, will be included in the Allowable Expenses and Net Sales, respectively, with respect to such Profit Share Product.

11.3.8Upstream Limitations. Each Party’s rights to enforce or defend a Fate Product Patent or Joint Patent against a Product Infringement pursuant to this Section 11.3 shall be subject to the applicable provisions of any agreements between the Party Controlling such Patents and its licensor.

11.3.9Other Enforcement of Fate Patents, Janssen Patents and Joint Patents.  As between the Parties, Fate shall have the sole right, in its sole discretion, to enforce any Fate Patent that is not a Fate Product-Specific Patent against any infringement that is not a Product Infringement and to retain all related recoveries, and Janssen shall have the sole right, in its sole discretion, to enforce any Patent owned or controlled by Janssen that is not a Janssen Profit Share Patent against any infringement that is not a Product Infringement and to retain all related recoveries.  If there is any infringement of any Joint Patents that is not a Joint Product-Specific Patent and that is not a Product Infringement, then each Party shall have the right to enforce such Joint Patents at its sole expense.

11.4Patent Term Extension.  [***] shall have the sole discretion, after consultation with [***], to determine which [***] Product-Specific Patents or Joint Patents, if any, are extended with respect to any Licensed Product pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in other jurisdictions worldwide.  Upon [***] request, the Parties will discuss whether any other Fate Patent will be extended with respect to any Licensed Product, which extension may be made only with [***] written consent, which shall not be unreasonably withheld.  Fate and Janssen shall each cooperate and use reasonable efforts to gain any such patent term extension permitted under this Section 11.4.  All filings for such extensions shall be made by the Party responsible for the prosecution of such patent rights.

11.5Regulatory Data Protection.  To the extent required by or permitted by Law, Fate and Janssen shall each cooperate with one another and shall use [***] Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Licensed Products that a Party intends to, or has begun to, Commercialize and that, in case of the United States, have become the subject of an application for a Marketing Approval submitted to FDA, such listings to include all so called “Purple Book” listings of biologic products by both the Center for Drug Evaluation and Research (CDER) and Center for Biologics Evaluation and Research (CBER) required under section 351(a) of the Public Health Service Act (PHS Act) and any foreign equivalent, and will cooperate and use [***] Efforts to secure all applicable exclusivity protection available as a Biologic Reference Product under the Purple Book.

11.6Patent Invalidity Claims.

11.6.1Right to Respond.  If during the Term a Third Party initiates a patent opposition, reexamination, or other proceeding in the US Patent Office, European Patent Office or foreign equivalent, asserting that Fate Product-Specific Patents or Joint Product-Specific Patents are invalid or otherwise unenforceable (an “Invalidity Claim”), the Parties shall treat this as a Prosecution in accordance with Section 11.2.1(b) or Section 11.2.3(a).  For the avoidance of doubt, any response to a Third Party declaratory judgment action with respect to such Fate Product-Specific Patent claims or Joint Product-Specific Patent claims or a counterclaim of invalidity or unenforceability of such claims made in the context of an Infringement Action, to the extent the same pertains to a potential Product Infringement, shall be deemed an Infringement Action and shall be governed by Section 11.3.

11.6.2  The non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of a response to an Invalidity Claim, and in taking other steps reasonably necessary to respond, to such Invalidity Claim.  The controlling Party shall have the sole and exclusive right to select counsel for the response to such Invalidity Claim.  The non-controlling Party shall also have the right to participate and be represented relative to such proceeding by its own counsel at its own expense.  The controlling Party shall not settle or compromise any Invalidity Claim in a manner that admits the invalidity or unenforceability of any Fate Patents or Joint Patents, or that requires a payment to the Third Party in respect of such Invalidity Claim, without the consent of the other Party, which consent shall not be unreasonably withheld.

11.6Claimed Infringement.  Each of the Parties shall promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Janssen or Fate with respect to the Development, Manufacture, Commercialization or use of any Licensed Collaboration Candidate or a Licensed Product containing such Licensed Collaboration Candidate, or of the Precursor iPSC, Master iPSC Bank or the CD34 Composition corresponding to such Licensed Collaboration Candidate (any such suit or other action referred to herein as an “Infringement Claim”).  In the event of any Infringement Claim, the Parties shall promptly, and within [***] days of written notice from either Party to the other thereof, discuss which Party shall control the response to such Infringement Claim, and if the Parties do not mutually agree upon which Party shall control, then [***] shall have the right to control the defense of such Infringement Claim.  Upon the request of the Party controlling the response to the Infringement Claim, the other Party shall reasonably cooperate with the controlling Party at the controlling Party’s expense in the reasonable defense of such Infringement Claim.  The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation at its own expense.  [***]  Notwithstanding the foregoing, (i) no settlement shall be entered into, or accepted, without the prior written consent of the other Party if such settlement would materially adversely affect the rights and benefits of, or impose or adversely affect any obligations on, such other Party, which consent shall not unreasonably be withheld, delayed or conditioned, and (ii) the Parties’ rights and obligations under this Section 11.6 will be subject to ARTICLE 14, if applicable.

11.7Third Party Licenses.

11.7.1Existing Agreements.  The Parties agree and understand that Fate has entered into certain agreements under which Fate has been granted a license, prior to the Effective Date, with the rights to sublicense, under certain patents and patent applications included within the Fate Research Patents and Fate Product Patents that are subject to royalty obligations (such agreements collectively, the “Existing Agreements”).  In accordance with Section 10.6.4, payments under the Existing Agreements [***].  The list of Existing Agreements is set forth on Exhibit 11.7.1.  With respect to each of the Existing Agreements, Fate shall:

(a)use [***] Efforts to maintain in full force and effect such agreement (in accordance with its terms), (including by not assigning such Existing Agreement, or any of its rights thereunder, to a Third Party without the consent of Janssen, not to be unreasonably withheld or delayed, except in connection with a Change of Control transaction), and keep Janssen informed of any material development pertaining thereto that adversely affects the rights granted to Janssen hereunder for so long as such Third Party rights are sublicensed to Janssen in accordance with Section 5.1;

(b)not take any action to terminate, modify, amend or waive any right, to the extent incompatible with the rights sublicensed to Janssen in accordance with Section 5.1;

(c)not fail to enforce any right, knowingly breach or otherwise take any other action with respect to any such Existing Agreement that would reasonably be expected to materially impact the rights granted to Janssen under this Agreement, without the consent of Janssen, including by failing to comply in all material respects with the terms of such Existing Agreement or by failing to make all payments that become due under such Existing Agreement in accordance with its terms; and

(d)if Fate or any of its Affiliates receives written notice from the applicable Third Party claiming that Fate or any of its Affiliates has breached or defaulted under, or is in breach of or default under, its obligations under such Existing Agreement, where such Third Party has the right to terminate such agreement if Fate does not timely cure such breach or default, provide a copy thereof to Janssen promptly after receipt and, following consultation with Janssen, consider Janssen’s input in good faith and take such reasonable actions as may be reasonably necessary to cure any breach or default.

11.7.2[***] or Improved Platform Licenses.

(a)For purposes of this Section 11.7.2, “Fate Existing Technology” means Fate’s proprietary information, methods, protocols, processes, procedures and technologies relating to[***].

(b)[***].

(c)[***].

(i)[***]

(ii)[***]

(iii)[***]

11.7.3[***].

(a)[***]

(b)[***]

11.8Common Interest Disclosures. With regard to any information, opinions or other materials disclosed pursuant to this Agreement by one Party to the other Party regarding intellectual property or technology owned by Third Parties, Janssen and Fate agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the performance of the Research, Development, Manufacturing or Commercialization of a Licensed Collaboration Candidate or a Licensed Product containing such Licensed Collaboration Candidate, or of the Precursor iPSC, Master iPSC Bank or the CD34 Composition corresponding to such Licensed Collaboration Candidate, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the performance of the Research, Development, Manufacturing or Commercialization of a Licensed Collaboration Candidate or a Licensed Product containing such Licensed Collaboration Candidate, or of the Precursor iPSC, Master iPSC Bank or the CD34 Composition corresponding to such Licensed Collaboration Candidate. Accordingly, Janssen and Fate agree that all such information, opinions and other materials obtained by Janssen and Fate from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All such information, opinions and other materials shall be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information, opinions and other materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information, opinions and other materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party with respect to such information, opinions and other materials without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.

ARTICLE 12
Confidentiality

12.1Nondisclosure.  Each Party agrees that, during the Term and for a period of [***] years thereafter, a Party (the “Receiving Party”) receiving or otherwise in possession of (itself or through its Affiliates) Confidential Information of the other Party (the “Disclosing Party”) or its Affiliates shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential information of similar kind and value, which shall not be less than reasonable efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in, and made in accordance with, Section 12.3, 12.5, 12.8.2 or 12.9 and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or internal management and operations directly pertaining to this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement).  Notwithstanding anything to the contrary in this ARTICLE 12, Janssen shall have the right to use and disclose any Fate Confidential Method solely in accordance with Section 5.3.

12.2Exceptions. The obligations in Section 12.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

12.2.1is publicly disclosed by the Disclosing Party or its Affiliates, either before or after it is disclosed to the Receiving Party or its Affiliates under this Agreement;

12.2.2was known to or possessed by the Receiving Party or its Affiliates, without any obligation to the Disclosing Party to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party or any of its Affiliates;

12.2.3is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party that, to the Receiving Party’s knowledge after due inquiry, is not bound by a duty of confidentiality to the Disclosing Party or its Affiliates or restriction on its use;

12.2.4is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party or its Affiliates, through no act or failure to act on the party of the Receiving Party or any of its Affiliates in violation of this Agreement; or

12.2.5is independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the use of or reference to Confidential Information of the Disclosing Party or its Affiliates.

12.3Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party or its Affiliates only to the extent such disclosure is reasonably necessary in the following instances:

12.3.1filing, prosecuting, maintaining, enforcing or defending Patents as permitted by this Agreement;

12.3.2as reasonably required in generating Regulatory Filings and filing for and obtaining Regulatory Approvals as permitted by this Agreement;

12.3.3prosecuting or defending litigation or arbitration, including responding to a subpoena in a Third Party litigation or arbitration;

12.3.4subject to Section 12.5, complying with Laws (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange) and with judicial process, including as a result of any actions taken by a Party not in violation of this Agreement; and

12.3.5with respect to Confidential Information that is not a Fate Confidential Method or Janssen Confidential Method, disclosure, solely on a “need to know basis”, to Affiliates, potential or actual acquirers, merger partners, or assignees, Third Party collaborators (including Sublicensees), contractors or services providers regarding Collaboration Candidates or Licensed Products, investment bankers, investors, lenders, or other potential financial partners, consultants, agents and advisors, and the Receiving Party’s directors, officers, employees, contractors and agents, each of whom prior to disclosure shall be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in this ARTICLE 12; provided, however, that in the case of disclosures made to clinical trial sites, investigators, CROs or other Third Parties directly involved in the Research and Development of the Collaboration Candidates or Licensed Products, the duration for the obligations of confidentiality and non-use provided in the Receiving Party’s agreement with such clinical trial sites, investigators, CROs or other Third Parties may be less than the duration for the obligations of confidentiality and non-use in this Agreement so long as such agreement specifies a duration for the obligations of confidentiality and restrictions on use of Confidential Information that are consistent with such obligations and restrictions agreed to by the Receiving Party in the ordinary course of business under similar circumstances; and provided further, that in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 12.3.5 to treat such Confidential Information as required under this ARTICLE 12.

If and whenever any Confidential Information is disclosed in accordance with this Section 12.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that the exceptions set forth in Section 12.2.1 or Section 12.2.4 apply to such Confidential Information. Where reasonably possible and legally permitted and subject to Section 12.5, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make a disclosure pursuant to Section 12.3.3 or 12.3.4, sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the Confidential Information. In this case, the Receiving Party must reasonably cooperate with the Disclosing Party’s efforts, including by using not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure (but not less than reasonable efforts).  In the event a Party intends to make a disclosure of the other Party’s or its Affiliate’s Confidential Information pursuant to Section 12.3.5 to a Third Party, it will give to the other Party reasonable advance notice of and information regarding the nature of such disclosure.

12.4Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties.

12.5Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which, in the reasonable opinion of such Party’s counsel or independent financial auditor, requires disclosure of the terms and conditions of this Agreement or other information relating to this Agreement or the transactions contemplated hereby under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, such Party shall notify the other Party of such intention and opinion and shall provide such other Party with a copy of relevant portions of the proposed filing [***] Business Days (or such shorter time as practicable) prior to such filing, including any exhibits thereto relating to the terms and conditions of this Agreement. The Party making such filing shall seek confidential treatment of the terms and conditions of this Agreement or any portion thereof that such other Party reasonably requests be kept confidential, and shall only disclose Confidential Information that it is advised by its counsel is legally required to be disclosed or by its independent financial auditor is required to be disclosed under applicable securities Law.  No such notice is required under this Section 12.5 if the description of or reference to this Agreement included in the proposed filing has been included in any previous filing made in accordance with this Section 12.5 or otherwise approved for public disclosure by the other Party in writing.

12.6Relationship to Confidentiality Agreement. This Agreement supersedes the Prior CDA, provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

12.7Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this ARTICLE 12.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE 12.

12.8Research Program Information and Scientific Publications.

12.8.1Research Program Information. The Parties acknowledge and agree that the Research Program Information shall be deemed to be Confidential Information of both Parties for which each Party will be deemed a Receiving Party unless and until Janssen exercises the Commercial Option with respect to a Collaboration Candidate.  If Janssen exercises the Commercial Option with respect to a Collaboration Candidate, [***], provided that Janssen and Fate may continue to use such Research Program Information solely as permitted under Section 12.1(c) and Section 5.1.  “Research Program Information” means: [***]

12.8.2Publication.

(a)Either Party may publish or present results of any Clinical Trial conducted by such Party relating to a Licensed Product in journals or at conferences, subject to the prior review and comment by the other Party as set forth in Section 12.8.2(b); provided, however, that Janssen shall not have the right to make any such publication or presentation with respect to a Collaboration Candidate prior to exercise of the Commercial Option with respect thereto.  The Party who conducted a Clinical Trial shall be responsible for registering such Clinical Trial in the appropriate clinical study registry and reporting Clinical Trial results as may be required under applicable Law.

(b)The publishing Party shall provide the non-publishing Party with the opportunity to review any such proposed abstract, manuscript or presentation by delivering a copy thereof to the non-publishing Party no less than [***] days ([***] days with respect to abstracts) before its intended submission for publication or presentation. The non-publishing Party shall have [***] days ([***] days for abstracts) of its receipt of any such abstract, manuscript or presentation to comment, and the publishing Party shall consider in good faith such non-publishing Party’s comments in such abstract, manuscript or presentation. In the event the non-publishing Party objects to the disclosure in writing within the applicable review period, the publishing Party agrees to delete from the proposed disclosure any of the non-publishing Party’s Confidential Information upon the request of the non-publishing Party. In the event of concern over patent protection, the publishing Party shall not submit such publication or make such presentation containing such information until the non-publishing Party is given a reasonable period of time, and in no event less than [***] days, to seek patent protection for any material in such publication or presentation which it believes is patentable, unless the publishing Party reasonably determines that publication of such information is required by applicable Law.

12.9Publicity.

12.9.1Upon execution of this Agreement, Fate may, but is not obligated to, issue the press release announcing the execution of this Agreement in the form as set forth in Exhibit 12.9.1 at a mutually agreed time.

12.9.2Except as required to comply with applicable Law or as permitted by Sections 12.3, 12.5 or 12.9.1, if either Party intends to issue any press release or other public statement disclosing the transactions contemplated hereby, it shall give the other Party a reasonable opportunity to review and comment and shall consider any such comments in good faith.  In addition, such Party shall not issue such press release or public statement without the prior written consent of the other Party (not to be unreasonably withheld, delayed, or conditioned).  If a Party intends to issue such a press release or other public statement as required to comply with applicable Law, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure.  Notwithstanding the foregoing, once information relating to this Agreement has been publicly disclosed as permitted under this Agreement, neither Party shall be required to obtain the other Party’s consent or provide notice of its further public disclosure, provided that such information remains accurate and not misleading in all material respects at the time of such further public disclosure.

ARTICLE 13
Representations, Warranties, And
Covenants; Disclaimers; Limitation of Liability

13.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

13.1.1such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power, ability and authority to enter into this Agreement and to carry out the provisions hereof;

13.1.2execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

13.1.3this Agreement has been duly executed and delivered on behalf of such Party, the Person or Persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action, and this Agreement constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

13.1.4the execution, delivery and performance of this Agreement by such Party does not create a breach or default under any other agreement to which it is a party or by which it is bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

13.1.5no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and except for Regulatory Approvals including Commercialization Approvals obtained in accordance with this Agreement; and

13.1.6all of its directors, employees and officers have executed agreements requiring assignment to such Party of all Inventions, whether or not patentable, made during the course of and as a result of their association with such Party and obligating each such directors, employee and officer to maintain as confidential the Confidential Information of such Party.

13.2Additional Representations and Warranties of Fate. Fate hereby represents and warrants to Janssen, as of the Effective Date, that:

13.2.1Fate (or its Affiliates) Controls the Fate Research Patents set forth on Exhibit 13.2.1 and Fate Research Know-How and has the right to grant the licenses to Janssen as set forth in Section 5.1, and the Fate Research Patents set forth on Exhibit 13.2.1 include all of the Patents owned by or licensed to Fate or its Affiliates as of the Effective Date that are reasonably necessary for the Parties to conduct their respective activities under the Research Plan as in existence as of the Effective Date; with respect to the Fate Research Patents, Exhibit 13.2.1  accurately lists each patent family and countries of filing, including the owners of each item and, if the item is licensed to Fate or its Affiliates, the agreement pursuant to which such license was granted;

13.2.2to the knowledge of Fate as of the Effective Date[***];

13.2.3[***];

13.2.4[***];

13.2.5all tangible information and data provided by or on behalf of Fate or its Affiliates to Janssen on or before the Effective Date [***];

13.2.6Fate and its Affiliates have taken commercially reasonable steps to protect, preserve and maintain the confidentiality of all confidential or non-public information included in Fate Research Know-How, including by [***];

13.2.7Fate has provided Janssen with a true and complete copy of each of the Existing Agreements (except for redactions of terms not material to Janssen’s rights thereunder), and each Existing Agreement is in full force and effect. No written notice of default or termination has been received or given, or to Fate’s knowledge, threatened, under any Existing Agreement, and to the knowledge of Fate, there is no act or omission by Fate or its Affiliates, or by any counterparty to any Existing Agreement, that would provide a right to terminate any Existing Agreement. Neither Fate nor any of its Affiliates has waived any material right under any Existing Agreement;

13.2.8Fate and its Affiliates have not, as of the Effective Date, granted any license to any Third Party, or entered into any agreement with any Third Party that would conflict or interfere with any of the rights or licenses granted to Janssen hereunder;

13.2.9[***];

13.2.10to the knowledge of Fate, [***];

13.2.11to the knowledge of Fate, [***];

13.2.12to the knowledge of Fate, [***];

13.2.13neither Fate nor its Affiliates, nor, to the knowledge of Fate,  [***]; and

13.2.14Fate has made available to Janssen [***].

13.3Additional Representations and Warranties of Janssen. Janssen hereby represents and warrants to Fate, as of the Effective Date, that:

13.3.1Janssen (or its Affiliates) Controls the Janssen Research Patents and has the right to grant the licenses to Fate as set forth in Section 5.2;

13.3.2to the knowledge of Janssen as of the Effective Date[***];

13.3.3[***];

13.3.4to the knowledge of Janssen or its Affiliates, all inventors in Janssen Research Patents that are owned by Janssen are correctly identified in compliance with Law in the various jurisdictions, and all (i) inventors of the Janssen Research Patents owned solely by Janssen and (ii) inventors of the Janssen Research Patents owned jointly by Janssen that are employees of Janssen, in each case (i) and (ii) have agreed to assign to Janssen their entire rights, title and interest to and in inventions claimed in such Janssen Research Patents and any intellectual property thereto, and no other Person has any claim of ownership or inventorship whatsoever with respect to such Janssen Research Patents;

13.3.5to the knowledge of Janssen or its Affiliates[***];

13.3.6[***];

13.3.7Janssen and its Affiliates have not received any written notice from or been investigated by, any court or governmental body or administrative or other agency having jurisdiction over activities of Janssen or its Affiliates, including Regulatory Authorities, claiming or suggesting that performance of its obligations hereunder or any other activities or business operation of Janssen or its Affiliates related to Antigen Binding Domains that Janssen intends to provide to Fate under the Research Programs for Janssen Antigen 1 or Janssen Antigen 2 have violated or may violate any Law, including if applicable GLP, GMP or GCP;

13.3.8 to the knowledge of Janssen, [***];

13.3.9neither Janssen nor its Affiliates nor, to the knowledge of Janssen, [***]; and

13.3.10Janssen and its Affiliates have not, as of the Effective Date, granted any license to any Third Party, or entered into any agreement with any Third Party that would conflict or interfere with any of the rights or licenses granted to Fate hereunder.

13.4Mutual Covenants.  Each Party hereby covenants to the other Party that during the Term:

13.4.1all directors, officers, and employees of such Party or its Affiliates working under this Agreement shall be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, if any, to such Party as the sole owner thereof;

13.4.2such Party shall perform its activities pursuant to this Agreement and obtain, generate, prepare, maintain and retain all data, regulatory documentation that is required to be obtained, generated, maintained or retained in compliance with GLP, GCP, GTP and GMP, in each case as applicable under the Laws and regulations of the country and the state and local government wherein such activities are conducted, as determined by such Party using reasonable discretion, and with respect to the consent eligibility, care, handling and use in Research, Development and Commercialization activities hereunder of any human or non-human animals sourced by or on behalf of such Party, shall at all times comply (and shall require compliance by any of its Third Party contractors) with all Laws, and also with the standards in the pharmaceutical industry for the research, development and commercialization of pharmaceutical products;

13.4.3such Party shall not knowingly employ (and, to the knowledge of it or its Affiliates, shall not use any contractor or consultant that employs) any Person debarred by the FDA (or subject to a similar sanction of EMA or equivalent in the Territory), or, to the knowledge of such Party, any Person who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or equivalent in the Territory), in the conduct of its activities under this Agreement. Each Party agrees to inform the other Party in writing immediately if it or any individual or entity that is performing activities under this Agreement is debarred by the FDA (or subject to a similar sanction of EMA or equivalent in the Territory) or is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or equivalent in the Territory);

13.4.4such Party shall not (a) enter into any agreement, instrument or understanding, oral or written, with any Third Party or (b) grant any license to any Third Party relating to any of the intellectual property rights it Controls, in each case (a) or (b) which would conflict or interfere with any of the rights or licenses granted to the other Party hereunder; and

13.4.5such Party shall ensure that the Patents and Know-How licensed to the other Party hereunder will be free and clear of liens, charges or encumbrances other than (a) licenses granted to or by Third Parties that are not inconsistent with the rights and licenses granted to the other Party hereunder or (b) any other liens, charges or encumbrances that do not affect the other Party’s rights hereunder.

13.5Compliance with Anti-Corruption Laws.

13.5.1Notwithstanding anything to the contrary in the Agreement, each Party hereby agrees that:

(a)it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement;

(b)it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party related to the transaction with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(c)Fate shall designate an individual within its organization [***] as well as applicable rules on interactions with health care professionals, as mutually agreed to by the Parties.  Such designated individual shall [***] who perform any activities under this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities.  Upon the Parties’ mutual agreement, [***].  Fate and Janssen shall each use reasonable efforts to provide such training or training materials to any contractors or subcontractors of such Party engaged to perform activities under this Agreement where such contracted or subcontracted activities include responsibility for, directly or indirectly, interacting with Public Officials.  Fate may fulfill its obligation under the preceding sentence by requesting appropriate materials from Janssen and forwarding such materials, if any, received from Janssen to the applicable contractor or subcontractor.  In the event that Fate is not able to obtain a contractor or subcontractor’s agreement to receive such training or materials, Fate will use reasonable efforts [***] and materials for any such obligations;

(d)it shall, on an annual basis upon request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or will provide details of any exception to the foregoing; and

(e)it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section, and upon request of the other Party, up to once per year and upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section.  Acceptance of a proposed Third Party auditor may not be unreasonably withheld by either Party.  It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of the Party subject to such auditing activities.  The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

13.5.2Each Party hereby represents and warrants to the other Party that, to its knowledge as of the Effective Date, since [***], neither such Party nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its subsidiaries or any of their Affiliates:

(a)has taken any action in violation of any applicable Anti-Corruption Law; or

(b)has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 13.5.4 below), for the purposes of:

(i)influencing any act or decision of any Public Official in his official capacity;

(ii)inducing such Public Official to do or omit to do any act in violation of his lawful duty;

(iii)securing any improper advantage; or

(iv)inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

13.5.3Each Party hereby represents and warrants to the other Party that, as of the Effective Date, none of the officers, directors or employees of such Party or of any of its subsidiaries or agents acting on behalf of such Party or any of its subsidiaries, in each case that are employed or reside outside the United States, are themselves Public Officials.

13.5.4For purposes of this Agreement, “Public Official” means:

(a)any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division;

(b)any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility;

(c)any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and

(d)any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

13.6DISCLAIMERS.

13.6.1EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, FATE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY FATE CONFIDENTIAL INFORMATION OR ANY LICENSE GRANTED BY FATE UNDER ITS INTELLECTUAL PROPERTY RIGHTS HEREUNDER, OR WITH RESPECT TO ANY ANTIGEN BINDING DOMAIN, COLLABORATION CANDIDATE. LICENSED COLLABORATION CANDIDATE,  OR LICENSED PRODUCT.

13.6.2EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, JANSSEN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY JANSSEN CONFIDENTIAL INFORMATION OR ANY LICENSE GRANTED BY JANSSEN UNDER ITS INTELLECTUAL PROPERTY RIGHTS HEREUNDER, OR WITH RESPECT TO ANY ANTIGEN BINDING DOMAIN, COLLABORATION CANDIDATE, LICENSED COLLABORATION CANDIDATE,  OR LICENSED PRODUCT.

13.7LIMITATION OF LIABILITY.  EXCEPT FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 14, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES, (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, LOSS OF OPPORTUNITIES, OR LOSS OF BUSINESS).

ARTICLE 14
Indemnity and Insurance

14.1Janssen Indemnity. Janssen shall indemnify, defend and hold harmless Fate and its Affiliates, and their respective officers, directors, employees, agents, Sublicensees, and their respective successors, heirs and assigns and representatives (the “Fate Indemnitees”), from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, reasonable costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind brought by a Third Party or Governmental Authority (collectively, “Losses”), to the extent arising out of or relating to: [***].  For clarity, Losses shall not include any losses or damages sustained by any Fate Indemnitee as a result of the actions described in clauses (a), (b) or (c) of the immediately preceding sentence, except to the extent that such losses or damages are paid or incurred by a Fate Indemnitee to a Third Party or Governmental Authority as a result of a claim or action of a Third Party or Governmental Authority.

14.2Fate Indemnity. Fate shall indemnify, defend and hold harmless Janssen and its Affiliates, and their respective officers, directors, employees, agents, Sublicensees, and their respective successors, heirs and assigns and representatives (the “Janssen Indemnitees”), from and against any and all Losses, to the extent arising out of or relating to: [***].  For clarity, Losses shall not include any losses or damages sustained by any Janssen Indemnitee as a result of the actions described in clauses (a), (b) or (c) of the immediately preceding sentence, except to the extent that such losses or damages are paid or incurred by a Janssen Indemnitee to a Third Party or Governmental Authority as a result of a claim or action of a Third Party or Governmental Authority.

14.3Indemnification Procedure. A claim to which indemnification applies under Section 14.1 or Section 14.2 shall be referred to herein as an “Indemnification Claim”.  If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this ARTICLE 14, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). Each claim notice shall describe in reasonable detail the basis for such claim (the “Claim Basis”) and specify the amount or the estimated amount of Losses actually incurred or paid by the Indemnitee as a result of the Claim Basis, to the extent ascertainable.  By delivering notice to the Indemnitee within [***] days after delivery of notice described in the immediately preceding sentence, the Indemnitor may assume and control, with the sole power to direct, the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. If the Indemnitor does not assume control of the defense of the Indemnification Claim as described in this Section 14.3, above, the Indemnitee shall control such defense at Indemnitor’s expense (subject to Sections 14.1 and 14.2). The Party not controlling such defense may participate therein at its own expense.  Neither the Indemnitor nor the Indemnitee shall admit fault on behalf of the other Party without the written consent of such other Party. The Indemnitee shall not settle or compromise an Indemnification Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, delayed or conditioned. The Indemnitor shall not settle or compromise an Indemnification Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee for which the Indemnitee is not indemnified under this Agreement, without the prior written consent of the Indemnitee. The Party controlling the defense of an Indemnification Claim shall keep the other Party advised of the status of such Indemnification Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto.  The other Party shall cooperate fully with the Party controlling such defense and shall make available all pertinent information under its control, which information shall be subject to ARTICLE 12, and cause its employees to be available in a deposition, hearing or trial.

14.4Insurance.  Each Party shall acquire and maintain, at its own expense, insurance or self-insurance, as reasonably necessary to cover its own product liability and its obligations under this Agreement. Within [***] days following written request from the other Party, each Party shall furnish to such other Party a certificate of insurance evidencing such coverage.

ARTICLE 15
Term and Termination

15.1Term; Expiration. The term of this Agreement (the “Term”) shall become effective as of the Effective Date and shall continue in full force and effect, unless earlier terminated pursuant to the rest of this ARTICLE 15, until:

15.1.1on a Janssen Antigen-by-Janssen Antigen basis, the expiration of the last Commercial Option Term for a Collaboration Candidate in the Research Plan for such Janssen Antigen without Janssen’s exercise of the Commercial Option for any Collaboration Candidate with respect to such Janssen Antigen;

15.1.2if Janssen exercises a Commercial Option, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) if such Licensed Product is not a Profit Share Product, on the date of expiration of the Royalty Term with respect to such Licensed Product in such country or (b) if such Licensed Product is a Profit Share Product, on the date of expiration of all payment obligations in such country under Section 6.4 of the Profit Share Product Exhibit (with respect to the U.S.) and under Section 6.5 of the Profit Share Product Exhibit (with respect to any other country);

15.1.3if the Agreement expires with respect to all of the Janssen Antigens under Section 15.1.1, in its entirety upon the expiration of the Agreement with respect to the last Janssen Antigen;

15.1.4if Janssen exercises a Commercial Option, on a Janssen Antigen-by-Janssen Antigen basis, upon the expiration of this Agreement with respect to all Licensed Products in all countries in the Territory under Section 15.1.2 with respect to such Janssen Antigen; or

15.1.5if Janssen exercises a Commercial Option, in its entirety upon expiration of this Agreement with respect to all Licensed Products in all countries in the Territory under Section 15.1.2.

Upon the expiration of this Agreement pursuant to Section 15.1.2 on a Licensed Product-by-Licensed Product and country-by-country basis, the licenses granted by Fate to Janssen under Section 5.1.2 with respect to such Licensed Product and country shall become fully paid-up, non-exclusive, irrevocable, royalty-free and perpetual; provided, however, that such Licensed Product in such country shall still be included in the calculation of Annual Net Sales in Section 10.5.

15.2Termination for Material Breach.

15.2.1Either Party (the “Non-breaching Party”) may terminate this Agreement in its entirety in the event of a material breach of this Agreement by the other Party (the “Breaching Party”), by providing [***] days’ prior written notice to the Breaching Party (the “Cure Period”).  Such notice shall reasonably describe the alleged material breach in sufficient detail to put the Breaching Party on notice and clearly state the Non-breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the Cure Period.  Notwithstanding the foregoing: (i) the Cure Period in connection with a material breach of a payment obligation under ARTICLE 10 of this Agreement or ARTICLE VI of the Profit Share Product Exhibit shall be [***] days; and (ii) if the alleged material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the Cure Period, then such Cure Period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-breaching Party and uses [***] Efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [***] days without the consent of the Non-breaching Party.

15.2.2If the Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 15.2.1, and the Breaching Party provides the other Party notice of such dispute within the Cure Period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 15.2.1 unless and until (i) the dispute resolution process in ARTICLE 16 has finally determined that the Breaching Party has materially breached this Agreement and (ii) the Breaching Party fails to cure such material breach within ninety [***] (or [***] days in the case of the breach of a payment obligation) following such final determination.  It is understood and agreed that, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

15.3Janssen Unilateral Termination Rights.  Janssen may terminate this Agreement at any time on a Janssen Antigen-by-Janssen Antigen basis, which termination shall include all Collaboration Candidates, Rejected Candidates, Discontinued Collaboration Candidates, Licensed Collaboration Candidates and Licensed Products, and all of their Equivalents, with respect to such Janssen Antigen, or in its entirety, upon [***] days written notice to Fate; provided that such termination will not take effect until on or after the [***] anniversary of the Effective Date.

15.4Termination for [***].  Fate shall have the right to terminate this Agreement with respect to a particular Janssen Antigen upon written notice to Janssen within [***] after the applicable date if [***].

15.5Termination for Insolvency.

15.5.1Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such other Party consents to the involuntary bankruptcy or such petition is not dismissed within [***] days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors (each, an “Insolvency Event”).

15.5.2All rights and licenses now or hereafter granted by Fate to Janssen under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Janssen pursuant to Section 5.1 and 5.4, are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  Upon the occurrence of any Insolvency Event with respect to Fate, Fate agrees that Janssen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Without limiting the generality of the foregoing, Fate and Janssen intend and agree that any sale of Fate’s assets under Section 363 of the Bankruptcy Code shall be subject to Janssen’s rights under Section 365(n), that Janssen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Janssen’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Janssen.  Further, each Party agrees and acknowledges that no payments by Janssen to Fate hereunder, other than royalty payments pursuant to Section 10.6 of this Agreement or Section 6.5 of Profit Share Product Exhibit, U.S. Pre-Tax Profits and Losses payments pursuant to Section 6.4 of the Profit Share Product Exhibit and payments for Sales Milestone Events pursuant to Section 10.5 of this Agreement or pursuant to Section 6.2 of the Profit Share Product Exhibit, shall constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code and relate to licenses of intellectual property hereunder.  Fate shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  Fate and Janssen acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include the Master iPSC Bank, any CD34 Compositions, laboratory notebooks, cell lines, product samples and inventory, research studies and data, Regulatory Filings and Regulatory Approvals.  If (i) a case under the Bankruptcy Code is commenced by or against Fate, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Janssen elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Fate (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(a)provide to Janssen all such intellectual property (including all embodiments thereof) held by Fate and such successors and assigns, or otherwise available to them, immediately upon Janssen’s written request.  Whenever Fate or any of its successors or assigns provides to Janssen any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.5.2, Janssen shall have the right to perform Fate’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Janssen shall release Fate from liability resulting from rejection of the license or the failure to perform such obligations; and; and

(b)not interfere with Janssen’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

15.5.3 All rights, powers and remedies of Janssen provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Fate.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(a)the right of access to any intellectual property (including all embodiments thereof) of Fate, or any Third Party with whom Fate contracts to perform an obligation of Fate under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Collaboration Candidates or Licensed Products; and

(b)the right to contract directly with any Third Party to complete the contracted work.

15.6Termination for [***].

15.6.1[***]

15.6.2[***]

15.6.3[***]

15.6.4[***]

15.7Consequences of Termination.

15.7.1In the event of termination of the Agreement by either Party pursuant to Section 15.2, 15.3, 15.4, 15.5 or 15.6, then, upon the effective date of such termination:

(a)all licenses and other rights granted to either Party pursuant to this Agreement shall terminate (save for those (i) expressly stated to survive termination of this Agreement pursuant to Section 15.8, or (ii) to the extent necessary to enable either Party to perform any of its obligations that survive termination);

(b)Janssen shall wind down any Development and Commercialization activities and any Manufacturing activities, as quickly as reasonably practicable, subject to compliance with ethical and legal requirements, and the Parties shall continue to be responsible for or share, as applicable, the costs of any such activities in accordance with the terms of this Agreement until such wind down is complete; provided, however, if Janssen terminates this Agreement pursuant to Section 15.3, or if Fate terminates this Agreement pursuant to Section 15.2 or 15.5, after the Opt-In Exercise Date for a Profit Share Product, then the provisions of Section 9.1 of the Profit Share Product Exhibit shall apply with respect to such Profit Share Product;

(c)neither Party shall Develop, Manufacture or Commercialize any Collaboration Candidates, Rejected Candidates, Discontinued Collaboration Candidates, Licensed Collaboration Candidates, or Licensed Products, or any of their Equivalents, and Fate shall have no further right to use the Janssen Antigen Binding Domains provided to Fate by Janssen, except in each case as provided with respect to Reverted Profit Share Products pursuant to Section 9.1 of the Profit Share Product Exhibit;

(d)each Party shall use [***] Efforts to return or destroy, at the Disclosing Party’s election, all Confidential Information of the other Party (provided, however, that the Receiving Party may keep one copy of such Confidential Information subject to an ongoing obligation of confidentiality for archival purposes only), except for any Confidential Information to which the Receiving Party has a continuing right of use (which, for clarity, shall not include any Fate Confidential Methods).  This obligation to return or destroy Confidential Information does not extend to automatically generated computer back-up or archival copies generated in the ordinary course of information system’s procedures, provided, however, that except as expressly set out herein, the Receiving Party shall not access nor make any use of such copies;

(e)Subject to Fate’s rights under the Profit Share Product Exhibit, Janssen shall return to Fate or destroy (and certify such destruction in writing) all Master iPSC Banks, all working cell banks, and CD34 Compositions.  Janssen shall assign, and hereby does assign, to Fate title to the Master iPSC Banks, all working cell banks, and CD34 Compositions therefor; and

(f)All of the foregoing effects of termination are in addition to the other rights and remedies that may be available to the Parties at law or in equity. If this Agreement is terminated with respect to one or more Janssen Antigens (including all Collaboration Candidates, Rejected Candidates, Discontinued Collaboration Candidates, Licensed Collaboration Candidates, Licensed Products, and all of their Equivalents with respect thereto) but not in its entirety, such effects will apply only to the terminated Research Program with respect to such Janssen Antigen (including all Collaboration Candidates, Rejected Candidates, Discontinued Collaboration Candidates, Licensed Collaboration Candidates, Licensed Products, and all of their Equivalents with respect thereto).

15.8Survival. Unless otherwise expressly provided herein, the following provisions shall survive termination or expiration of this Agreement in its entirety (including any other Sections, Articles or defined terms referred to in such provisions or necessary to give them effect), as well as any other provision which by its terms or by the context thereof, is intended to survive such termination:

Section 3.7.6

Section 3.10 (Materials)

Section 5.1.4(b)

Section 5.1.5 (Fate Affiliates)

Section 5.2.4 (Janssen Affiliates)

[***]

Section 5.4 (Collaboration Intellectual Property)

Section 5.5.1 (Sublicenses to Affiliates)

Section 5.9.1 (No Implied Licenses; Retained Rights)

Sections 10.2 (Payments during Research Term) through 10.9 (Manner of Payment), to the extent necessary to determine or pay any amounts that were incurred, or that became due and payable, prior to the effective date of termination

Section 10.10 (Records)

Section 10.11 (Audits)

Section 10.12 (Taxes)

Section 11.1 (Inventions)

Section 11.2.3 (Joint Patents)

Sections 12.1 (Nondisclosure) through 12.7 (Equitable Relief), and Section 12.8.1 (Research Program Information), for the time period set forth in Section 12.1

Section 13.6 (Disclaimers)

Section 13.7 (Limitation of Liability)

ARTICLE 14 (Indemnity and Insurance)

Section 15.1 (Term; Expiration), last paragraph

Section 15.7 (Consequences of Termination)

Section 15.8 (Survival)

ARTICLE 16 (Dispute Resolution)

ARTICLE 17 (Miscellaneous), other than Section 17.12 (Competition Law Filings) and Section 17.14 (Effects of Fate Change of Control)

ARTICLE VI of Exhibit 6.4 (Financial Provisions), to the extent necessary to determine or pay any amounts that were incurred, or that became due and payable, during the Profit Share Term prior to the effective date of termination

Section 6.3.2 of Exhibit 6.4 (Development Costs Prior to Opt-In Exercise Date)

ARTICLE VIII of Exhibit 6.4 (Product Liability Claims)

ARTICLE IX of Exhibit 6.4 (Termination)

Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to ARTICLE 16, with respect to any breach of this Agreement nor prejudice either Party’s right to other remedies such Party may have at law or equity.  Termination or expiration of this Agreement with respect to a portion of this Agreement (e.g., certain obligations, products or targets) shall not affect the Parties’ respective rights and obligations in portions of this Agreement not so terminated.

ARTICLE 16
Dispute Resolution

16.1Exclusive Dispute Resolution Mechanism. The Parties agree that, except with respect to Committee Matters, which will be resolved in accordance with ARTICLE 2 or Section 2.6 of the Profit Share Product Exhibit, as applicable, the procedures set forth in this ARTICLE 16 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to, arising out of or in connection with this Agreement, including any Party’s rights or obligations hereunder or any questions regarding the formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (collectively, “Disputes”) that cannot be resolved through good faith negotiation between the Parties.

16.2Resolution by Executive Officers. In the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation. In the event that such Dispute is not resolved through such negotiation within [***] days after either Party’s request, either Party may, by written notice to the other Party, refer the Dispute for attempted resolution by good faith negotiation between the Executive Officers within [***] days after such notice is received. Except as set forth in Sections 16.4 and 16.5, if any Dispute is not resolved by the Executive Officers within the above [***]-day period, each Party may, in its sole discretion, seek resolution of such Dispute in accordance with Section 16.3, and each Party hereby expressly waives its right to seek resolution of such Dispute in a court of competent jurisdiction.

16.3Arbitration.

16.3.1With respect to any Disputes that are not resolved by the Executive Officers in accordance with Section 16.2, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), except where they conflict with this Section 16.3, in which case this Section 16.3 shall control.

16.3.2A panel consisting of three (3) arbitrators, two (2) of whom are to be nominated by the Parties without knowing which Party nominated each of them, shall conduct the arbitration in accordance with the AAA Rules.  Each Party shall nominate one (1) arbitrator and propose that potential arbitrator to the other Party.  The other Party may object to the nomination on grounds of bias, lack of subject matter experience, or any other legitimate grounds.  AAA will be the final decision maker if there is a dispute over the objection.  Once each Party has identified an acceptable potential arbitrator, AAA will approach each potential arbitrator to determine whether he or she is willing and able to serve, without informing such potential arbitrator which Party nominated him or her.  Once the Party-nominated arbitrators are established, the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall act as chairperson.  Each of the three arbitrators shall be a lawyer with at least [***] years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes.

16.3.3The seat, or legal place, of arbitration shall be New York, New York, and the language used in any such proceeding shall be English.

16.3.4In such arbitration the governing law to be applied is as described in Section 17.7. It is the intent of the Parties to enable a reasonable and practicable amount of discovery in any proceeding. At the request of a Party, the arbitral tribunal shall have the discretion to order the disclosure of specified documents by the Parties. Such a request shall identify the document(s) with a reasonable degree of specificity and establish the relevance of the document(s) to the arbitration.  The Parties agree that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding Section 17.7 with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.).

16.3.5The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner. The Parties shall use good faith efforts to complete arbitration under this Section 16.3 within [***] following the appointment of the tribunal. In order to effectuate this desire, the arbitrators shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such [***] period.

16.3.6Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief.

16.3.7The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of the Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this Section 16.3.7, or (v) by order of the arbitral tribunal upon application of a Party.

16.3.8The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.

16.3.9Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrators and the arbitration proceedings, including costs and expenses of translators for the arbitration proceedings; provided, however, that the arbitrators may exercise discretion to award arbitration costs and translation costs, excluding attorney’s fees, to the prevailing Party.

16.4Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek interim or conservatory measures, including a temporary restraining order or a preliminary injunction, from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.  Any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

16.5Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the Territory shall be determined in a court of competent jurisdiction under the applicable patent laws of such country.

16.6No Trial by Jury. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

ARTICLE 17
Miscellaneous

17.1Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.2Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or overnight courier with tracking capabilities or (b) mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to Janssen:

[***]

[***]

[***]

If to Fate:

Fate Therapeutics, Inc.

3535 General Atomics Court

Suite 200

San Diego, California 92121

Attention: Chief Executive Officer

and

Fate Therapeutics, Inc.

3535 General Atomics Court

Suite 200

San Diego, California 92121

Attention: Office of the General Counsel

Any such notice shall be deemed given (i) on the date received if delivered in accordance with Section 17.2(a), or (ii) [***] Business Days after mailing if mailed in accordance with Section 17.2(b). A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 17.2. It is understood and agreed that this Section 17.2 does not intend to govern day-to-day business communications necessary between the Parties in performing their duties under the terms hereof.

17.3Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder (other than the payment of money) if such delay or failure is due to causes beyond its reasonable control, including, acts of God, fires, typhoon, floods, earthquakes, tsunami, embargoes, acts of war (whether war be declared or not), terrorism, strikes, lockouts, pandemics or other civil unrest, or omissions or delays in acting by any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its [***] Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the commercially reasonable dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

17.4Assignment.

17.4.1Neither this Agreement nor any right or obligation of a Party hereunder may be assigned or transferred by either Party, in whole or in part, without the consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, either Party may, without the consent of the other Party, assign or transfer all of its rights and obligations hereunder to: (a) an Affiliate, as long as the assignee remains an Affiliate of the assigning Party, provided that the assigning Party shall remain responsible for the performance of, and primarily liable under, this Agreement notwithstanding such assignment; or (b) a Third Party that acquires all or substantially all of the business or consolidated assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise); provided, however, that (a) such assignment or transfer includes all rights and obligations under this Agreement, and (b) such Acquirer or Affiliate shall have agreed in writing, as of the date of such assignment or transfer, to be bound by the terms of this Agreement, and to assume performance of rights or obligations hereof.

17.4.2Subject to Section 17.4.1, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, such assignees and transferees in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning or non-transferring Party shall not be required to recognize such assignment or transfer. In the event that a Party assigns or otherwise transfers this Agreement to an Affiliate of such Party, such Party hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to the other Party.

17.4.3Notwithstanding anything to the contrary in this Agreement, Fate shall have the right to assign its rights to receive payments pursuant to ARTICLE 10, in whole or in part, to a Third Party in connection with the monetization of Fate’s revenue stream under ARTICLE 10 only with Janssen’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

17.5Further Assurances. At any time or from time-to-time on and after the Effective Date, either Party shall at the request of the other Party (a) deliver to the requesting Party such records, data or other documents required to be delivered under the provisions of this Agreement, and (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license consistent with the provisions of this Agreement.

17.6Waivers. The failure or delay of any Party to assert a right hereunder or to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of that right or such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, or release by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. In any event no waiver shall be effective for any purpose hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party granting such waiver.

17.7Governing Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the Laws of the State of New York without regard to any conflicts of law provision that would result in the application of the Laws of any other country or state. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.8Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Fate and Janssen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. Neither Party (nor its successor, assignee, transferee or Affiliate) shall treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes without the prior written consent of the other Party, unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.

17.9Third Party Beneficiary. Except as expressly set forth herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns, and there are no express or implied third party beneficiaries hereunder except for Indemnitees specified in ARTICLE 14.  Nothing in this Agreement shall be construed as giving any Person, other than the Parties and Indemnitees hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

17.10Entire Agreement; Amendment; Exhibits. This Agreement and the attached exhibits constitute the entire agreement between the Parties as to the subject matter of this Agreement, and supersede and merge all prior and contemporaneous negotiations, representations, agreements and understandings regarding the same, including the Prior CDA, subject to Section 12.6. No subsequent alteration, amendment, change or addition to this Agreement shall be valid or binding upon the Parties unless in writing and signed by the respective duly authorized officers of each of the Parties. All Exhibits and Schedules are incorporated herein by this reference.

17.11Interpretation; Headings.

17.11.1Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.11.2Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) all references herein to Articles, Sections, Exhibits or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement and (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”. References to any Sections include Sections and subsections that are part of the Section (e.g., a section numbered “Section 2.2(a)” would be part of “Article 2”, and references to “Section 2.2(a)” would also refer to material contained in the subsection described as “Section 2.2(a)(i)”).

17.11.3Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

17.11.4Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”) and the term “or” is used in the inclusive sense (and/or). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. In addition: (i) words in the singular or plural form include the plural and singular form, respectively; (ii) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; (iii) when a time period set forth in this Agreement ends on a day that is not a Business Day, the last day of such time period shall be the next Business Day; and (iv) all words used in this Agreement will be construed to be of such gender or number as the circumstances require.  All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural.

17.12Competition Law Filings. Within at least [***] Business Days of its receipt of written notice from Janssen with respect to the Competition Law Filings, as applicable, in connection with (i) the exercise of a Commercial Option pursuant to Section 4.3 or (ii) [***], at the request of Janssen, Fate will, in consultation and cooperation with Janssen, file or submit, and assist Janssen with any Competition Law Filing necessary or advisable in connection with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) under the HSR Act and the appropriate governmental entity under any other applicable Competition Law. Any such Competition Law Filings made by each of Janssen and Fate will be in substantial compliance with the requirements of the Competition Laws. Each of Janssen and Fate will use its reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, authorizations, terminations of applicable periods and clearances in connection with the Competition Law Filings, including (a) cooperating and consulting with each other and furnishing to each other or each other’s counsel information and reasonable assistance as each may request in connection with the preparation of any Competition Law Filing, (b) giving the other reasonable prior notice of, and the opportunity to review and discuss in advance (including considering in good faith the views of the other), any such Competition Law Filings to be made and, to the extent reasonably practicable, of any communication with, or any responses to inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding such Competition Law Filings or the transactions contemplated by the Commercial Option or the [***], as applicable, (c) permitting the other or the other’s counsel to participate in all material communications and meetings with any governmental entity to the extent not prohibited by such governmental entity and (d) subject to clauses (b) and (c) of this Section 17.12, responding as promptly as practicable to all requests of any governmental entity and providing all requested information to such governmental entity. Janssen and Fate will each pay their own expenses and attorneys’ fees associated with any Competition Law Filings (including any response to requests for additional information); however, Janssen will pay any filing fees required with the Competition Law Filings relating to the exercise of the Commercial Option, and Fate will pay any filing fees required with the Competition Law Filings relating to the [***] by Fate.

17.13Performance by Affiliates. Each Party shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (but only for so long as such entity remains an Affiliate of such Party), provided that each Party shall remain responsible for the performance of this Agreement and the compliance with the terms and conditions of this Agreement by its Affiliates and any act or omission by an Affiliate of such Party shall constitute an act or omission by such Party.

17.14Effects of Fate Change of Control.  In the event of the occurrence of a Change of Control of Fate during the Term, the following provisions of this Section 17.14 shall apply:

17.14.1[***]

(a)[***]

(b)[***]

17.14.2Competing Products.  If the Acquirer or any of its Affiliates is Developing or Commercializing a Competing Product in the Field, then the Acquirer shall Segregate the program and activities related to such Competing Product, including by:

(a)adopting reasonable procedures to prevent the Acquirer’s use of Confidential Information relating to the Collaboration Candidates or Licensed Products in the exploitation of such Competing Product;

(b)using [***] Efforts to ensure that no personnel working on the program and activities related to such Competing Product have access to non-public clinical data or technical Know-How, or the marketing and commercialization plans, relating to the Collaboration Candidates or Licensed Products being Developed or Commercialized by the Parties under this Agreement;

(c) using [***] Efforts to ensure that no personnel working on the program and activities related to the Collaboration Candidates or Licensed Products have access to non-public clinical data or technical Know-How, or the marketing and commercialization plans, relating to such Competing Product; and

(d) requiring employees and contractors of the Acquirer who have day-to-day responsibilities for such Competing Product to recuse themselves from meetings and conference calls between Fate and Janssen relating to this Agreement if such Competing Product is expected to be discussed during such meeting or call.

17.14.3[***]

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)[***]

(g)[***]

(h)[***]

(i)[***]

(j)[***]

17.15Counterparts; Electronic Delivery. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Collaboration and Option Agreement to be executed by their respective duly authorized officers as of the Effective Date.

Fate Therapeutics, Inc.		Janssen Biotech, Inc.

By:	/s/ J. Scott Wolchko	By:	/s/ Thomas Cavanaugh
Name:	J. Scott Wolchko	Name:	Thomas Cavanaugh
Title:	President and Chief Executive Officer	Title:	President

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.10	Janssen Parent Universal Calendar

Exhibit 3.2.2	Reserved Antigens

Exhibit 3.3.3	Research Responsibilities

Exhibit 3.3.4	Research Plans for Janssen Antigen 1 and Janssen Antigen 2

Exhibit 6.4	Profit Share Product Exhibit

Exhibit 11.7.1	Existing Agreements

Exhibits 12.9.1	Press Release

Exhibit 13.2.1	Fate Research Patents

Schedule 5.3	Fate Confidential Methods

Schedule 5.3.7	Janssen Confidential Methods

Schedule 10.6.2	Fate Licensor Patents

Schedule 13.2.11	Exclusions

EXHIBIT 1.10

	[***]	[***]	[***]	[***]	[***]	[***]	[***]		[***]	[***]	[***]	[***]	[***]	[***]	[***]

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[***]
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									[***]	[***]	[***]	[***]
													[***]	[***]	[***]

EXHIBIT 3.2.2

Reserved Antigens

[***]

EXHIBIT 3.3.3

Research Responsibilities

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***] [***]
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[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

EXHIBIT 3.3.4

Research Plans for Janssen Antigen 1 and Janssen Antigen 2

EXHIBIT 3.3.4

The Initial Research Plan

[***]

EXHIBIT 6.4

Profit Share Product Exhibit

Exhibit 6.4 - 125

EXHIBIT 6.4

Profit Share PRODUCT EXHIBIT

The terms set forth in this Exhibit 6.4 shall apply with respect to each Profit Share Product beginning on the Opt-In Exercise Date and for the remainder of the Profit Share Term, subject to the terms of the Agreement.  Unless the context requires otherwise, references in this Exhibit to a Section refer to the applicable Section of this Exhibit, not the Agreement.

Article I
DEFINITIONS

As used in this Exhibit 6.4, the following terms shall have the meanings set forth below:

1.1“Collaboration Indication” means any Indication that is or has been the subject of a Clinical Trial in the GDP for the Profit Share Product.

1.2“Combination Regimen” means the administration of two or more drugs or biological products together for the treatment, diagnosis or prophylaxis of any Indication, including a Licensed Product and at least one other distinct drug or biological product that is not a Licensed Product, where such Licensed Product and other drug or biological product are (i) separately presented or packaged, (ii) sold separately and (iii) labelled for use together for the treatment, diagnosis or prophylaxis of such Indication.

1.3“Commercial FTE” means [***] hours of work devoted to or in direct support of the Commercialization of the Profit Share Product in the U.S. (and, with respect to Commercial FTE Costs that are included in Allocable Global Costs, in both the U.S. and the OUS Territory) that is carried out by one or more qualified employees, contractors or consultants of a Party or its Affiliates, provided that one individual conducting more than [***] hours of work in any Calendar Year will not be considered more than one Commercial FTE and, in the case of work by an individual that is less than [***] hours, will be pro-rated based on the actual number of hours expended by such individual.  Commercial FTE shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations), [***].

1.4“Commercial FTE Costs” means, with respect to any period, the amount calculated by multiplying [***] by [***]; provided, however, that Commercial FTE Costs for sales representatives shall be calculated as set forth in the definition of Selling Costs in the Financial Exhibit.

1.5“Commercial FTE Rate” means:

(a)with respect to any Commercial FTE other than a sales representative, [***]% of the gross salaries (not including any bonus or other performance-based incentive payments) of a Party’s or its Affiliates’ employees, contractors or consultants who perform Commercialization activities with respect to the Profit Share Product in the U.S. (and, with respect to Commercial FTE Costs that are included in the Allocable Global Costs, in both the U.S. and the OUS Territory); and

Exhibit 6.4 - 126

(b)with respect to any Commercial FTE that is a sales representative, [***]% of  the gross salaries of a Party’s or its Affiliates’ sales representatives who Detail the Profit Share Product in the U.S. (including (x) any cash bonus or other performance-based cash incentive payments, to the extent based directly on sales or promotion of the Profit Share Product (and not other products), and (y) any cash bonus tied to the overall performance of an individual sales representative, but not based on sales or promotion of the Profit Share Product or any other products).

The Commercial FTE Rate is “fully burdened” and will cover any automobile allowance, meal expenses, travel/housing for meetings, benefits (including non-working time), facilities, utilities, information technology, insurance and other incidental expenses incurred by such personnel in the ordinary course of employment (i.e., such amounts shall not be considered “salary” and shall not be considered Out-of-Pocket Expenses, but shall be included in, and deemed reimbursed by means of, the Commercial FTE Rate).

1.6“CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984=100, published by the U.S. Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the U.S.

1.7“Development FTE” means [***] hours of work devoted to or in direct support of the Development of the Profit Share Product that is carried out by one or more qualified employees or contractors or consultants of a Party or its Affiliates, provided that one individual conducting more than [***] hours of work in any Calendar Year will not be considered more than one Development FTE and, in the case of work by an individual that is less than [***] hours, will be pro-rated based on the actual number of hours expended by such individual.  Development FTE includes scientific, medical, technical and other personnel directly engaged in performing Development activities with respect to the Profit Share Product (including the project management teams that support the Profit Share Product).  Development FTE shall not include work performed by personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.8“Development FTE Costs” means, with respect to any period, the amount calculated by multiplying [***].

1.9“Development FTE Rate” means a rate of [***] per full-time Development FTE per Calendar Year; provided, however, that such rate shall be increased or decreased annually beginning on [***] by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and [***], plus [***] or an alternative methodology that is mutually agreed to by both Parties.  The Development FTE Rate is “fully burdened” and will cover employee salaries (excluding stock-based compensation), benefits, utilities, facilities, and travel expenses.

1.10“Drug Regulation Laws” means Laws regulating drugs and biological products, including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., the Public Health Service Act and regulations issued by the FDA, each as in effect and as amended from time to time, and similar Laws in the OUS Territory, each as in effect and as amended from time to time.

Exhibit 6.4 - 127

1.11“Fate Housemarks” means (a) the corporate logo of Fate, (b) the trademark “Fate”, (c) any other trademark, trade name or service mark (whether registered or unregistered) of Fate or its Affiliates that is not a Product Trademark, and (d) all intellectual property rights residing in any of the foregoing.

1.12“Financial Exhibit” means Exhibit 1.12-1 attached hereto, as the same may be amended from time to time by the Parties.

1.13“Government Health Care Programs” means the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employees Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

1.14“Health Care Laws” means Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefits Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, and similar Laws in the OUS Territory, each as in effect and as amended from time to time.

1.15“Janssen Housemarks” means (i) the corporate logo of Janssen, (ii) the trademark “Janssen”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) of Janssen or its Affiliates that is not a Product Trademark, and (iv) all intellectual property rights residing in any of the foregoing.

1.16“Janssen Profit Share Product Know-How” means all Know-How Controlled by Janssen or its Affiliates as of the Effective Date or at any time during the Term that is reasonably necessary or useful for the Commercialization of the Profit Share Product.

1.17“Janssen Profit Share Product Patents” means all Patents Controlled by Janssen or its Affiliates as of the Effective Date or at any time during the Term that cover the Commercialization of the Profit Share Product.

1.18“Private Health Care Plans” means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

1.19“Shared CMC Development Costs” means CMC Development Costs incurred by the Parties and their Affiliates with respect to the Profit Share Product under the CMC Development Plan.

Exhibit 6.4 - 128

1.20“Shared Development Costs” means Development FTE Costs and Out-of-Pocket Expenses incurred by the Parties and their Affiliates in conducting Development activities with respect to the Profit Share Product under the GDP, including:

(a)all Development FTE Costs and Out-of-Pocket Expenses incurred for activities specified in the GDP;

(b)with respect to non-clinical and clinical research and drug development activities for the Profit Share Product (including Clinical Trials), the Cost of Goods for Profit Share Product and other drugs, biological products or devices used in such Clinical Trials (including Development FTE Costs and Out-of-Pocket Expenses to purchase or package Third Party drugs, biological products and devices) and Development FTE Costs and Out-of-Pocket Expenses for disposal of clinical samples;

(c)with respect to regulatory activities for the Profit Share Product, Development FTE Costs and Out-of-Pocket Expenses for fees incurred in connection with Regulatory Filings and Regulatory Approvals and for meetings with Regulatory Authorities;

(d)any other Development FTE Costs and Out-of-Pocket Expenses incurred that are expressly included in the Development Budget; and

(e)[***].

Shared Development Costs for Combination Products and Combination Regimens that include a product (other than a Profit Share Product) to which Janssen or its Affiliates has any rights, including other drugs, biological products or devices used in such Clinical Trials referred to in Section 1.20(b), will be allocated by the JFC between such other product and the Profit Share Product, and only the amounts allocated to the Profit Share Product will be included in the Development Budget and as Shared Development Costs for purposes of Fate’s payment obligations hereunder.  Shared Development Costs are not included in Allowable Expenses for purposes of calculating U.S. Pre-Tax Profits and Losses, and are separate from, and do not include, (i) Research Costs, (ii) any payments made pursuant to Section 6.1, 6.2, 6.4 or 6.5 of this Exhibit, (iii) capital expenditures, (iv) Shared CMC Development Costs or (v) costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, finance, and other overhead.

Exhibit 6.4 - 129

1.21Additional Definitions.  The definitions of each of the following terms is set forth in the Section of this Exhibit 6.4 indicated below:

Definition		Section
1.	Allocable Global Costs	5.1.2(b)
2.	Allowable Expenses	Financial Exhibit
3.	Charitable Contribution Costs	Financial Exhibit
4.	Collaboration Losses	Financial Exhibit
5.	Commercialization Wind-Down Period	9.1.2(i)
6.	Controlling Party	8.1.5
7.	Cost Report	6.3.3(c)
8.	Data Costs	Financial Exhibit
9.	Detail	Financial Exhibit
10.	Development Budget	4.1.2(b)
11.	Development Reconciliation Procedures	6.3.3(b)
12.	Distribution Costs	Financial Exhibit
13.	First Position Detail	Financial Exhibit
14.	Global Development Plan or GDP	4.1.1
15.	Health Care Reform Fees	Financial Exhibit
16.	Inventory	9.1.2(f)
17.	Janssen Development Costs	6.3.2
18.	Joint Development Committee or JDC	2.2
19.	Joint Finance Committee or JFC	2.4
20.	Marketing Expenses	Financial Exhibit
21.	Medical Affairs Expenses	Financial Exhibit
22.	[***]
23.	[***]
24.	Other Commercialization Costs	Financial Exhibit
25.	Other Income	Financial Exhibit
26.	Product Liability Costs	8.1.1
27.	Profit Share Regulatory Milestone Event	6.1.2
28.	Profit Share Sales Milestone Event	6.2.2
29.	Project Management, Alliance Management and Healthcare Compliance (HCC) Costs	Financial Exhibit
30.	Recall Expenses	Financial Exhibit
31.	Regulatory Maintenance Costs	Financial Exhibit
32.	Reverted Profit Share Product	9.1.1(a)
33.	Second Position Detail	Financial Exhibit
34.	Selling Costs	Financial Exhibit
35.	Shared Product Liability Costs	8.1.2
36.	Shared Third Party Products Liability Action	8.1.4
37.	Supply Costs	Financial Exhibit
38.	Third Party Products Liability Action	8.1.4
39.	Third Position Detail	Financial Exhibit
40.	U.S. Commercialization Budget	5.1.2(b)
41.	U.S. Commercialization Option	5.1.3(b)

Exhibit 6.4 - 130

42.	U.S. Commercialization Plan	5.1.1
43.	U.S. Joint Commercialization Committee or USJCC	2.3
44.	U.S. Pre-Tax Loss	Financial Exhibit
45.	U.S. Pre-Tax Profit	Financial Exhibit
46.	U.S. Pre-Tax Profits and Losses	Financial Exhibit
47.	U.S. Reconciliation Procedures	6.4.2

Article II
Governance

2.1Joint Steering Committee.  Section 2.3.2 of the Agreement shall no longer apply with respect to the Profit Share Product and, instead, the JSC’s responsibilities with respect to the Profit Share Product shall be to: (i) review and approve the GDP, the Development Budget, the U.S. Commercialization Plan, the U.S. Commercialization Budget and any other budgets with respect to the Profit Share Product in accordance with Sections 4.1.3 and 5.1.2 of this Exhibit; (ii) resolve Committee Matters on which the Committees do not reach consensus in accordance with Section 2.6 of this Exhibit; and (iii) perform the other functions with respect to the Profit Share Product that are expressly delegated to the JSC in this Exhibit.  The JSC shall have no authority with respect to Commercialization of the Profit Share Product in the OUS Territory, provided that the JSC shall have the authority to review and discuss, but not approve, the global commercialization strategy in accordance with Section 5.1.2(e) and the JSC shall serve as a forum for discussions regarding Janssen’s Commercialization of the Profit Share Product in the OUS Territory as described in this Exhibit.

2.2Joint Development Committee.  The Parties shall establish a joint Development committee (the “Joint Development Committee” or “JDC”) to: (i) oversee, and make decisions with respect to Janssen’s Development of the Profit Share Product in the U.S. and OUS Territory pursuant to Article IV of this Exhibit; and (ii) perform the other functions with respect to the Profit Share Product that are expressly delegated to the JDC in this Exhibit.  The JDC shall be composed of at least three (3) employee representatives of each Party, each with scientific and technical capabilities to carry out the responsibilities of the JDC and sufficient seniority within the applicable Party to make decisions arising with the scope of the JDC’s responsibilities.  Each Party may change its JDC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  The Parties shall use [***] Efforts to establish the JDC within [***] days after the Opt-In Exercise Date for the first Profit Share Product.

Exhibit 6.4 - 131

2.3U.S. Joint Commercialization Committee.  The Parties shall establish a joint U.S. commercialization committee (the “U.S. Joint Commercialization Committee” or “USJCC”) to: (i) oversee and make decisions with respect to the Parties’ Commercialization of the Profit Share Product in the U.S. pursuant to Article V of this Exhibit, including an allocation of activities to Fate if Fate exercises the U.S. Commercialization Option; and (ii) perform the other functions with respect to the Profit Share Product that are expressly delegated to the USJCC in this Exhibit.  The USJCC shall be composed of at least three (3) employee representatives of each Party, each with experience with commercialization of similar pharmaceutical products sufficient to carry out the responsibilities of the USJCC and sufficient seniority within the applicable Party to make decisions arising with the scope of the USJCC’s responsibilities.  Each Party may change its USJCC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change.  The Parties shall use [***] Efforts to establish the USJCC no later than [***] months prior to the anticipated launch of the first Profit Share Product in the U.S.  If this Exhibit requires that any decision be made by the USJCC before it is formed, such decision shall be made by the JSC.

2.4Joint Finance Committee.  The Parties shall establish a joint finance committee (the “Joint Finance Committee” or “JFC”) to: (i) coordinate and conduct the budgeting, accounting, reporting, reconciliation and other financial activities with respect to the Profit Share Product to the extent provided in this Exhibit; (ii) if requested by the JSC, develop and recommend to the JSC for approval a process for the development and approval of budgets contemplated by this Exhibit; and (iii) perform the other functions with respect to the Profit Share Product that are expressly delegated to the JFC in this Exhibit.  The JFC shall be composed of at least three (3) employee representatives of each Party, each with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting and sufficient seniority within the applicable Party to make decisions arising with the scope of the JFC’s responsibilities.  The Parties shall use [***] Efforts to establish the JFC within [***] days after the Opt-In Exercise Date for the first Profit Share Product.

2.5Joint Manufacturing Committee.  The JMC will continue to have the responsibilities and authority relating to the Profit Share Product set forth in the Agreement.

2.6Decision-Making.

2.6.1The JDC, USJCC and JFC shall determine, approve or resolve Committee Matters by unanimous consensus, with each Party’s representatives on the applicable Committee collectively having one (1) vote.  The JMC will continue to make decisions in accordance with Section 2.2.3 of the Agreement, except as described in this Section 2.6.

2.6.2If, after reasonable discussion and good faith consideration of each Party’s comments on a particular Committee Matter, the JDC, USJCC, JFC or JMC does not reach consensus on any Committee Matter within its authority within [***] days after such matter is first presented to such Committee, either Party may refer such Committee Matter to the JSC for resolution.

Exhibit 6.4 - 132

2.6.3If, after reasonable discussion and good faith consideration of each Party’s comments on a particular Committee Matter, the JSC does not reach consensus (either with respect to any Committee Matter referred to it by the JDC, USJCC, JFC or JMC or with respect to any Committee Matter within the JSC’s authority) within [***] days after such Committee Matter is first presented to the JSC, then, unless this Exhibit expressly provides otherwise, either Party may refer such Committee Matter to the Executive Officers for resolution.

2.6.4The Executive Officers shall use [***] efforts to promptly resolve such matter, which good faith efforts shall include at least one teleconference between such Executive Officers within [***] days after submission of such matter to them.  If the Executive Officers do not reach consensus on a Committee Matter (other than a Committee Matter of the JMC) within [***] days after such Committee Matter is referred to them, then [***].

2.6.5If the Executive Officers do not reach consensus with respect to a Committee Matter of the JFC within [***] days after such matter is first presented to the Executive Officers, then either Party may refer such matter for resolution by [***].

2.7Additional Committee Rules.  The provisions of Sections 2.4, 2.5, 2.6 and 2.7 of the Agreement shall apply to the JDC, USJCC and JFC.  If there is more than one Profit Share Product, there shall be only one of each Committee and such Committee’s responsibilities and authority shall apply to all Profit Share Products, unless either Party requests otherwise.  Consistent with Section 2.6 of the Agreement, for clarity, the following are not Committee Matters:

2.7.1[***]

2.7.2[***]

2.7.3[***]

2.7.4[***]

2.7.5[***].

2.8Opt-Out.

2.8.1Fate shall have the right to terminate its rights and obligations set forth in this Exhibit with respect to the Profit Share Product by giving prior written notice to Janssen, such termination to be effective upon expiration of the Opt-Out Notice Period (such right, the “Opt-Out”).  The “Opt-Out Notice Period” means the period beginning on the date of such notice and ending on the last day of the Calendar Quarter in which the [***] anniversary of the date of such notice occurs; provided, however, that if Fate has exercised its U.S. Commercialization Option for the Profit Share Product, then such period will end on the last day of the Calendar Quarter in which the [***] anniversary of the date of such notice occurs.  The Parties may mutually agree to shorten the Opt-Out Notice Period.  For example, if the Opt-Out notice is given on [***] and Fate has not exercised its U.S. Commercialization Option, the [***] anniversary of such date would be [***] and the Opt-Out Notice Period would end on the last day of the [***] of such Calendar Year.

Exhibit 6.4 - 133

2.8.2During the Opt-Out Notice Period, the terms of this Exhibit shall continue to apply to the Profit Share Product, except that if Fate exercises the Opt-Out within sixty (60) days after [***] exercises its [***] under Section 2.6.4 to either (i) increase the aggregate amount of the Development Budget for the then-current Calendar Year or (ii) approve a Development Budget for the next Calendar Year in which the aggregate amount of the Development Budget for the first Calendar Year (i.e. the binding portion) is greater than the forecasted amount set forth in the then-current Development Budget for such Calendar Year, then in the case of either (i) or (ii) the incremental amount of the increase approved by [***] shall be excluded from Shared Development Costs for purposes of Section 6.3 during the Opt-Out Notice Period.

2.8.3During the Opt-Out Notice Period, the Parties will reasonably cooperate to conduct all activities necessary to transition all responsibilities of Fate with respect to the Commercialization (but not Manufacture) of the applicable Profit Share Product in the U.S. to Janssen on a timely basis.

2.8.4Upon the expiration of the Opt-Out Notice Period, the terms of this Exhibit shall no longer apply to the Profit Share Product, the applicable Licensed Product shall no longer be a Profit Share Product, and, subject to Section 6.2.6, the terms and conditions of the Agreement shall apply to such Licensed Product for the remainder of the Term; provided, however, that the [***] upon expiration of the Opt-Out Notice Period.

2.8.5Without limiting the foregoing, following the expiration of the Opt-Out Notice Period, (a) the Parties will [***].  For clarity, Janssen shall have no obligation to reimburse Fate for any amounts paid by Fate to Janssen under Article VI of this Exhibit with respect to the Profit Share Product during the Profit Share Term or retroactively increase any Milestone Payment for any event that occurred with respect to the Profit Share Product during the Profit Share Term.

Article III
LICENSE GRANTS

3.1Janssen Grants to Fate.

3.1.1Commercialization License.  Subject to the terms and conditions of the Agreement and this Exhibit, Janssen hereby grants, and shall cause its Affiliates to grant, to Fate, during the Profit Share Term for each Profit Share Product, a co-exclusive (with Janssen), non-transferable (except as permitted under Section 17.4 of the Agreement) license under the Janssen Profit Share Product Patents, Janssen Profit Share Product Know-How and the Product Trademarks, and sublicense under the Fate Product Patents and Fate Product Know-How exclusively licensed to Janssen under Section 5.1.2 of the Agreement, to sell, offer to sell, have sold, import and otherwise Commercialize the Profit Share Product in the Field in the U.S.

3.1.2Sublicensing.  The license granted by Janssen to Fate under this Section 3.1 shall be sublicensable only to the extent provided in Section 3.2.

Exhibit 6.4 - 134

3.1.3Definition of Co-Exclusive.  For purposes of this Section 3.1, “co-exclusive (with Janssen)” means that Janssen shall retain all of the same rights under the Janssen Profit Share Product Patents, Janssen Profit Share Product Know-How, Product Trademarks, Fate Product Patents and Fate Product Know-How to Commercialize the Profit Share Product in addition to Fate under Section 3.1.1, and Janssen covenants not to grant to any Third Party, without the prior written consent of Fate, a license under such retained rights to the Janssen Profit Share Product Patents, Janssen Profit Share Product Know-How, Product Trademarks, Fate Product Patents and Fate Product Know-How to conduct the applicable licensed activities with respect to the Profit Share Product in the U.S.

3.1.4Janssen Affiliates.  If any of the Janssen Profit Share Product Patents, Janssen Profit Share Product Know-How, Product Trademarks, Fate Product Patents or Fate Product Know-How licensed by Janssen to Fate pursuant to this Section 3.1 is Controlled by an Affiliate of Janssen, Janssen shall procure that such Affiliate grants the licenses to Fate in accordance with this Section 3.1.

3.2Sublicensing. Fate shall have the right to grant sublicenses of the license granted to Fate pursuant to Section  3.1.1 to any of its Affiliates without the consent of Janssen; provided, however, that Fate shall not grant such a sublicense if such grant would cause adverse tax consequences to Janssen (or Janssen’s Affiliates), as reasonably demonstrated by Janssen within [***] Business Days of being notified of a proposed sublicense.  In the event a sublicense would so cause such adverse tax consequences, the Parties agree to cooperate reasonably to enable such sublicense [***].

Article IV
DEVELOPMENT

[***] the following terms of this Article IV shall apply to the Development of the Profit Share Product during the Profit Share Term:

4.1GDP and Development Budget.

4.1.1General.  Janssen shall conduct Development of the Profit Share Product in accordance with the Global Development Plan.  “Global Development Plan” or “GDP” means the written plan for Janssen’s Development of the Profit Share Product in the U.S. and OUS Territory containing the information set forth in Section 4.1.2 below, as it may be amended from time to time in accordance with the terms of this Exhibit.  The GDP shall include the Development Budget, as described in Section 4.1.2 below.  If there is more than one Profit Share Product, each Profit Share Product shall have a separate GDP.

4.1.2GDP Contents.

(a)Each GDP shall include, with respect to the applicable Profit Share Product and each Collaboration Indication for such Profit Share Product, all Development activities that are reasonably necessary to seek, obtain and maintain Commercialization Approval, and to support and sustain Commercialization, of the Profit Share Product for such Collaboration Indication in the U.S. and OUS Territory.  Each GDP shall at all times reflect [***] Efforts to [***].

Exhibit 6.4 - 135

(b)The GDP shall include a rolling, [***] budget for Shared Development Costs to be incurred by Janssen in conducting the Development activities described in the GDP that are scheduled to be commenced or conducted during the [***], the “Development Budget”).  The Development Budget shall be broken down by Development FTE Costs and Out-of-Pocket Expenses by Clinical Trial by Calendar Year and Calendar Quarter for the [***].  The [***] of each Development Budget shall be [***], and the [***] of such Development Budget shall serve as [***].

(c)For each Collaboration Indication in the GDP, the GDP shall include Medical Affairs Studies that are reasonably necessary to seek, obtain and maintain pricing and reimbursement approvals for, and to support and sustain Commercialization of, the Profit Share Product for such Collaboration Indication in the U.S. and OUS Territory.  Following Marketing Approval of the Profit Share Product for an initial Collaboration Indication, the GDP may also include IISs, Cooperative Group Studies and Real World Evidence (RWE) studies to support Marketing Approval of the Profit Share Product for other Collaboration Indications in the U.S. and OUS Territory.  Each Development Budget shall include an amount for Medical Affairs Studies for each [***] covered by such Development Budget.

(d)Notwithstanding the foregoing, the GDP will not include CMC Development activities for the Profit Share Product.  Such activities will be included in and governed by the CMC Development Plan for the Profit Share Product.

4.1.3Initial GDP; Updates and Amendments.

(a) The clinical development plan and budget included in the POC Data Package delivered by Janssen to Fate in accordance with Section 6.2 of the Agreement shall be the initial GDP and Development Budget for the Profit Share Product. For clarity, such initial GDP and Development Budget for the Profit Share Product shall cover the [***].  If Janssen desires to make changes to such initial GDP and Development Budget, then Janssen may submit a proposed update or amendment to the GDP in accordance with Section 4.1.3(d) of this Exhibit. The GDP (including the Development Budget) may be updated and amended from time to time only with the approval of the JSC, as described below in this Section 4.1.3.

(b)The JDC shall review the GDP annually and prepare any recommended updates.  No later than [***] of the then-current Calendar Year, the JDC shall prepare an updated GDP (excluding the Development Budget).  No later than [***] of the then-current Calendar Year, the JDC shall prepare an updated Development Budget covering each of the [***] (in accordance with Section 4.1.2(b)).

(c)The JDC shall submit all such updates to the JSC for review and approval, as follows:

(i)The JSC shall use reasonable efforts to grant preliminary approval of such updates no later than [***] of each Calendar Year.

(ii)Promptly after the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process.

Exhibit 6.4 - 136

(iii)After each Party performs its internal budgeting process, the JSC shall use reasonable efforts to grant final approval of such updates no later than [***] of each Calendar Year (or at a later time if agreed by the JSC), at which time any approved updates shall be set forth in writing in an amended version of the GDP.

(d)Either Party may submit a proposed update or amendment to the GDP to the JDC from time to time.  The JDC shall discuss such proposal at its next meeting and make a recommendation to the JSC as to whether to approve such update or amendment.  The JDC may also independently develop proposed updates and amendments to the GDP, which the JDC shall submit to the JSC for review and approval.

(e)If the JSC approves an update or amendment to the GDP (including any corresponding update or amendment to the Development Budget), the GDP (including the Development Budget) shall be deemed to be amended accordingly on the date of such approval.  No update or amendment to the GDP shall become effective unless and until the JSC (or Executive Officers or Janssen, as applicable) approves a corresponding update or amendment to the Development Budget.

(f)[***]

4.2Conduct of Development Activities.

4.2.1General.  [***]  Janssen shall use [***] Efforts to execute and to perform, or cause to be performed, the Development activities in the GDP for the Profit Share Product, in accordance with the timetables in the GDP.

4.2.2Allocation of Development Activities. Janssen shall be solely responsible for conducting all Clinical Trials and all other Development activities in the GDP for the Profit Share Product.

4.2.3Safety Concerns.

(a)Notwithstanding anything to the contrary in this Exhibit or the GDP, Janssen shall not be obligated to commence or continue a Clinical Trial of the Profit Share Product if Janssen reasonably determines that such Clinical Trial would pose an unacceptable safety or tolerability risk for the study subjects.  Janssen shall so notify Fate of its determination and the Parties shall discuss the concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Trial.

(b)If Fate believes in good faith that termination or suspension of a Clinical Trial of the Profit Share Product is warranted because of safety or tolerability risks to the study subjects, then Fate shall so notify Janssen and the Parties shall discuss Fate’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Trial.

4.2.4Development Reports.  In advance of each meeting of the JDC, unless otherwise agreed between the Parties, Janssen will provide to the JDC a [***].

Exhibit 6.4 - 137

4.2.5Day-to-Day Responsibility.  Janssen shall be responsible for day-to-day implementation of the Development activities with respect to the Profit Share Product under the GDP and this Exhibit and shall have the right to make operational and administrative decisions with respect to how to implement such Development activities (e.g., with respect to a Clinical Trial, Janssen shall have the right to select and engage clinical trial sites), provided that such decisions shall not conflict with the GDP or any decision of the JDC or JSC with respect to such Development activity.

4.3Regulatory Cooperation.

4.3.1Participation in Meetings.  Subject to applicable Laws, Fate shall have the right to have one representative participate in all material meetings (including by telephone), conferences and discussions by Janssen or its Affiliate with Regulatory Authorities in the U.S. pertaining to Development of, or any Regulatory Filing for, the Profit Share Product.  Janssen shall, to the extent feasible, provide Fate with reasonable advance notice of all such meetings and other contact and advance copies of all related documents (including Regulatory Filings) and other relevant information relating to such meetings or other contact.

4.3.2Review of Regulatory Documentation. Janssen shall provide Fate with advance drafts of any material documents or other material correspondence pertaining to Regulatory Filings with respect to the Profit Share Product [***], that Janssen plans to submit to any Regulatory Authority in the U.S.  Fate may provide comments regarding such material documents and other material correspondence before their submission. [***]  Janssen shall provide Fate with copies of all material submissions it makes to, and all material correspondence (including written summaries of material oral correspondence) it receives from, a Regulatory Authority in the U.S. in accordance with this Section 4.3.2.  Notices, copies of material submissions and material correspondence, and other materials to be given in advance as provided in this Section 4.3.2 shall be provided to Fate a reasonable time in advance in order to allow Fate a reasonable amount of time to review such notices, copies of submission and correspondence and materials before their submission to the applicable Regulatory Authority, and in any event at least [***] Business Days in advance, unless circumstances necessitate a shorter time period.  Material correspondence and other material documents received from a Regulatory Authority in the U.S. must be provided to Fate as soon as practicable, and in any event within [***] Business Days.

4.3.3OUS Territory Regulatory Activities.  Janssen shall keep Fate regularly informed through the JDC regarding material regulatory activities with respect to the Profit Share Product in the OUS Territory.  Janssen shall provide Fate with copies of all material submissions it makes to, and all material correspondence (including written summaries of material oral correspondence) it receives from, a Regulatory Authority in the Major Markets of the OUS Territory with respect to the Profit Share Product within [***] days of any such submission or receipt, unless circumstances necessitate a shorter time period.

Exhibit 6.4 - 138

Article V
COMMERCIALIZATION

[***] the following terms of this Article V shall apply to the Commercialization of the Profit Share Product during the Profit Share Term:

5.1Commercialization in the U.S.

5.1.1General.  The Parties shall Commercialize each Profit Share Product in the U.S. in accordance with the applicable U.S. Commercialization Plan and the terms of this Section 5.1, subject to the oversight of the USJCC as set forth in this Section 5.1.  “U.S. Commercialization Plan” means, for each Profit Share Product, a written plan for Commercialization of the Profit Share Product in the U.S. containing the information set out in Section 5.1.2 below, as it may be amended from time to time in accordance with the terms of this Exhibit.  The U.S. Commercialization Plan shall include the U.S. Commercialization Budget, as described in Section 5.1.2 below.

5.1.2U.S. Commercialization Plan.

(a)Contents.  The U.S. Commercialization Plan shall set forth the strategy for the Commercialization of the Profit Share Product in the U.S., the key Commercialization activities to be performed to implement such strategy, and the staffing requirements for each such Commercialization activity. If Fate exercises the U.S. Commercialization Option pursuant to Section 5.1.3 of this Exhibit, the U.S. Commercialization Plan shall allocate responsibility between the Parties for Commercialization activities with respect to the Profit Share Product in the U.S., which allocation shall be consistent with Section 5.1.3 of this Exhibit.

(b)U.S. Commercialization Budget.  The U.S. Commercialization Plan shall include a [***] rolling budget for Allowable Expenses to be incurred by the Parties in conducting Commercialization activities for the Profit Share Product in the U.S. pursuant to the U.S. Commercialization Plan during [***] the “U.S. Commercialization Budget”).  The U.S. Commercialization Budget shall include budgeted amounts for Commercial FTE Costs and Out-of-Pocket Expenses, broken down by Calendar Quarter for [***], for Commercialization activities in the U.S. and a breakout of costs by functional area or category, as determined by the USJCC in conjunction with the JFC.  The [***] of the U.S. Commercialization Budget [***] to the extent provided in the Financial Exhibit, and the [***] shall serve as [***] (subject to any other applicable restrictions in this Exhibit).  Each U.S. Commercialization Budget shall also include an annual amount for strategic commercial efforts that will be undertaken by Janssen and its Affiliates at the global team level in accordance with the global commercialization strategy described in Section 5.1.2(e), of which [***] percent ([***]%) shall be allocable to the U.S. (the “Allocable Global Costs”).

Exhibit 6.4 - 139

(c)Initial U.S. Commercialization Plan; Annual Updates.

(i)Janssen (and, if Fate exercises the U.S. Commercialization Option, Fate) shall prepare and develop the initial U.S. Commercialization Plan, which shall be submitted to the USJCC for review no later than [***] months before the anticipated First Commercial Sale of the Profit Share Product in the U.S.  The USJCC shall review, and submit to the JSC for approval, the initial U.S. Commercialization Plan no later than [***] before the anticipated First Commercial Sale of the Profit Share Product in the U.S.

(ii)Janssen (and, if Fate exercises the U.S. Commercialization Option, Fate) shall prepare and develop annual updates to the U.S. Commercialization Plan, which shall be submitted to the USJCC for review.  The USJCC shall submit each updated U.S. Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval to occur by no later than [***] of the Calendar Year prior to the Calendar Year to which the proposed update relates.  Upon the JSC’s preliminary approval, such plan shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [***] of the Calendar Year prior to the Calendar Year to which the proposed update relates (or at a later date if agreed by the JSC).  After final approval by the JSC, such U.S. Commercialization Plan shall take effect on the first day of the Calendar Year to which such U.S. Commercialization Plan applies.

(d)Amendments; Updates.  Either Party may submit a proposed update or amendment to the U.S. Commercialization Plan to the other Party from time to time.  The USJCC shall discuss such proposal at its next meeting and make a recommendation to the JSC as to whether to approve such update or amendment.  The USJCC may also independently develop proposed updates and amendments to the U.S. Commercialization Plan, which the USJCC shall submit to the JSC for review and approval. [***]

(e)Global Commercialization Strategy.  Fate acknowledges that Janssen’s global commercialization strategy for the Profit Share Product will inform the U.S. Commercialization Plan.  Janssen will develop, with input from Fate through its participation on the USJCC, the global commercialization strategy, which will set forth overall brand strategy/stewardship elements for the Profit Share Product, including brand name, trademarks, global positioning, global messaging, competitive readiness, life cycle management, and guidance for medical affairs and other functions. Janssen will provide the JSC with a copy of the global commercialization strategy and any updates on a quarterly basis, for review and discussion (but not approval) by the JSC.

Exhibit 6.4 - 140

5.1.3U.S. Co-Commercialization Responsibilities.

(a)[***]  Each Party shall use [***] Efforts to perform the Commercialization activities with respect to each Profit Share Product allocated to such Party in the applicable U.S. Commercialization Plan; provided, however, that if Fate does not exercise its U.S. Commercialization Option for any Profit Share Product, then Fate shall be relieved of its obligation to use [***] Efforts with respect to such Profit Share Product under this Section.

(b)With respect to Commercialization of each Profit Share Product in the U.S., Fate shall have the right to elect to perform: (x) up to [***] percent ([***]%) of the customer-facing efforts in the U.S. for the Profit Share Product (including selling, account management, product support, and MSLs, but excluding any other Medical Affairs Activities); and (y) up to [***] percent ([***]%) of home office functions in the U.S. for the Profit Share Product (including marketing, scientific communications, health economics research home office coordination role) and all other Commercialization activities for the Profit Share Product in the U.S., excluding, in each case ((x) and (y)), any efforts required to support activities Janssen has the exclusive responsibility to perform under Section 5.1.5 or 5.1.6 of this Exhibit (the “U.S. Commercialization Option”).  In accordance with the percentages above, the USJCC will allocate responsibility for specific Commercialization activities for the Profit Share Product in the U.S. between the Parties to minimize redundancies and duplications between the Parties’ respective responsibilities and resources in the U.S.

(c)If Fate desires to exercise the U.S. Commercialization Option for any Profit Share Product, it shall give notice in writing to Janssen at least [***] before the anticipated date of the first Marketing Approval of such Profit Share Product in the U.S., which notice shall specify the Commercialization activities Fate desires to perform and the percentage of such Commercialization activities that Fate desires to perform.  If Fate so notifies Janssen, the U.S. Commercialization Plan shall be prepared and updated in accordance with Section 5.1.2 of this Exhibit and such U.S. Commercialization Plan will allocate activities consistent with Fate’s election, provided that allocation of Commercialization activities shall be subject to Fate [***]to perform such U.S. Commercialization activities.  If requested by Fate, allocation of Commercialization activities to Fate may increase over time (up to the maximum levels of participation set forth above) and Janssen shall be responsible for conducting all activities set forth in the U.S. Commercialization Plan to the extent that they are not allocated to Fate.  [***]

(d)To the extent permitted by applicable Law in the U.S., the packaging and labeling for the Profit Share Product in the U.S. will bear both the Janssen name and logo and the Fate name and Fate logo, and such names and logos will be presented with substantially equivalent prominence in any product presentations, exhibit booths, conferences, or promotion materials or activities.

5.1.4U.S. Commercialization Reports.  In advance of each meeting of the USJCC, unless otherwise agreed between the Parties, each Party will provide to the USJCC a [***].

Exhibit 6.4 - 141

5.1.5Booking Sales in U.S.  Janssen and its Affiliates shall book all sales of the Profit Share Products in the U.S. and shall be solely responsible for all aspects of distribution of the Profit Share Products in the U.S. (including offering for sale, selling, importing, exporting, inventory management and control, storing, warehousing, transportation, all aspects of order processing, invoicing, collection of sales proceeds, booking of sales, preparation of sales records and reports, customer relations and services and handling of returns) and all pricing and reimbursement activities with respect to the Profit Share Product in the U.S. (including obtaining pricing and reimbursement approvals, conducting reimbursement/access services, conducting health policy/advocacy activities, determining prices charged and discounts offered, and conducting price calculations and related reporting to governmental authorities).  If Fate receives any orders for Profit Share Product in the U.S., it shall refer such orders to Janssen.

5.1.6U.S. Pricing Matters.  Janssen shall be solely responsible for and have sole authority with respect to the prices charged and discounts, rebates and other sale and reimbursement terms and conditions for the Profit Share Products in the U.S.  Janssen shall keep Fate reasonably informed through the USJCC of such matters.  [***].

5.1.7U.S. Recalls.  Janssen shall decide, in its sole discretion, whether to conduct a recall of any Profit Share Product in the U.S. and shall have sole discretion to determine the manner in which any such recall shall be conducted.  Janssen shall notify Fate prior to commencing any recall and shall in good faith take into account any reasonable suggestions made by Fate in respect of such recall.

5.1.8U.S. Medical Inquiries.  Janssen shall handle all medical questions or inquiries from members of the medical profession in the U.S. regarding the Profit Share Products.  Janssen shall keep Fate reasonably informed through the USJCC of any material medical question or inquiry from members of the medical profession in the U.S. regarding the Profit Share Products.

5.1.9U.S. Commercialization Subcontracting.

(a)If Fate exercises the U.S. Commercialization Option for any Profit Share Product, then, if a Party desires to subcontract the performance of any Commercialization activities with respect to such Profit Share Product in the U.S., such Party shall so notify the other Party and the other Party shall have the right to elect to conduct such activities within [***] days of such notice.  If the other Party elects to conduct such activities, the USJCC shall update the U.S. Commercialization Plan accordingly.  If the other Party does not elect to conduct such activities, then the Party may subcontract the performance of such activities to a Third Party in accordance with Section 7.7 of the Agreement, provided that the applicable Subcontractors satisfy any applicable Janssen standards that Janssen applies to subcontractors for its other products.

(b)If Fate does not exercise the U.S. Commercialization Option for a particular Profit Share Product, then Janssen shall have the right to subcontract the performance of any Commercialization activities with respect to such Profit Share Product in the U.S. to a Third Party in accordance with Section 7.7 of the Agreement, provided that the applicable Subcontractors satisfy any applicable Janssen standards that Janssen applies to subcontractors for its other products.

Exhibit 6.4 - 142

5.1.10U.S. Commercialization Compliance Matters.

(a)Janssen shall develop relevant sales, promotion, market access and advertising materials relating to the Profit Share Products for use in the U.S. by both Parties and their Affiliates that comply with Janssen’s applicable internal policies and procedures, the U.S. Commercialization Plans, and applicable Law and Regulatory Approvals.

(b)Each sales representative who details any Profit Share Product in the U.S. on behalf of either Party shall be an employee of such Party or one of its Affiliates; provided, however, that if Fate does not exercise the U.S. Commercialization Option with respect to a particular Profit Share Product, Janssen may engage a contract sales organization in accordance with Section 5.1.9(b) of this Exhibit.  Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall each ensure that its and its Affiliates’ sales representatives in the U.S. do not make any representation, statement, warranty or guaranty with respect to any Profit Share Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing such Profit Share Product, including mutually approved limited warranty and disclaimers, if any.  Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall each ensure that its and its Affiliates’ sales representatives in the U.S. do not make any statements, claims or undertakings to any person with whom they discuss or promote the Profit Share Product that are not consistent with, nor provide or use any labeling, literature or other materials other than, those promotional materials developed and approved by Janssen.  If at any time the use of specified promotional materials is no longer approved for the U.S., Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall as soon as practicable take action to remove the promotional materials from use by its and its Affiliates’ sales representatives and destroy such materials.

(c)Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall each cause its and its Affiliates’ sales representatives in the U.S. to comply with applicable Laws and guidelines related to the performance of its obligations under this Exhibit, including Health Care Laws, Drug Regulation Laws and all applicable regulations thereunder, the AMA and PhRMA Guidelines, and all relevant regulations, authorizations and local laws regarding advertisement, sale and promotion of pharmaceutical products and any relevant code of practice.

Exhibit 6.4 - 143

(d)Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall ensure that its and its Affiliates’ sales representatives perform details of the Profit Share Products in the U.S. in compliance with applicable Law, all of Janssen’s reasonable instructions, the agreed quality and compliance standards, policies and guidelines relating to the Commercialization of the Profit Share Products and any corporate integrity agreement between Janssen and the HHS Office of Inspector General.  Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall establish and maintain a compliance program that satisfies the seven elements for an effective compliance program set forth in the HHS Office of Inspector General’s Compliance Program Guidance for Pharmaceutical Manufacturers, including designation of a compliance officer and the conduct of effective training and education.  Fate shall maintain records and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 5.1.10(d), and upon request of Janssen, up to once per year and upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to Fate with access to such records for purposes of verifying compliance with the provisions of this Section 5.1.10(d).  Acceptance of a proposed Third Party auditor may not be unreasonably withheld by Fate.  The costs related to the Third Party auditor will be paid by Janssen, and any auditing activities may not unduly interfere with the normal business operations of Fate.  Fate may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.  Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall each be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors and agents pursuant to the requirements of the marketing reporting laws or research expense reporting laws of any Governmental Authority, including Section 6002 of PPACA, commonly referred to as the “Sunshine Act.”

5.1.11Day-to-Day Responsibility.  Janssen (and Fate, if Fate exercises the U.S. Commercialization Option for any Profit Share Product) shall be responsible for day-to-day implementation of the Commercialization activities with respect to the Profit Share Products in the U.S. for which it is assigned responsibility under the U.S. Commercialization Plans or this Exhibit and shall have the right to make operational and administrative decisions with respect to how to implement such Commercialization activities, provided that such decisions shall not conflict with the U.S. Commercialization Plans or any decision of the USJCC or JSC with respect to such Commercialization activity.  For example purposes only (and such example shall have no impact on the allocation of U.S. Commercialization responsibilities under Section 5.1.3), with respect to sales representatives, if a Party is responsible under the U.S. Commercialization Plan for providing [***] percent ([***]%) of the sales representatives in the U.S. and the U.S. Commercialization Plan provides for a total of [***] sales representatives in the U.S., such Party shall be responsible for hiring, training, deploying and managing [***] sales representatives, but shall coordinate such efforts with the other Party.

5.2Commercialization in the OUS Territory.  Janssen shall continue to have the sole right and authority, at its sole cost and expense, to Commercialize the Profit Share Products in the OUS Territory in accordance with Article 7 of the Agreement.  [***]  Following [***], Janssen shall use [***] Efforts to [***].

Exhibit 6.4 - 144

Article VI
FINANCIAL PROVISIONS

6.1Regulatory Milestone Payments and Events.

6.1.1Effect on Agreement.  Section 10.4.2 of the Agreement shall not apply to the Profit Share Products. For clarity, Section 10.4.2 of the Agreement shall continue to apply to Related Licensed Products.  In lieu of any milestone payments that would otherwise be due with respect to any Profit Share Product pursuant to Section 10.4.2 of the Agreement, Janssen shall pay to Fate milestone payments pursuant to Section 6.1.2 of this Exhibit for each Profit Share Product.

6.1.2Profit Share Regulatory Milestone Events and Payments.  In consideration of Fate’s performance in achieving the following milestone events, Janssen shall pay to Fate the milestone payments set forth in the table below not later than [***] days after Fate delivers an invoice to Janssen upon the first occurrence of the corresponding milestone event set forth below with respect to a Profit Share Product (each, a “Profit Share Regulatory Milestone Event”).  For clarity, the milestone payments set forth in this Section 6.1.2 shall be payable for each Profit Share Product.  Janssen shall provide notice to Fate within [***] days after the occurrence of any of the Profit Share Regulatory Milestone Events:

Exhibit 6.4 - 145

Profit Share Regulatory Milestone Event	Milestone Payment
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
1. [***]	$[***]	$[***]	$[***]	$[***]
2. [***]	$[***]	$[***]	$[***]	$[***]
3. [***]	$[***]	$[***]	$[***]	$[***]
4. [***]	$[***]	$[***]	$[***]	$[***]
5. [***]	$[***]	$[***]	$[***]	$[***]
6. [***]	$[***]	$[***]	$[***]	$[***]
7. [***]	$[***]	$[***]	$[***]	$[***]
8. [***]	$[***]	$[***]	$[***]	$[***]
9. [***]	$[***]	$[***]	$[***]	$[***]
10. [***]	$[***]	$[***]	$[***]	$[***]
11. [***]	$[***]	$[***]	$[***]	$[***]
12. [***]	$[***]	$[***]	$[***]	$[***]
13. [***]	$[***]	$[***]	$[***]	$[***]
14. [***]	$[***]	$[***]	$[***]	$[***]
15. [***]	$[***]	$[***]	$[***]	$[***]
16. [***]	$[***]	$[***]	$[***]	$[***]
17. [***]	$[***]	[***]	$[***]	$[***]
18. [***]	$[***]	$[***]	$[***]	$[***]

Exhibit 6.4 - 146

6.1.3Milestone Conditions.

(a)The milestone payments under this Section 6.1 shall be non-refundable and non-creditable.  [***]

(b)With respect to Profit Share Regulatory Milestone Events #11 through #18, such milestone events shall not be deemed to occur unless [***].

(c)If any of Profit Share Regulatory Milestone Events [***] occurs for a particular Profit Share Product and Indication, and payment has not been made for Profit Share Regulatory Milestone Events [***], respectively, for the same Profit Share Product and Indication, then such applicable payment for [***].

6.2Sales Milestone Payments.

6.2.1Section 10.5 of the Agreement shall not apply to any Profit Share Product or, following the date of First Commercial Sale of such Profit Share Product, any Related Licensed Products.  In lieu of any milestone payments that would otherwise be due pursuant to Section 10.5 of the Agreement with respect to any Profit Share Product and Related Licensed Products after First Commercial Sale of such Profit Share Product, Janssen shall pay to Fate milestone payments pursuant to Section 6.2.2 or 6.2.3 of this Exhibit for each Janssen Antigen for which there are one or more Profit Share Products.  Section 6.2.2 shall apply if no Related Licensed Product has been sold anywhere in the Territory on the date of First Commercial Sale of the applicable Profit Share Product in the Territory or if no Sales Milestone Event has been achieved with respect to a Related Licensed Product on the date of First Commercial Sale of the applicable Profit Share Product in the Territory.  Otherwise, Section 6.2.3 shall apply.

6.2.2As part of the royalty report delivered pursuant to Section 10.6.5 of the Agreement, Janssen shall notify Fate the first time the Annual Net Sales of the Profit Share Product(s) in the OUS Territory and the Related Licensed Product(s) in the Territory for each applicable Janssen Antigen in a Calendar Year by Janssen, its Affiliates and its Sublicensees exceed, in the aggregate, any of the threshold amounts set forth in the applicable column of the table below (each, a “Profit Share Sales Milestone Event”).  Net Sales of a particular Profit Share Product in the OUS Territory, or a particular Related Licensed Product in the Territory, in a particular country occurring after the expiration of the Royalty Term (but during the Term) for such Profit Share Product or such Related Licensed Product in such country shall be included in the calculation of Annual Net Sales for purposes of calculating the amount in the first column of the table below in this Section 6.2.2.  For clarity, Net Sales of the Profit Share Product in the U.S. shall be disregarded in the calculation of Net Sales for purposes of this Section 6.2.2.  Subject to the remainder of this Section 6.2, Janssen shall pay to Fate the corresponding milestone payment in the table set forth below within [***] days after the end of the Calendar Quarter during which such Profit Share Sales Milestone Event is achieved.

Exhibit 6.4 - 147

Annual Net Sales of the Profit Share Product(s) in the OUS Territory and the Related Licensed Product(s) in the Territory first exceed:	Milestone Payments
	Janssen Antigen 1	Janssen Antigen 2	Janssen Antigen 3	Janssen Antigen 4
$[***]	$[***]	$[***]	$[***]	$[***]
$[***]	$[***]	$[***]	$[***]	$[***]
$[***]	$[***]	$[***]	$[***]	$[***]
$[***]	$[***]	$[***]	$[***]	$[***]

6.2.3If a Related Licensed Product has been sold anywhere in the Territory and a Sales Milestone Event has been achieved with respect to such Related Licensed Product on the date of First Commercial Sale of the applicable Profit Share Product, then (a) the table set forth above shall not apply, (b) the Parties will negotiate in good faith and mutually agree on proportionate reductions to the payment amounts set forth in the table above in Section 6.2.2 and (c) the calculation of Annual Net Sales for purposes of such thresholds will aggregate the Annual Net Sales of the Profit Share Product in the OUS Territory and the Annual Net Sales of the Related Licensed Products in the Territory (unless otherwise agreed by the Parties).

6.2.4If there are two or more Profit Share Products, or two or more Related Licensed Products, with respect to the same Janssen Antigen, references in Sections 6.2.2 and 6.2.3 to “Profit Share Product” shall be deemed to refer collectively to such Profit Share Products and to “Related Licensed Product” shall be deemed to refer collectively to such Related Licensed Products.

6.2.5The milestone payments under this Section 6.2 shall be non-refundable and non-creditable.  [***]  The Annual Net Sales of the Profit Share Product in the OUS Territory and the Annual Net Sales of the Related Licensed Products in the Territory shall be aggregated together in the calculation of Annual Net Sales for purposes of this Section 6.2.  For clarity, if two or more Profit Share Sales Milestone Events occur in one Calendar Year, then the milestone payments for all such Profit Share Sales Milestone Events shall be payable.

6.2.6[***].

Exhibit 6.4 - 148

6.3Shared Development Costs and Shared CMC Development Costs.

6.3.1Cost Sharing.  Shared Development Costs and Shared CMC Development Costs incurred during the Profit Share Term for the Profit Share Product by the Parties and their Affiliates shall be borne [***] percent ([***]%) by Janssen and [***] percent ([***]%) by Fate. Neither Shared Development Costs nor Shared CMC Development Costs will be included in Allowable Expenses for purposes of calculating U.S. Pre-Tax Profits and Losses, and any amounts included in Allowable Expenses will not be included in Shared Development Costs or Shared CMC Development Costs.

6.3.2Development Costs Prior to Opt-In Exercise Date.  Within [***] days after the Opt-In Exercise Date for the Profit Share Product, Janssen shall provide a final statement of (i) the Development costs incurred by Janssen (excluding any amounts incurred under the Research Plan) to Develop the Profit Share Product in the Territory prior to the Opt-In Exercise Date, where such costs would otherwise qualify as Shared Development Costs for such Profit Share Product and (ii) the CMC Development Costs incurred by Janssen (excluding any amounts incurred under the Research Plan), or incurred by Fate and reimbursed by Janssen under Section 10.7 of the Agreement, for the Profit Share Product in the Territory prior to the Opt-In Exercise Date where such costs would otherwise qualify as Shared CMC Development Costs (collectively, the “Janssen Development Costs”).  Fate shall reimburse Janssen for [***] percent ([***]%) of all Janssen Development Costs by [***].

6.3.3Cost Reports.

(a)Shared Development Costs and Shared CMC Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 6.3.4 of this Exhibit.  Each Party shall calculate and maintain records of Shared Development Costs and Shared CMC Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC in coordination with the JDC.

(b)The procedures for quarterly reporting of actual results, quarterly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Shared Development Costs and Shared CMC Development Costs will be determined by the JFC (the “Development Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

(c)The Development Reconciliation Procedures will provide that, within [***] days after the end of each Calendar Quarter, each Party shall submit to the JFC a report, in a format established by the JFC, of all Shared Development Costs and Shared CMC Development Costs incurred by such Party and its Affiliates during such Calendar Quarter (each, a “Cost Report”).  Within [***] days following the receipt of each Cost Report, each Party shall have the right to request reasonable additional information (as determined by the JFC) related to the other Party’s and its Affiliates’ Shared Development Costs and Shared CMC Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the approved Development Budget or CMC Development Budget, as applicable.

Exhibit 6.4 - 149

(d)The JFC shall establish reasonable procedures for the Parties to share estimated Shared Development Costs and Shared CMC Development Costs for each Calendar Quarter before the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of Shared Development Costs and Shared CMC Development Costs for financial reporting purposes.

6.3.4Reimbursement of Shared Development Costs and Shared CMC Development Costs.

(a)The Party (with its Affiliates) that incurs more than its share of the total actual Shared Development Costs and Shared CMC Development Costs with respect to a Calendar Quarter shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Shared Development Costs and Shared CMC Development Costs in such Calendar Quarter pursuant to Section 6.3.1 of this Exhibit.  Notwithstanding the foregoing, on a Calendar Year-to-date basis, the Parties shall not share any Shared Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the Development Budget, or any Shared CMC Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the CMC Development Budget, except as follows:

(i)Shared Development Costs in excess of the Development Budget, and Shared CMC Development Costs in excess of the CMC Development Budget, shall be included in the calculation of Shared Development Costs or Shared CMC Development Costs, as applicable, to be shared by the Parties to the extent such excess Shared Development Costs or Shared CMC Development Costs, as applicable, do not exceed [***] percent ([***]%) of the total Shared Development Costs or Shared CMC Development Costs, as applicable, allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the Development Budget or CMC Development Budget, as applicable, for such Calendar Year; and

(ii)the Parties shall share any and all Shared Development Costs in excess of the Development Budget, and any and all Shared CMC Development Costs in excess of the CMC Development Budget, to the extent attributable to: [***].

(b)If any excess Shared Development Costs or Shared CMC Development Costs are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to Section 6.3.4(a) of this Exhibit, such excess Shared Development Costs or Shared CMC Development Costs shall be carried forward to the subsequent Calendar Quarters (provided that such Calendar Quarters fall within the same Calendar Year) and, to the extent the total Shared Development Costs or Shared CMC Development Costs incurred by such Party and its Affiliates for the Calendar Year-to-date as of the end of such subsequent Calendar Quarter are less than [***] percent ([***]%) of the aggregate Shared Development Costs or Shared CMC Development Costs allocated to such Party under the Development Budget or CMC Development Budget, as applicable, for such Calendar Year-to-date period, such carried forward amounts shall be included in Shared Development Costs or Shared CMC Development Costs, as applicable, to be shared by the Parties for such Calendar Year-to-date-period (i.e., so that the total Shared Development Costs or Shared CMC Development Costs, as applicable, incurred by such Party and its Affiliates that are shared pursuant to this Section during any Calendar Year do not exceed [***] percent ([***]%) of the Shared Development Costs or Shared CMC Development Costs, as applicable, allocated to such Party under the Development Budget or CMC Development Budget, as applicable for such Calendar Year, unless otherwise approved by the JSC).  For clarity, at the end of the Calendar Year, any amounts in excess of [***] percent ([***]%) of the aggregate Shared Development Costs allocated to such Party under the Development Budget, or in excess of [***] percent ([***]%) of the aggregate Shared CMC Development Costs allocated to such Party under the CMC Development Budget, for such Calendar Year shall be borne solely by such Party and shall not be shared by the other Party.

Exhibit 6.4 - 150

(c)The Development Reconciliation Procedures shall require the JFC to develop a written report setting out the calculation of any net amount owed by Fate to Janssen or by Janssen to Fate, as the case may be, as necessary to accomplish the sharing of Shared Development Costs and Shared CMC Development Costs set forth in this Section, and to prepare such report promptly following delivery of the Cost Reports and in a reasonable time (to be defined in the Development Reconciliation Procedures) in advance of payment.

(d)The net amount payable to accomplish the sharing of Shared Development Costs and Shared CMC Development Costs as provided under this Exhibit shall be paid by Janssen or Fate, as the case may be, within [***] days after the end of the applicable Calendar Quarter.

(e)In establishing the Development Reconciliation Procedures, the JFC shall work to coordinate and harmonize the Development Reconciliation Procedures with the U.S. Reconciliation Procedures to permit for reconciliation, and associated payments, with respect to Shared Development Costs, Shared CMC Development Costs and U.S. Pre-Tax Profits and Losses within [***] days after the end of the applicable Calendar Quarter.

6.4U.S. Pre-Tax Profits and Losses.

6.4.1U.S. Pre-Tax Profits and Losses.  In partial consideration for the licenses granted by Fate to Janssen in accordance with Section 5.1.2 of the Agreement with respect to the Profit Share Product, the Parties shall share in U.S. Pre-Tax Profits and Losses as follows:  Fate shall bear (and be entitled to) [***]%, and Janssen shall bear (and be entitled to) [***]%.  The U.S. Pre-Tax Profits and Losses shall be calculated as set forth in the Financial Exhibit.

6.4.2Quarterly Reconciliation and Payments.

(a)Procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters, to the extent not set forth in the Financial Exhibit, will be established by the JFC (the “U.S. Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

(b)The U.S. Reconciliation Procedures shall provide that within [***] days after the end of each Calendar Quarter, each Party shall submit to the JFC a report, in such reasonable detail and format as is established by the JFC, of all amounts necessary to calculate U.S. Pre-Tax Profits and Losses including Net Sales, Other Income and Allowable Expenses.  Within [***] days following the receipt of such report, each Party shall have the right to request reasonable additional information (as determined by the JFC) necessary to permit calculation and reconciliation of U.S. Pre-Tax Profits and Losses for the applicable Calendar Quarter, including to confirm that Allowable Expenses are in conformance with the approved U.S. Commercialization Budget.

Exhibit 6.4 - 151

(c)The U.S. Reconciliation Procedures shall provide for the JFC to develop a written report setting forth the calculation of U.S. Pre-Tax Profits and Losses for the applicable Calendar Quarter, amounts owed by Fate to Janssen or by Janssen to Fate, as the case may be, as necessary to accomplish the sharing of U.S. Pre-Tax Profits and Losses for the applicable Calendar Quarter, and to prepare such report promptly following delivery of the reports from the Parties as described above in this Section and in a reasonable time (to be defined in the U.S. Reconciliation Procedures) in advance of applicable payments to accomplish the sharing of U.S. Pre-Tax Profits and Losses for the applicable Calendar Quarter.

(d)Payments to reconcile U.S. Pre-Tax Profits and Losses shall be paid within [***] days after the end of each Calendar Quarter.

(e)The JFC shall establish reasonable procedures for the Parties to share estimated Allowable Expenses, Net Sales and Other Income for each Calendar Quarter before the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of U.S. Pre-Tax Profits and Losses for financial reporting purposes.

6.5Royalties.

6.5.1Section 10.6.1 of the Agreement shall not apply to any Profit Share Product, but will apply to any Related Licensed Products.  In lieu of any royalties that would otherwise be due with respect to any Profit Share Products pursuant to Section 10.6.1 of the Agreement, Janssen shall pay to Fate royalties pursuant to Section 6.5.2 of this Exhibit.

6.5.2Subject to the remainder of this Section 6.5, in partial consideration of the licenses granted by Fate to Janssen in accordance with Section 5.1.2 of the Agreement, Janssen shall pay to Fate royalties at a rate of [***] percent ([***]%) on the aggregate Annual Net Sales of each Profit Share Product during the applicable Royalty Term by Janssen, its Affiliates and Sublicensees in the OUS Territory.

6.5.3If there are two or more Profit Share Products with respect to the same Janssen Antigen, references in Section 6.5.2 to “Profit Share Product” shall be deemed to refer collectively to such Profit Share Products.

6.5.4The provisions of Sections 10.6.2, 10.6.3 and 10.6.5 of the Agreement shall apply to the payments under this Section 6.5 mutatis mutandis.  Janssen may in its discretion deliver a single report pursuant to Section 10.6.5 of the Agreement with respect to royalties payable under Section 10.6 of the Agreement and this Section 6.5.

6.6Payment Terms.  Sections 10.9, 10.10, 10.11 and 10.12 of the Agreement shall apply with respect to payments under this Article VI.

Exhibit 6.4 - 152

Article VII
TRADEMARKS

7.1Trademarks.  Section 5.7.1 of the Agreement shall not apply with respect to any Profit Share Product.  In addition to the other provisions of the Agreement (and in lieu of Section 5.7.1 of the Agreement), the following terms of this Article VII shall apply to the Product Trademarks relating to the Profit Share Products during the Profit Share Terms.

7.1.1Product Trademarks.  Janssen will manage the development and clearance process for proposed names for Product Trademarks for Profit Share Products, including the hiring of appropriate Subcontractors and conducting development activities, name safety testing, market research and legal searches.  [***] percent ([***]%) of the costs of the development and searching/clearance process of such proposed Product Trademarks shall be included as Allowable Expenses. Janssen shall select all Product Trademarks for the Profit Share Product, and Janssen will own all right, title and interest in and to the Product Trademarks for the Profit Share Product.  Neither Party will, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country (other than based upon a trademark filed or used by Fate or Janssen prior to knowledge of the Product Trademark); (ii) file, register or maintain any registrations for any trademarks or trade names that are confusingly similar to any Product Trademark (other than for the Profit Share Product), in any country without the express prior written consent of the other Party; or (iii) authorize or assist any Third Party to do the foregoing.  Janssen shall also be responsible for registering and maintaining all Product Domain Names and Websites for the Profit Share Product and shall own all rights, title and interest in such Product Domain Names and Websites.

7.1.2Prosecution and Maintenance.  Janssen shall be responsible for prosecution and maintenance of all Product Trademarks pertaining to the Profit Share Products and for registering and maintaining all Product Domain Names and Websites for Profit Share Products.  If Janssen determines, in its sole discretion, to abandon or not maintain any such Product Trademark in the U.S., then Janssen shall provide Fate with written notice of such determination within a period of time sufficiently in advance to enable Fate to determine whether it will assume responsibility for such Product Trademark (which notice shall be given no later than [***] days prior to any final deadline for any pending action or response that may be due with respect to such Product Trademark with the applicable trademark authority).  If Fate provides written notice to Janssen that it will assume responsibility for such Product Trademark in the U.S., Janssen shall transfer such responsibility to Fate and shall execute any documents necessary to complete such transfer.  The Out-of-Pocket Expenses of prosecution and maintenance of Product Trademarks pertaining to the Profit Share Products, and registration and maintenance of Product Domain Names and Websites for Profit Share Products, in the U.S. shall be included as Allowable Expenses.

7.1.3Coordination Regarding Product Trademarks. The JSC shall discuss and agree on an overall strategy pertaining to the Product Trademarks pertaining to the Profit Share Products and related marks and activities, however [***] shall have the [***] regarding selection of the Product Trademarks for the Profit Share Products.  Janssen will provide updates to the JSC as reasonably requested by Fate regarding filing and material issues pertaining to such Product Trademarks.  Each Party may use the Product Trademarks solely to carry out its respective obligations under this Exhibit.

Exhibit 6.4 - 153

7.1.4 Housemark Licenses.

(a)To Janssen.  Fate hereby grants to Janssen a non-exclusive, royalty-free license to use the Fate Housemarks solely as set forth in the promotional materials for the Profit Share Products and other materials provided to it by Fate, and solely to Develop and Commercialize the Profit Share Products in accordance with this Exhibit.

(b)To Fate.  Janssen hereby grants to Fate a non-exclusive, royalty-free license to use the Janssen Housemarks and Product Trademarks solely as set forth in the promotional materials for the Profit Share Products and other materials provided to it by Janssen, and solely to Commercialize the Profit Share Products in accordance with this Exhibit.

(c)Rights in Housemarks.  Janssen will not have, assert or acquire any right, title or interest in or to any Fate Housemarks or the goodwill pertaining thereto, and Fate will not have, assert or acquire any right, title or interest in or to any Janssen Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under the Agreement or this Exhibit, except in each case for the limited licenses explicitly provided in the Agreement or this Exhibit.  All use by a Party of the Housemarks of the other Party shall inure to the benefit of such other Party.

7.1.5Required Use and Compliance.  Each Party agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and the other Party’s Housemarks by such Party is accompanied by an acknowledgement that the Product Trademarks or Housemarks are owned by the other Party (i.e. the use by one Party of the other Party’s Housemark shall indicate that such Housemark is used under license) and includes the trademark registration symbol ® or TM as appropriate; (ii) not use the Product Trademarks or the other Party’s Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of the other Party therein; and (iii) not use any trademarks or trade names so resembling any of the Product Trademarks or the other Party’s Housemarks as to be likely to cause confusion or deception; and (iv) use the other Party’s Housemarks in accordance with that Party’s reasonable quality standards as notified in writing from time to time. Each Party may use the other Party’s Housemarks solely to carry out its respective obligations under this Exhibit.

7.1.6Trademark Infringement.

(a)Each Party will monitor the Product Trademarks pertaining to the Profit Share Products in the U.S. and Janssen will monitor such Product Trademarks in the OUS Territory against infringing uses relating to the Profit Share Products.  Each Party will promptly notify the other Party of any infringement or threatened infringement of any of such Product Trademarks of which it becomes aware.  Each Party may use Third Party watch services, as necessary, to monitor filings for similar Third Party trademarks.  Except to the extent that Fate has assumed responsibility for a Product Trademark pertaining to any Profit Share Product in the U.S. in accordance with Section 7.1.2, Janssen shall defend the Product Trademarks pertaining to the Profit Share Products in the U.S. and OUS Territory against oppositions, nullity or other legal actions filed by Third Parties and shall promptly undertake to oppose, nullify or take other appropriate action, where reasonable, against similar or identical Third Party trademarks filed for products or services related to those claimed by such Product Trademarks.  Janssen will determine what action, if any, to take in response to any such opposition, infringement or threatened infringement of any such Product Trademark in accordance with this Section 7.1.6.

Exhibit 6.4 - 154

(b)Janssen shall be primarily responsible for protecting and maintaining the Product Trademarks pertaining to the Profit Share Products, including all enforcement and defense thereof.  Fate may, at its own expense with respect to actions in the OUS Territory, participate in any litigation relating to the enforcement or defense of any such Product Trademark in a subordinate role and Janssen shall consider input on strategy and tactics offered by Fate.  In the event Janssen fails to initiate a suit or take other commercially reasonable action to enforce or defend any such Product Trademark in the U.S. within [***] days after becoming aware of the basis for such suit or actions, then Fate may, in its discretion, provide Janssen with notice of its intent to initiate a suit or take other commercially reasonable action with respect to the enforcement and defense of such Product Trademark.  If Fate provides such notice and Janssen fails to initiate a suit or take such other commercially reasonable action within [***] days after receipt of such notice from Fate, then Fate shall have the right to initiate a suit or take other commercially reasonable actions that it believes are reasonably required to enforce and defend such Product Trademark in the U.S.  The non-enforcing Party may participate in any such action and be represented in any such action by its own counsel and the enforcing Party shall consider the input on strategy and tactics offered by the non-enforcing Party.  The non-enforcing Party shall, at the enforcing Party’s expense, provide all assistance reasonably requested by the enforcing Party in connection with the maintenance, enforcement and defense of the applicable Product Trademarks.  Each Party will be responsible for all expenses it incurs under this Section 7.1.6 for the OUS Territory, and all Out-of-Pocket Expenses incurred under this Section 7.1.6 with respect to the U.S. will be included in Allowable Expenses.

7.1.7Recording of License.  If Fate considers it advisable to record Fate as a licensee or “registered user” of any of the Product Trademarks pertaining to any Profit Share Product under local law, Janssen shall do all such acts and sign or have signed all such documents as are reasonably proper and necessary to secure such recordation and for any changes thereof in the future.  In such event, Fate shall be responsible for recording the Agreement or this Exhibit, or a document reflecting the contents of the Agreement or this Exhibit, with any applicable Governmental Authority, and all associated recordation fees and related costs and expenses shall be included in Allowable Expenses.  Upon termination of Fate's right to use a Product Trademark, Janssen may at any time thereafter apply for cancellation of the record of Fate as a licensee upon written notice to Fate, and Fate consents to such cancellation.

Article VIII
PRODUCT LIABILITY CLAIMS

8.1Product Liability Claims.

8.1.1“Product Liability Costs” means amounts paid to Third Parties (including damages and amounts paid in settlement to Third Parties and reasonable attorneys’ and experts fees and expenses), and internal costs incurred, by the Parties and their Affiliates that are associated with [***].

8.1.2“Shared Product Liability Costs” means all Product Liability Costs other than [***].

Exhibit 6.4 - 155

8.1.3All Shared Product Liability Costs shall be borne [***]% by Janssen and [***]% by Fate.  Product Liability Costs that are Losses entitled to indemnification under [***] shall be borne by the Indemnitor.  Product Liability Costs that relate to [***].

8.1.4Each of the Parties shall promptly notify the other in the event that any Third Party asserts or files any products liability claim or other claim, suit, proceeding, litigation or action relating to alleged defects in the Profit Share Product (whether design defects, manufacturing defects or defects in sales or marketing) (“Third Party Products Liability Action”) against such Party; provided, however, failure to give or delay in giving such notice shall not relieve either Party of its obligations under this Section 8.1, except to the extent the other Party is actually, materially prejudiced as a result of such failure or delay.  To the extent such Third Party Products Liability Action relates to the Commercialization of the Profit Share Product in the OUS Territory, Janssen shall have the sole right to defend and settle such Third Party Products Liability Action at its sole expense.  With respect to any other Third Party Products Liability Action (a “Shared Third Party Products Liability Action”), Janssen shall have the first right to defend and settle such Shared Third Party Products Liability Action.  In the event that Janssen does not assume the defense of such Shared Third Party Products Liability Action within [***] days following delivery and receipt of notice described in the first sentence of this Section 8.1.4, Fate may notify Janssen of Fate’s desire to take the lead role in the defense of such Shared Third Party Products Liability Action.  If, within [***] days after Fate notifies Janssen of such desire, Janssen does not assume defense of such Shared Third Party Products Liability Action, then Fate may take the lead role in the defense of such Shared Third Party Products Liability Action.  Each Party agrees to cooperate and to provide reasonable assistance to the other Party with respect to any Third Party Products Liability Action.

8.1.5The Party assuming the defense of any Shared Third Party Products Liability Action under this Section 8.1 (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense, including settlement, of such Shared Third Party Products Liability Action, and the Parties shall cooperate fully with each other in connection therewith.  The non-defending Party shall also have the right to participate in the defense of any Shared Third Party Products Liability Action utilizing attorneys of its choice, and any expenses incurred in connection with such participation (including reasonable attorney’s fees) will be included in Shared Product Liability Costs and allocated between the Parties in accordance with Section 8.1.3.  In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including the retention of counsel and defense of each Shared Third Party Products Liability Action.  The Controlling Party will otherwise keep the other Party fully informed of the status and progress of the defense and any settlement discussions concerning the Shared Third Party Products Liability Action.  Any settlement of a Shared Third Party Products Liability Action that would admit liability on the part of any Party or its Affiliates, or that would involve any relief other than the payment of money damages within a budget previously agreed to by the Parties, shall be subject to the prior written approval of both Parties, such approval not to be unreasonably withheld, delayed or conditioned.  All damages and expenses (including reasonable attorney’s fees of the Controlling Party) incurred in connection with the defense of a Third Party Products Liability Action shall be allocated between Janssen and Fate in accordance with Section 8.1.3.

Exhibit 6.4 - 156

8.1.6Shared Product Liability Costs shall initially be borne by the Party incurring the cost or expense, subject to quarterly reimbursement (or such other reimbursement schedule as the JFC may approve) pursuant to procedures to be established by the JFC.  Each Party shall calculate and maintain records of Shared Product Liability Costs incurred by it and its Affiliates in accordance with procedures to be established by the JFC promptly following commencement of any Shared Third Party Products Liability Action.

Article IX
TERMINATION

9.1Effects of Termination.

9.1.1

(a)If Janssen terminates the Agreement in its entirety, or with respect to a Janssen Antigen targeted by a Profit Share Product, under Section 15.3 of the Agreement (Janssen Unilateral Termination Rights), or if Fate terminates the Agreement under Section 15.2 (Termination for Material Breach) or Section 15.5 (Termination for Insolvency), then Fate will have a right to elect to continue developing, manufacturing and commercializing any applicable Reverted Profit Share Product by giving notice to Janssen at least [***] days before the effective date of termination.  For purposes of this Exhibit, a “Reverted Profit Share Product” means [***].

(b)If Fate makes such election, Janssen hereby grants to Fate, effective as of the effective date of termination, a perpetual, worldwide, exclusive, royalty-bearing, irrevocable license with a right to sublicense (in multiple tiers) under Patents and Know-How Controlled by Janssen or its Affiliates to the extent reasonably necessary for Fate to Develop, have Developed and use, to make, have made and otherwise Manufacture, and to sell, have sold, offer for sale, import and otherwise Commercialize the Reverted Profit Share Product (including, in each case, its Master iPSC Bank and CD34 Composition) in the Field in the Territory; provided, however, that: (i) if any such Patent or Know-How was in-licensed or acquired from a Third Party and is subject to payment or other obligations to such Third Party, Janssen shall promptly disclose such obligations to Fate in writing and such Patent or Know-How shall be subject to the license granted in this Section only to the extent (x) if applicable, such Third Party consents to the sublicensing of such Patent or Know-How to Fate and (y) Fate agrees in writing to be bound by such obligations and reimburse all amounts owed to such Third Party as a result of Fate’s exercise of such license with respect to such Patent or Know-How; (ii) the Patents licensed to Fate pursuant to this Section shall not include any proprietary manufacturing, formulation or drug delivery technology of Janssen that was not actually used by or on behalf of Janssen in the Development, Manufacture, or Commercialization of the Reverted Profit Share Product; and (iii) the Know-How licensed to Fate shall not include any Confidential Information of Janssen relating to the Commercialization of Janssen oncology products generally that is disclosed pursuant to Article V of this Exhibit and is marked by Janssen as “Competitively Sensitive Information” in accordance with Section 5.4.1 of the Agreement.

Exhibit 6.4 - 157

(c)If Fate does not elect to continue developing and commercializing the Reverted Profit Share Product in accordance with this Section, then Janssen shall wind down all of its Development, Manufacture, and Commercialization activities with respect to the Profit Share Product as quickly as reasonably practicable, subject to compliance with ethical and legal requirements, and the Parties shall continue to share the reasonable costs of such activities in accordance with the terms of this Exhibit until such wind down is complete.

9.1.2If Fate elects to continue developing and commercializing the Reverted Profit Share Product in accordance with Section 9.1.1 of this Exhibit, the following provisions of this Section 9.1.2 shall apply upon the effective date of such termination solely with respect to the Reverted Profit Share Product:

(a)If there are any Patents or Know-How licensed under Section 9.1.1(b) and Fate practices such license in connection with its development and commercialization of the Reverted Profit Share Product, then Fate shall pay to Janssen royalties at a rate equal to [***] ([***]%) of the royalty rates set forth in Section 10.6 of the Agreement; otherwise, Fate shall pay to Janssen royalties at a rate equal to [***] ([***]%) of the royalty rates set forth in Section 10.6 of the Agreement.  Such payments shall be on the same terms set forth in Section 10.6 of the Agreement with respect to Net Sales of Licensed Products mutatis mutandis, provided that the definition of Royalty Term in Section 10.6.2 of the Agreement shall remain the same.

(b)As soon as practicable, Janssen will assign or otherwise transfer to Fate all Regulatory Filings and Regulatory Approvals (which, for clarity, shall exclude any Regulatory Filings or Regulatory Approvals for, or any portion thereof pertaining to, any compound or product that is not the Reverted Profit Share Product) and copies of all clinical and nonclinical data relating to the Reverted Profit Share Product Controlled by Janssen or any of its Affiliates or Sublicensees.  Janssen shall, and shall procure that its Affiliates and Sublicensees shall, take such actions and execute such instruments, assignments and documents as may be reasonably requested by Fate to effect the transfer of rights under such Regulatory Filings and Regulatory Approvals to Fate.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Filings or Regulatory Approvals to Fate, Janssen shall grant, and does hereby grant, to Fate an exclusive and irrevocable right of access and reference to such Regulatory Filings and Regulatory Approvals for the Reverted Profit Share Product, and shall cooperate with Fate to make the benefits of such Regulatory Filings and Regulatory Approvals available to Fate or its designee(s) with effect from the effective date of such termination.

(c)If Janssen is Manufacturing the Reverted Profit Share Product, Janssen hereby grants Fate (effective upon the effective date of such termination) a right of reference to any DMF or master files within the possession and Control of Janssen or its Affiliates that are necessary for the Manufacture of the Reverted Profit Share Product.

(d)Following receipt of written request from Fate, Janssen shall deliver to Fate all safety data contained in the global safety database for the Reverted Profit Share Product and promptly transfer control of and responsibility for maintaining the global safety database for the Reverted Profit Share Product to Fate.

Exhibit 6.4 - 158

(e)If Janssen is, as of the effective date of termination of the Agreement, party to any subcontracts or Sublicenses that pertain solely to the Reverted Profit Share Product, then Janssen will assign to Fate any such subcontracts or Sublicenses requested by Fate, to the extent it has the right under such contract(s) to do so (and will use reasonable efforts to obtain any required consents).  If Janssen is not able to assign any such subcontracts or Sublicenses, at Fate’s request, or in the event that any subcontract pertains both to the Reverted Profit Share Product and to any other product of Janssen, Janssen shall use [***] Efforts to facilitate negotiations between Fate and any of Janssen’s Subcontractors or Sublicensees that at the effective date of termination are performing any Development, Manufacturing or Commercialization activities with respect to the Reverted Profit Share Product, subject to Fate’s agreement to any associated reasonable costs.

(f)Janssen shall transfer to Fate, at Fate’s request, any remaining inventory of the Reverted Profit Share Product, and components thereof and raw materials used by or on behalf of Janssen in the Manufacture of the Reverted Profit Share Product (collectively, “Inventory”), that, in each case, is in Janssen’s or its Affiliate’s possession as of the effective date of termination at a price equal to [***]; provided, however, that to the extent any Inventory in Janssen’s possession as of the effective date of termination is necessary for Janssen to perform its supply obligations under Section 9.1.2(g) or its Commercialization Wind-Down Period obligations under Section 9.1.2(i) (if any) after the effective date of termination, then Janssen’s Inventory transfer obligations under the preceding provisions of this Section shall apply to any Inventory that is in Janssen’s possession as of the date Janssen’s obligations under Section 9.1.2(g) or Section 9.1.2(i) (as applicable) expire or terminate (or, if earlier, as of the date that Janssen no longer requires such Inventory for the performance of such obligations).  Within [***] days after the effective date of termination (or within [***] days after such later date described in the preceding proviso, if applicable), Janssen shall notify Fate (i) of the quantity(ies) and type(s) of the remaining Inventory and the Cost of Goods thereof and (ii) whether any such Inventory will need to be relabeled or repackaged to remove any Janssen Housemarks, and Fate shall have [***] days after receipt of such notice in which to notify Janssen of the quantity(ies) and type(s) of the remaining Inventory that Fate wishes to acquire.  If Fate does not so notify Janssen within the applicable period specified above, or notifies Janssen within the applicable period specified above that Fate elects to purchase less than all of the remaining Inventory, then (i) in the case of Inventory remaining in Janssen’s possession as of the effective date of termination, Janssen shall be entitled to elect to continue to sell such Inventory for up to [***] after the effective date of termination, or to destroy such Inventory, and (ii) in the case of Inventory remaining in Janssen’s possession as of the date Janssen’s obligations under Section 9.1.2(g) or Section 9.1.2(i) (as applicable) expire or terminate (or, if earlier, as of the date that Janssen no longer requires such Inventory for the performance of such obligations), Janssen shall destroy such Inventory.  Any Reverted Profit Share Product that is Commercialized by Janssen after the effective date of termination pursuant to this Section (x) in the OUS Territory, shall be subject to payment of royalties pursuant to Section 6.5 of this Exhibit, and (y) in the U.S., shall be subject to Section 6.4 of this Exhibit.

Exhibit 6.4 - 159

(g)Janssen shall, at Fate’s request, use [***] Efforts to facilitate an orderly and prompt transition of any Manufacturing of the Reverted Profit Share Product then being conducted by Janssen and any of its Affiliates or Third Party subcontractors to Fate or its designee.  At Fate’s request, while such Manufacturing activities are transitioned, Janssen shall supply Fate or its designee with the Reverted Profit Share Product at a price equivalent to [***], provided that Janssen shall not be obligated to continue to supply the Reverted Profit Share Product for more than [***] following the effective date of termination.

(h)Janssen shall return to Fate all Master iPSC Banks and CD34 Compositions for the Reverted Profit Share Product in Janssen’s possession, and Janssen shall assign, and hereby assigns to Fate, effective upon the effective date of termination, title to all Master iPSC Banks for the Reverted Profit Share Product.

(i)If the First Commercial Sale of the Reverted Profit Share Product has occurred in a country prior to the effective date of termination of the Agreement, then, if requested by Fate, Janssen shall continue to Commercialize the Reverted Profit Share Product in such country in accordance with the terms and conditions of the Agreement, for a period requested by Fate not to exceed [***] from the effective date of termination of the Agreement (the “Commercialization Wind-Down Period”), provided that Fate may terminate such activities during the Commercialization Wind-Down Period upon [***] days’ notice to Janssen.  Any Reverted Profit Share Product Commercialized by Janssen during the Commercialization Wind-Down Period (x) in the OUS Territory, shall be subject to payment of royalties pursuant to Section 6.5 of this Exhibit, and (y) in the U.S., shall be subject to Section 6.4.

(j)To the extent permitted by applicable Law, Janssen shall transfer to Fate promotional materials, sales training materials, Commercialization plans and customer contact information in Janssen’s possession that are solely related to Commercialization of the Reverted Profit Share Product (subject to the transition plan agreed to by the Parties pursuant to Section 9.1.2(n) of this Exhibit with respect to OUS Territory plans and information).

(k)If, at the date of notice of termination, any Clinical Trial is on-going (i.e. first patient dosed prior to the date of notice of termination) with respect to the Reverted Profit Share Product pursuant to the GDP, then Fate shall notify Janssen in writing within [***] days after the notice of termination to confirm whether Fate elects to have Janssen:

(i)wind down such Clinical Trial as soon as practicable, subject to compliance with ethical and legal requirements; or

(ii)transfer responsibility for and control of such Clinical Trial to Fate as soon as practicable.  Janssen shall use [***] Efforts to effect such transfer, and Fate shall use [***] Efforts to assume responsibility for and control of such Clinical Trial as promptly as practicable after the effective date of termination and, in any event, within [***] months following the effective date of termination.

Exhibit 6.4 - 160

The costs of any such Clinical Trial shall be shared by the Parties as Shared Development Costs pursuant to the Agreement or this Exhibit until the effective date of termination, beyond which (1) Shared Development Costs which are incurred in the winding down of any Clinical Trial shall be shared by the Parties in accordance with Section 6.3 of this Exhibit and (2) Shared Development Costs incurred in the conduct of any Clinical Trial that Fate elects to have transferred to Fate shall be borne solely by Fate.  If Fate fails to notify Janssen which option ((i) or (ii)) it chooses within the prescribed time period set out in this Section, then Janssen may proceed on the basis that any Clinical Trial should be wound down in accordance with clause (i) of this Section.

(l)Following the date of notice of termination, Janssen shall have no obligation to initiate any Clinical Trial, or to commence any other new Development activities for the Reverted Profit Share Product.  If Fate elects to initiate any Clinical Trial of the Reverted Profit Share Product or to commence any other new Development activities for the Reverted Profit Share Product after the date of notice of termination, then the costs of such activity shall be borne solely by Fate and shall not be shared by the Parties pursuant to Section 6.3 of this Exhibit.

(m)Janssen shall cause to be assigned to Fate all worldwide rights in and to any Product Trademarks and Product Domain Names and Websites solely relating to the Reverted Profit Share Product.

(n)As soon as practicable following the date of notice of termination, the Parties shall meet to discuss a transition plan that sets forth the steps and process to be followed following the date of notice of termination to achieve an efficient and orderly handover of Development, Manufacturing and Commercialization activities with respect to the Reverted Profit Share Product and to undertake the activities as set out in this Section 9.1.2.   Such transition plan will include, at Janssen’s election, either a transfer of the existing OUS Territory Commercialization plans and customer contact information with respect to the Reverted Profit Share Product or a process by which the Parties will work together in good faith to develop new OUS Territory Commercialization plans and customer contact information for the Reverted Profit Share Product.   Except as expressly provided otherwise in this Section 9.1.2, any costs incurred by the Parties between the date of notice of termination and the effective date of termination to conduct activities pursuant to this Section 9.1.2 shall be shared in accordance with the Agreement or this Exhibit, as applicable, and thereafter each Party shall bear its own costs.

(o)If, as of the effective date of termination, Janssen is Developing or Commercializing the terminated Profit Share Product as part of a Combination Regimen that includes another drug or biological product that is owned or controlled by Janssen or its Affiliate, then upon Fate’s request, the Parties will negotiate in good faith a clinical trial collaboration agreement pursuant to which (i) Janssen would supply such drug or biological product to Fate, solely for Fate’s use in conducting one or more clinical trials of the Combination Regimen and (ii) Janssen would provide rights of reference necessary for Fate to seek, obtain and maintain regulatory approval of the Profit Share Product as part of the Combination Regimen.

(p)Fate shall indemnify, defend and hold harmless the Janssen Indemnitees from and against any and all Losses to the extent arising out of or relating to the Research, Development, Commercialization, transfer, Manufacture, handling or storage, or use of, or exposure to, the Reverted Profit Share Product by or for Fate or any of its Affiliates, Sublicensees, agents and contractors, on or after the effective date of termination.  Any claim of indemnification by a Janssen Indemnitee under this Section will be subject to the procedures set forth in Section 14.3 of the Agreement.

Exhibit 6.4 - 161

Exhibit 1.12-1

Financial Exhibit

U.S. Pre-Tax Profits and Losses for the Profit Share Product during the Profit Share Term shall be calculated in accordance with this Financial Exhibit.

(1)	Calculation of U.S. Pre-Tax Profits and Losses

“U.S. Pre-Tax Profits and Losses” means, for a Calendar Quarter, the amount equal to A + B – C, where A equals the Net Sales of the Profit Share Product in the U.S. for such Calendar Quarter, B equals any Other Income with respect to the Profit Share Product in the U.S. for such Calendar Quarter and C equals the Allowable Expenses incurred with respect to the Profit Share Product in the U.S. for such Calendar Quarter.  Any positive U.S. Pre-Tax Profit and Losses may be referred to as a “U.S. Pre-Tax Profit,” and any negative U.S. Pre-Tax Profits and Losses may be referred to as a “U.S. Pre-Tax Loss.”

U.S. Pre-Tax Profits and Losses shall exclude the upfront payment and all milestone payments, all Shared Development Costs, Shared CMC Development Costs and capital expenditures, and any other cost not specifically included in Allowable Expenses, including costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, finance, and other corporate overhead.  Cost items included in components of U.S. Pre-Tax Profits and Losses shall not be double counted and shall not be included in Shared Development Costs or Shared CMC Development Costs.

Expenses shall not be included in Allowable Expenses for a Calendar Year if such expenses are in excess of the amounts allocated for such Calendar Year in the U.S. Commercialization Budget; except: (a) to the extent such excess expenses do not exceed [***] percent ([***]%) of the total Allowable Expenses allocated to be incurred by the relevant Party in the Calendar Year  in accordance with the latest approved U.S. Commercialization Budget for such Calendar Year; or (b) to the extent attributable to: [***].

(2)	Definitions

The following definitions shall apply for purposes of calculating U.S. Pre-Tax Profits and Losses for the Profit Share Product in accordance with this Financial Exhibit.

“Allowable Expenses” means the following Commercial FTE Costs and Out-of-Pocket Expenses incurred by the Parties and their Affiliates in conducting Commercialization activities with respect to the Profit Share Product in the U.S.:

(a)	Allocable Global Costs;
(b)	Charitable Contribution Costs to the extent such costs are directly attributable to a Profit Share Product;
(c)	Collaboration Losses;

Exhibit 6.4 - 162

(d)	Distribution Costs;
(e)	Health Care Reform Fees;
(f)	Marketing Expenses;
(g)	Medical Affairs Expenses;
(h)	Other Commercialization Costs;
(i)	Recall Expenses;
(j)	Regulatory Maintenance Costs;
(k)	Selling Costs;
(l)	Supply Costs;
(m)	Project Management, Alliance Management and Healthcare Compliance (HCC) Costs;
(n)	Costs described in Sections 7.1.1, 7.1.2, 7.1.6(b) and 7.1.7 as included in Allowable Expenses; and
(o)	[***].

Allowable Expenses that are incurred with respect to both the U.S. and OUS Territory (and that cannot be attributed solely to the U.S. or solely to the OUS Territory) will be allocated [***] percent ([***]%) to the U.S. and [***] percent ([***]%) to the OUS Territory, unless otherwise agreed by the Parties (and only the amounts allocated to the U.S. will be included in Allowable Expenses).

To the extent that any activity is conducted (or any Commercial FTE Costs or Out-of-Pocket Expense incurred) in support of both the Profit Share Product and other products, services or efforts of a Party or its Affiliates, including with respect to any product (including any Related Licensed Product) included in a Combination Product or Combination Regimen containing a Profit Share Product, then the Commercial FTE Costs and Out-of-Pocket Expenses thereof shall be included in Allowable Expenses only to the extent allocable to the Profit Share Product and included in the U.S. Commercialization Budget, or expressly and specifically included under this Financial Exhibit (e.g., in the case of Commercial FTE Costs for sales representatives promoting both the Profit Share Product and other products, as specified below).  In connection with the JSC’s review of a proposed U.S. Commercialization Budget for approval, upon request by either Party, the JSC shall review the methodology used to allocate to Allowable Expenses the Commercial FTE Costs and Out-of-Pocket Expenses of such combined activity.

“Charitable Contribution Costs” means Out-of-Pocket Expenses incurred by a Party in making any charitable contributions related to Commercialization of the Profit Share Product, including to support co-pay foundations and product donations.

Exhibit 6.4 - 163

“Collaboration Losses” means Losses (as defined in Section 14.1 of the Agreement) that arise out of the performance, in good faith, of the Commercialization of the Profit Share Product in the U.S. in accordance with the Agreement, excluding any such Losses that (a) are subject to indemnification by such Party pursuant to Section 14.1 or Section 14.2 of the Agreement or (b) are Product Liability Costs.

“Data Costs” means costs for product specific market research, market intelligence, in-market product usage and other data required to execute the U.S. Commercialization Plan.

“Distribution Costs” means the amount equal to [***]% of Net Sales of the Profit Share Product in the U.S., which amount shall be deemed to have been incurred as Allowable Expenses by the Party that distributes the Profit Share Product in the U.S.  It is understood that such amount is intended to cover all Commercial FTE Costs and Out-of-Pocket Expenses incurred by or on behalf of a Party that are attributable to the distribution to a Third Party of the Profit Share Product in the U.S., including: (i) handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the definition of Net Sales); (ii) customer services, including order entry, billing and adjustments, inquiry and credit and collection; and (iii) direct cost of storage and distribution of the Profit Share Product.

“Health Care Reform Fees” means Out-of-Pocket Expenses representing the annual fee paid to the U.S. government as defined in the PPACA and similar taxes and governmental fees in the United States, in each case to the extent directly attributable to the Profit Share Product and not included as a deduction in calculating Net Sales.  If any similar governmental fee is legislated or rule created in any jurisdiction in the U.S., to the extent directly attributable to the Profit Share Product, this shall also be included as an Allowable Expense.

“Marketing Expenses” means Commercial FTE Costs and Out-of-Pocket Expenses identifiable to the advertising, promotion and marketing of the Profit Share Product in the U.S., and related professional education, in each case to the extent incurred specifically with respect to the Profit Share Product (and to the extent not performed by sales representatives), including:

(a)	Advertising, which includes Commercial FTE Costs and Out-of-Pocket Expenses associated with media costs, direct mails, production expenses, agency fees, and medical congresses and meetings;
(b)

Promotion, which includes Commercial FTE Costs and Out-of-Pocket Expenses associated with professional samples, public relations and communications expenses, development of information and data for national accounts, managed care organizations and group purchasing organizations;

(c)

Market Research, which includes Commercial FTE Costs and Out-of-Pocket Expenses associated with market information, focus groups, and market research professional staff and related Out-of-Pocket Expenses such as travel, business meals, and training;

(d)

Marketing Management, which includes the Commercial FTE Costs of the Profit Share Product management FTEs, to the extent directly performing activities with respect to the marketing of the Profit Share Product;

Exhibit 6.4 - 164

(e)

Reimbursement/Access Services, which includes Out-of-Pocket Expenses incurred to manage marketing programs and marketing costs (educational material) directly attributable to the Profit Share Product; provided, however, that, if employees of Fate or Janssen or any of their respective Affiliates provide this service, then the Commercial FTE Costs of such employees and the related Out-of-Pocket Expenses such as travel, business meals and entertainment will be included; and

(f)

Health Policy/Advocacy, which includes expenses reasonably necessary and identifiable to the Profit Share Product, such as advocacy sponsorships for the Profit Share Product’s specific disease state and any specific policy lobbying and trade and government relations related expenses, in each case to the extent attributable to and specifically conducted with respect to the Profit Share Product.

“Medical Affairs Expenses” means Commercial FTE Costs and Out-of-Pocket Expenses reasonably necessary and identifiable to the Profit Share Product incurred with respect to any Medical Affairs Activities in the U.S., excluding Commercial FTE Costs and Out-of-Pocket Expenses relating to Medical Affairs Studies.

“Other Commercialization Costs” means any Commercial FTE Costs and Out-of-Pocket Expenses incurred with respect to the Profit Share Product that are approved by the USJCC or JSC and included in the U.S. Commercialization Plan and the U.S. Commercialization Budget, but that are not otherwise included in any other Allowable Expense category.

“Other Income” means any payment or income (other than Net Sales) received by a Party or its Affiliate from a Third Party that is attributable to the Profit Share Product or is received in connection with the grant of a sublicense or other right or activity with respect to the Profit Share Product.  For clarity, Other Income does not include payments by one Party or its Affiliate to the other Party or its Affiliate with respect to supply of the Profit Share Product.

“Project Management, Alliance Management and Healthcare Compliance (HCC) Costs” means Commercial FTE Costs and Out-of-Pocket Expenses reasonably necessary and identifiable and attributable to the Profit Share Product incurred with respect to any Project Management, HCC and Alliance Management.

“Recall Expenses” means Commercial FTE Costs and Out-of-Pocket Expenses directly associated with notification, retrieval and return of the Profit Share Product, destruction of such returned Profit Share Product, replacement Profit Share Product and distribution of the replacement Profit Share Product, in each case that are incurred with respect to a recall conducted in the U.S. in accordance with Section 5.1.7 of the Profit Share Product Exhibit.  The Parties acknowledge that if the recall was not anticipated at the time the U.S. Commercialization Budget was established for a Calendar Year, then the Recall Expenses associated with such recall shall not be included for determining whether the Party conducting such recall has exceeded the amounts budgeted to be incurred by such Party in such Calendar Year for Allowable Expenses.

Exhibit 6.4 - 165

“Regulatory Maintenance Costs” means Commercial FTE Costs and Out-of-Pocket Expenses (including maintenance fees paid to a Regulatory Authority) relating to maintaining and enforcing Marketing Approval for the Profit Share Product in the U.S.

“Selling Costs” means the following:

(a)

Total Commercial FTE Costs for sales representatives, which shall be the following percentages of Commercial FTE Costs of sales representatives Detailing the Profit Share Product in the U.S.: (i) [***]% to the extent such sales representatives Detail only the Profit Share Product (and no other products); (ii) [***]% to the extent such sales representatives Detail two products with the Profit Share Product as the First Position Detail; (iii) [***]% to the extent such sales representatives Detail three or more products with the Profit Share Product as the First Position Detail; (iv) [***]% to the extent such sales representatives Detail two products with the Profit Share Product as the Second Position Detail, (v) [***]% to the extent such sales representatives Detail three or more products with the Profit Share Product as the Second Position Detail, and (vi) [***]% to the extent such sales representatives Detail three or more products with the Profit Share Product as the Third Position Detail.  For the avoidance of doubt, if a sales representative Details the Profit Share Product in different positions in different Details (e.g., First Position Detail in a portion of the Details and Second Position Details in other Details), then a pro rata share of the foregoing percentages, to be calculated based on the time spent by such sales representative on Detailing the Profit Share Product in each such position, will be included in Selling Costs. For periods in which U.S. sales representatives are performing activities in support of the Profit Share Product in the U.S., but are not Detailing the Profit Share Product in the U.S. (e.g., during launch preparation or training), the costs for such sales representatives will be allocated to Selling Costs based on the percentage of time such sales representatives are devoted to such activities in support of the Profit Share Product.

(b)

Commercial FTE Costs and Out-of-Pocket Expenses, other than Commercial FTE Costs for sales representatives included in (a) above, directly attributable to selling the Profit Share Product in the U.S., including first line sales managers, exhibits at shows or conventions including samples, charges for space, sales aids and brochures, sales meetings, specialty sales forces, consultants, call reporting and other Third Party monitoring/tracking services, and the like.

Exhibit 6.4 - 166

For purposes of the definition of Selling Costs, “Detail” means an interactive face-to-face visit by a sales representative with a medical professional having prescribing authority or who is able to influence prescribing decisions, within the target audience during which approved uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of a pharmaceutical product are discussed in an effort to increase prescribing preferences of a pharmaceutical product for its approved uses. Detail includes First Position Details and Second Position Details. Activities conducted by medical support staff (such as medical science liaisons) will not constitute Details. E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a pharmaceutical product will not constitute Details. “Detailing” means the act of performing Details and to “Detail” mean to perform Details. For such purposes:

(i)

“First Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed before any other product and the predominant portion of time is devoted to the Detailing of such pharmaceutical product.

(ii)

“Second Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the second position (i.e., no more than one other product is presented to or discussed with the healthcare professional before the Profit Share Product) and the second most predominant portion of time is devoted to the Detailing of such pharmaceutical product.

(iii)

“Third Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the third position (i.e., no more than two other products are presented to or discussed with the healthcare professional before the Profit Share Product) and the third most predominant portion of time is devoted to the Detailing of such pharmaceutical product.

“Supply Costs” means the sum of (a) Fate’s Cost of Goods for Profit Share Product supplied by Fate to Janssen under any supply agreements for Commercialization in the U.S. and (b) Janssen’s Cost of Goods for Profit Share Product manufactured by Janssen for Commercialization in the U.S.; provided that Supply Costs do not include [***].

Exhibit 6.4 - 167

(3)	General Principles.

Each Party shall provide financial statements in such reporting format as the JFC may establish.

All calculations to be made pursuant to this Financial Exhibit shall be made in accordance with (i) the applicable definitions and terms set forth in this Financial Exhibit and in the Agreement in a manner consistent with the methodologies used for the U.S. Commercialization Budget as established by the JFC (first priority), (ii) the specific accounting policies as may be established by the JFC (second priority) and (iii) GAAP (third priority).  All undefined terms shall be construed in accordance with GAAP, but only to the extent consistent with the other express terms and definitions in this Financial Exhibit, the Profit Share Product Exhibit and the Agreement and specific accounting policies established by the JFC.

For the avoidance of doubt, income and withholding taxes imposed on either of the Parties or their Affiliates under the Agreement will not be included in the calculation of U.S. Pre-Tax Profits and Losses.

(4)	Reconciliations

The JFC will coordinate to resolve any differences in or disputes regarding the calculation of U.S. Pre-Tax Profits and Losses, or any component thereof.  If the JFC is unable to resolve any such difference or dispute, the matter shall be subject to resolution pursuant to Section 2.6 of this Exhibit.

Exhibit 6.4 - 168

EXHIBIT 11.8.1

Existing Agreements

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

EXHIBIT 12.9.1

Press Release

Fate Therapeutics Announces Worldwide Collaboration with Janssen for Novel iPSC-derived Cell-based Cancer Immunotherapies

ꟷ Collaboration leverages Company’s iPSC product platform and Janssen’s proprietary tumor-targeting antigen binders to create novel CAR NK and CAR T-Cell product candidates ꟷ

ꟷ Fate to receive $50 million upfront payment and $50 million equity investment, plus full funding for the research and development of collaboration candidates through IND filing ꟷ

ꟷ Collaboration candidates to be developed against up to four tumor-associated antigens for hematologic malignancies and solid tumors ꟷ

ꟷ Fate eligible to receive payments of up to $1.8 billion in development and regulatory milestones and up to $1.2 billion in commercial milestone payments, plus double-digit royalties ꟷ

San Diego, CA – April 2, 2020 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, announced today a global collaboration and option agreement with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson.

Under the multi-year collaboration agreement, Janssen will contribute proprietary antigen binding domains for up to four tumor-associated antigen targets. The Company will apply its iPSC product platform to research and preclinically develop new iPSC-derived chimeric antigen receptor (CAR) NK and CAR T-cell product candidates. The Company will receive $50 million in cash and $50 million from the purchase by Johnson & Johnson Innovation – JJDC, Inc. of newly issued shares of the Company’s common stock at a price per share of $31.00. Janssen will also reimburse the Company for all activities conducted under the collaboration.

“We are delighted to enter this strategic collaboration, which brings together Janssen’s scientific and global commercialization leadership, deep domain expertise in oncology and proprietary technologies for targeting and binding certain tumors and our industry-leading iPSC product platform to develop novel off-the-shelf CAR NK and T-cell cancer immunotherapies,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “The collaboration strengthens our financial and operating position through a focused effort of developing cell-based cancer immunotherapies utilizing Janssen’s proprietary antigen binding domains, while enabling us to continue to exploit our deep pipeline of wholly-owned product candidates and further develop our off-the-shelf, iPSC-derived cell-based immunotherapies.”

The Company will advance candidates under the collaboration to the filing of an Investigational New Drug (IND) application, after which Janssen will have the right to exercise its option for an exclusive license for the development and commercialization of collaboration candidates targeting the tumor-associated antigens. The Company will be primarily responsible for the manufacture of collaboration candidates, the cost of which will be paid for by Janssen. The Company is eligible to receive payments of up to $1.8 billion upon the achievement of development and regulatory milestones and up to $1.2 billion upon the achievement of commercial milestones, plus double-digit royalties on worldwide commercial sales of products targeting the antigens. In addition, the Company has the right to elect to co-commercialize each collaboration candidate in the U.S. and share equally in profits and losses in the U.S., subject to its payment of certain clinical development costs and adjustments in milestone and royalty payments.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with cycles of other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 250 issued patents and 150 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the expected benefits of the Company's collaboration with Janssen, the Company's expectations regarding future potential milestone and royalty payments under the collaboration, the objectives, plans and goals of the collaboration, the parties’ rights and obligations under the collaboration, and the safety and therapeutic potential of the Company’s iPSC product platform. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company may not comply with its obligations under and otherwise maintain its collaboration agreement with Janssen on the agreed upon terms, the risk that the Company may cease or delay planned development and clinical trials of any of its product candidates for a variety of reasons (including any delay in the Company’s ability to conduct and complete preclinical studies and to enroll patients in current and planned clinical trials, requirements that may be imposed by regulatory authorities on the conduct of clinical trials or to support regulatory approval, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, or the occurrence of any adverse events or other negative results that may be observed during development), the risk that Janssen or the Company may terminate the collaboration agreement for a variety of reasons, the risk that results observed in preclinical studies of its product candidates may not be replicated in ongoing or future clinical trials or studies, and the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com

EXHIBIT 13.2.1

Fate Research Patents

[***].

[***]	[***]	[***]
[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]
[***]	[***]

[***].

SCHEDULE 5.3

Fate Confidential Methods

[***]

[***]

•	[***]
•	[***]
•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]
•	[***]

[***]

[***]

[***]

•	[***]

[***]

[***]

•	[***]

[***]

[***]

[***]

•	[***]
•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
•	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]

[***]

[***]

•	[***]
•	[***]

SCHEDULE 5.3.7

Janssen Confidential Methods

[***]

[***]

•	[***]
•	[***]
•	[***]
•	[***]

[***]

[***]

•	[***]
•	[***]

[***]

•	[***]

SCHEDULE 10.6.2

Fate Licensor Patents

[

[***]	[***]	[***]
[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]

[***]

SCHEDULE 13.2.11

Exclusions

•	[***]
•	[***]
•	[***]